    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2000

                                                      REGISTRATION NO. 333-44470
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                                ----------------

                                 AEROGEN, INC.

             (Exact name of registrant as specified in its charter)

               DELAWARE                                 3845                                33-0488580
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)          Classification Code Number)               Identification Number)

                               1310 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 543-2400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JANE E. SHAW, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 AEROGEN, INC.
                               1310 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 543-2400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                  ROBERT J. BRIGHAM, ESQ.                                      JAMES R. TANENBAUM, ESQ.
                   KEITH D. PISANI, ESQ.                                         ANNA T. PINEDO, ESQ.
                     Cooley Godward LLP                                     Stroock & Stroock & Lavan LLP
                   Five Palo Alto Square                                           180 Maiden Lane
                    3000 El Camino Real                                        New York, NY 10038-4982
                Palo Alto, California 94306                                     Phone: (212) 806-5400
                   Phone: (650) 843-5000                                      Facsimile: (212) 806-6006
                 Facsimile: (650) 849-7400

                  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 2000


                                                   FILED PURSUANT TO RULE 424(A)


PROSPECTUS

                                3,600,000 SHARES

                                 [AEROGEN LOGO]

                                  COMMON STOCK

    This is an initial public offering of common stock by AeroGen, Inc. AeroGen is selling 3,600,000 shares of common stock. The estimated initial public offering price is between $13.00 and $15.00 per share.

                                 --------------

    Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol AEGN.

                                 --------------

                                                                   PER SHARE             TOTAL
                                                                   ---------          -----------
Initial public offering price.............................         $                  $
Underwriting discounts and commissions....................         $                  $
Proceeds to AeroGen before expenses.......................         $                  $


    AeroGen has granted the underwriters an option for a period of 30 days to purchase up to 540,000 additional shares of common stock.


                                 --------------

           INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 -------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q
                               CIBC WORLD MARKETS
                                                                        SG COWEN

         , 2000

                               INSIDE FRONT COVER

Creating Innovative Drug Delivery Products (header, left)

    -  AeroGen Logo image (upper right)

    -  Aerosol generator image (center)


    -  Respiratory Products For Marketing by AeroGen (upper left)


    -  Systemic Drug Delivery Products For Partners (center right)

    -  Respiratory Products For Partners (center left)


    -  Aerosol Generator Our Core Technology (lower center)


    - Broad Range of Drug Formulations Solutions or Suspensions of Drugs (bottom center)

                          INSIDE FOLDOUT PANEL 1 AND 2


Products (header, upper left)


    -  Image of man using nebulizer (upper left), annotated with the following:

       -- AeroNeb-TM- Nebulizer--Cleared by FDA for delivery of commercially available nebulizer solutions

    - Image of patient using AeroNeb Inline-TM- Nebulizer (upper center), annotated with the following:


       -- AeroNeb Inline-TM- Nebulizer--In development to deliver commercially available nebulizer solutions and humidification



    - Image of man and girl using AeroDose Inhalers (upper right), annotated with the following:


       -- AeroDose-TM- Inhalers--In development--Respiratory products, Bronchodilators, Anti-infective, Anti-inflammatory--Systemic drug delivery products--Insulin

Platforms (header, middle left)

    - Schematic drawing of nebulizer (middle left), annotated with the following:

       --  Our Home Nebulizer--Quiet, small, lightweight, portable

    - Schematic drawing of ventilator nebulizer (middle center), annotated with the following:

       --  Our Ventilator Nebulizer--Efficient drug delivery


    - Schematic drawing of inhaler (middle right), annotated with the following:


       -- Our Inhaler--Breath activated, small, lightweight, hand-held, efficient

Core Technology (header, lower left)

    -  Image of Aerosol Generator (lower middle)--Aerosol Generator

AeroGen logo (lower left)

                               INSIDE BACK COVER

Efficiency of AeroDose-TM- Inhaler in Depositing Albuterol in the Lungs (header, left)

Imaging Study was sponsored and funded by AeroGen and limited to six persons using radiolabeled albuterol (subhead, left)

    -  Image of Throat, Lungs, Stomach (upper right)--Throat, Lungs, Stomach

    -  AeroDose-TM- (middle, right), annotated with the following:

       --  Average Lung Deposition 70%

    -  Metered Dose Inhaler (middle, left), annotated with the following:

       --  Average Lung Deposition 18%

    -  Image of Throat, Lungs, Stomach (lower left)--Throat, Lungs, Stomach

    -  AeroGen logo (lower right)

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Risk Factors................................................      5

Forward-Looking Statements..................................     14

Use of Proceeds.............................................     14

Dividend Policy.............................................     14

Capitalization..............................................     15

Dilution....................................................     16

Selected Consolidated Financial Data........................     17

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     19

Business....................................................     24

Management..................................................     44

Principal Stockholders......................................     56

Related Party Transactions..................................     59

Description of Capital Stock................................     61

Shares Eligible for Future Sale.............................     64

Underwriting................................................     66

Legal Matters...............................................     69

Experts.....................................................     69

Where You Can Find More Information.........................     69

Index to Consolidated Financial Statements..................    F-1


    "AeroGen," "AeroDose," "AeroNeb," "AeroNeb InLine" and the AeroGen logo are our trademarks. "TOBI" is a registered trademark of PathoGenesis Corporation. This prospectus also includes references to registered service marks and trademarks of other companies.

                               PROSPECTUS SUMMARY


    THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" BEGINNING ON PAGE 5 AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES BEGINNING ON PAGE F-1, BEFORE MAKING AN INVESTMENT DECISION. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED, THE CONVERSION OF ALL OF OUR PREFERRED STOCK INTO COMMON STOCK UPON COMPLETION OF THIS OFFERING AND A THREE-FOR-ONE REVERSE STOCK SPLIT OF OUR COMMON STOCK.


                                  OUR BUSINESS


    AeroGen specializes in the development, manufacture and commercialization of products for the controlled delivery of drugs to the lungs, which is called pulmonary drug delivery. Drugs can be delivered via a fine mist, or aerosol, to the lungs to treat breathing-related, or respiratory, conditions such as asthma, and through the lungs to the bloodstream, or systemically, to treat diseases or conditions outside of the lungs such as diabetes. Our core technology consists of a proprietary aerosol generator. When incorporated in our inhaler or nebulizer platforms, our aerosol generator delivers drugs in an aerosol of a predetermined particle size. We believe our drug delivery platforms will allow us to develop products that deliver drugs formulated as liquids in solutions or suspensions, from single-dose, multi-dose or patient-adjustable dosage forms. Products in development provide drug delivery from our hand-held breath-activated inhalers, nebulizers for home use and nebulizers for patients on ventilators. Ventilators are machines, generally used in hospitals, that assist patients in breathing when they are unable to breathe on their own. Our products require regulatory clearance before they can be commercialized, and to date only one of our products, the AeroNeb portable nebulizer, has received regulatory clearance for marketing.



    We intend to create and market a respiratory disease product portfolio. Our initial products will focus on treating three respiratory diseases--asthma, chronic obstructive pulmonary disease and cystic fibrosis--and will improve treatment for patients currently using inhalers or nebulizers and those receiving therapy via ventilators. These products will deliver commercially available respiratory drugs and compounds licensed from third parties. According to IMS HEALTH's Market Segment Report, the U.S. institutional and pharmacy expenditures for inhaled respiratory medications were over $3.0 billion in 1999.



    We also are developing respiratory products in collaboration with partner companies who will commercialize those products. For example, in March 2000, we signed an agreement with PathoGenesis Corporation to develop a small, hand-held AeroDose inhaler to deliver TOBI, an inhaled tobramycin treatment for cystic fibrosis. Under the agreement, PathoGenesis received exclusive worldwide rights to commercialize our AeroDose inhaler for use in combination with TOBI. In September 2000, PathoGenesis was acquired by Chiron Corporation, a leading biopharmaceutical company. Chiron has not advised us of any change in the development plans for the product. However, Pathogenesis has the right to terminate the agreement at any time. This program provided 47.4% of our research and development revenues for the nine months ended September 30, 2000.


    In addition to our respiratory therapy activities, we intend to develop novel pulmonary drug delivery products for systemic drug delivery. These products will be developed in collaboration with pharmaceutical and biotechnology companies. Systemic drug delivery of biotechnology products via the lungs provides significant market opportunities for us. Our first product in development for delivery of drugs through the lungs to the bloodstream is an AeroDose inhaler delivering insulin to treat diabetes. We have completed our first clinical trial for this product and are proceeding with additional trials in the United States and Europe. In May of this year, we entered into an agreement with Becton, Dickinson and Company under which Becton Dickinson will develop and supply a patient-adjustable container for use in our AeroDose insulin product. We plan to partner this product for further development, clinical testing and commercialization. Medical Data International reported that the U.S. market for insulin and insulin delivery systems and supplies was over $1.4 billion in 1998 and is forecasted to be over $2.0 billion in 2002.

    We believe that our products will address many of the limitations presented by traditional and competing new methods of pulmonary drug delivery and will provide the following benefits:

    - OPTIMIZATION AND CUSTOMIZATION OF AEROSOL PARTICLE SIZE. Our aerosol generator delivers a low-velocity aerosol of precisely defined particle size, facilitating delivery of drug to the appropriate part of the respiratory system.

    - EASE OF FORMULATION. Drugs can be stored in liquid or dry powder form and can be aerosolized in solution or suspension.

    - FLEXIBILITY OF DOSING. Our AeroDose inhaler technology can be used to administer drugs as a single dose, as a unit dose from a multi-dose container or as a patient-adjustable dose.

    - BREATH-ACTIVATION. We have developed a breath-activation feature which triggers aerosol formation and is designed to enable patients to obtain consistent dosing over one or more breaths.

    - DOSAGE GUIDANCE. We can incorporate electronic features to provide information to the patient.

    - CONVENIENCE. Our products are designed to be portable, lightweight and easy to use.

                                  OUR STRATEGY

    Our goal is to become the leading provider of aerosol-based pulmonary drug delivery products. Key elements of our strategy include:

    - Incorporating our core technology into adaptable pulmonary drug delivery platforms;

    -  Developing our platforms for multiple product applications;

    - Developing and commercializing respiratory products ourselves and with partners;

    - Partnering with pharmaceutical and biotechnology companies for systemic delivery products; and

    - Out-licensing our aerosol generator technology for use outside of the field of pulmonary drug delivery.

                                 --------------

    We were incorporated in the state of California in November 1991 under the name Fluid Propulsion Technologies, Inc. In April 1997, we changed our name to AeroGen, Inc. In March 1998, we changed our domicile to the state of Delaware. Our principal executive offices are located at 1310 Orleans Drive, Sunnyvale, California 94089, and our telephone number is (408) 543-2400. Our web site is www.aerogen.com. Information on our web site is not part of this prospectus.

                                  THE OFFERING


Common stock we are offering.................  3,600,000 shares

Common stock to be outstanding after this      19,376,702 shares
  offering...................................

Use of proceeds..............................  We intend to use the net proceeds of this offering primarily for research, development
                                               and clinical activities, manufacturing and
                                               commercialization of existing and future
                                               products, capital expenditures and general
                                               corporate purposes.

Proposed Nasdaq National Market symbol.......  AEGN


                                 --------------


    The share amounts above are based on shares outstanding as of September 30, 2000 and exclude:


    - 32,349 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $2.78 per share;


    - 1,250,444 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $2.80 per share;



    - 2,036,712 shares of common stock reserved for future grants under our stock option plans; and


    - 250,000 shares of common stock reserved for issuance under our employee stock purchase plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following table sets forth summary consolidated financial data for the periods indicated. The data has been derived from the consolidated financial statements for the three years ended December 31, 1999 and the nine month periods ended September 30, 1999 and 2000 included elsewhere in this prospectus. It is important that you read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19 and our consolidated financial statements and related notes beginning on page F-1.



                                                                                            NINE MONTHS       CUMULATIVE PERIOD
                                                                                               ENDED            FROM 11/18/91
                                                                YEARS ENDED                SEPTEMBER 30,            (DATE
                                                                DECEMBER 31,                (UNAUDITED)         OF INCEPTION)
                                                       ------------------------------   -------------------    THROUGH 9/30/00
                                                         1997       1998       1999       1999       2000        (UNAUDITED)
                                                       --------   --------   --------   --------   --------   -----------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Research and development revenues..................  $   328    $    85    $   468    $    31    $  5,140       $  6,738
  Operating expenses:
    Research and development.........................    3,961      4,392      7,910      5,388      12,035         31,087
    General and administrative.......................    1,509      1,600      2,076      1,573       2,821          9,399
    Purchased in-process research and development....       --         --         --         --       3,500          3,500
                                                       -------    -------    -------    -------    --------       --------
      Total operating expenses.......................    5,470      5,992      9,986      6,961      18,356         43,986
                                                       -------    -------    -------    -------    --------       --------
  Loss from operations...............................   (5,142)    (5,907)    (9,518)    (6,930)    (13,216)       (37,248)
  Interest income, net...............................       87        345        550        444         508          1,671
                                                       -------    -------    -------    -------    --------       --------
  Net loss...........................................   (5,055)    (5,562)    (8,968)    (6,486)    (12,708)       (35,577)
  Dividend related to beneficial conversion feature
    of preferred stock...............................       --         --         --         --     (16,517)       (16,517)
                                                       -------    -------    -------    -------    --------       --------
  Net loss available to common stockholders..........  $(5,055)   $(5,562)   $(8,968)   $(6,486)   $(29,225)      $(52,094)
                                                       =======    =======    =======    =======    ========       ========
  Net loss per common share, basic and diluted.......  $ (3.40)   $ (3.47)   $ (4.95)   $ (3.68)   $ (13.26)
                                                       =======    =======    =======    =======    ========
  Shares used in computing net loss per common share,
    basic and diluted................................    1,487      1,603      1,811      1,762       2,205
                                                       =======    =======    =======    =======    ========
  Pro forma net loss per common share, basic and
    diluted (unaudited)..............................                        $ (0.81)              $  (0.98)
                                                                             =======               ========
  Shares used in computing pro forma net loss per
    common share, basic and diluted (unaudited)......                         11,099                 12,947
                                                                             =======               ========



    The actual column in the following table presents the actual summary consolidated balance sheet at September 30, 2000.



    The as adjusted consolidated balance sheet data summarized below reflects the sale of 3,600,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, as well as the conversion of all of our preferred stock into common stock upon the closing of this offering.



                                                                SEPTEMBER 30, 2000
                                                                   (UNAUDITED)
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and available-for-sale
    securities..............................................  $ 19,580    $ 65,452
  Total assets..............................................    26,570      72,442
  Long-term obligations, less current portion...............       272         272
  Deficit accumulated during the development stage..........   (35,577)    (35,577)
  Deferred stock-based compensation, net....................    (6,174)     (6,174)
  Total stockholders' equity (deficit)......................   (35,042)     69,371

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE ARE A DEVELOPMENT STAGE COMPANY AND ALMOST ALL OF OUR PRODUCTS ARE IN AN EARLY STAGE OF RESEARCH AND DEVELOPMENT, WHICH MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND PROSPECTS.

    You must evaluate us in light of the uncertainties and complexities present in a development stage company. Almost all of our products are in an early stage of research or development. Before we can begin to sell our products commercially, we will need to invest in substantial additional development and conduct clinical trials. To further develop our products, we will need to address engineering and design issues, including ensuring that our products deliver a consistent and predictable amount of drug to the lung and can be manufactured successfully. We cannot assure you that:

    -  our research and development efforts will be successful;

    -  any of our products will prove safe and effective;

    - we will obtain regulatory clearance or approval to sell any of our products; or

    - any of our products can be manufactured in commercial quantities or at an acceptable cost or marketed successfully.

WE HAVE A HISTORY OF LOSSES, ANTICIPATE FUTURE LOSSES AND MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.


    We have never been profitable. Through September 30, 2000, we have incurred a cumulative deficit of approximately $35.6 million. We expect to continue to incur substantial losses over at least the next several years as we:


    -  expand our research and development efforts;

    -  expand our preclinical and clinical testing activities;

    - expand our manufacturing efforts, including our commercial production capability; and

    -  build our sales and marketing capabilities and launch our products.

    To achieve and sustain profitability, we must, alone or with others, develop, obtain regulatory approval for, manufacture, market and sell products. We cannot assure investors that we will generate sufficient product, royalty or research and development revenue to become profitable or to sustain profitability.

WE MAY NEED ADDITIONAL CAPITAL. IF WE CANNOT SECURE ADDITIONAL FUNDING ON ACCEPTABLE TERMS, WE MAY BE REQUIRED TO SLOW OUR PROGRESS, CURTAIL OUR OPERATIONS OR GIVE UP RIGHTS TO SOME OF OUR TECHNOLOGIES OR PRODUCTS.

    Depending on the timing and nature of our marketing efforts and whether and when we enter into additional collaborations, we may need to raise additional funds to finance our operations. Our cash requirements may increase because of our research and development efforts, including clinical trials, capital expenditures, and the manufacture and marketing of our products. We may need to seek additional funding through collaborations or through public or private equity financings. We cannot assure investors that additional financing will be available on acceptable terms or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs. Arrangements with collaborative partners may require us to relinquish rights to some of our technologies or products.

OUR TECHNOLOGY IS UNPROVEN, SO PRODUCTS USING OUR TECHNOLOGY MAY NOT WORK EFFECTIVELY.

    Our pulmonary drug delivery technology is new and unproven. Most of our products are currently in the research, development or clinical stages. Extensive additional testing will need to be performed to demonstrate that:

    -  drugs may be safely and effectively delivered using our technology;

    - our nebulizers and inhalers are safe across a range of drugs and formulations;

    - our products consistently deliver accurate and predictable amounts of drug over time; and

    -  drug formulations are stable in our products.

    If our products do not prove to be safe and effective, we may be required to abandon some or all of them. If we cannot develop new products, our business will suffer.

IF CLINICAL TRIALS OF OUR PRODUCTS ARE NOT SUCCESSFUL, PRODUCTS USING OUR AERODOSE INHALERS MAY NOT BE COMMERCIALIZED.

    Before either we or our partners can file for regulatory approval for the commercial sale of products using our AeroDose inhalers, the Food and Drug Administration will require extensive clinical trials to demonstrate their safety and efficacy. We are developing other drug and inhaler combinations, each of which will require clinical testing. To date, we have completed limited clinical trials using prototype patient-operated AeroDose inhalers. If we do not successfully complete appropriate clinical trials, we will not be able to commercialize our products.

    The results of initial clinical trials do not necessarily predict the results of more extensive clinical trials. Furthermore, we cannot be certain that clinical trials of our products will demonstrate that they are safe and effective to the extent necessary to obtain regulatory approvals. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND MAY NOT BE ABLE TO MANUFACTURE OUR PRODUCTS IN COMMERCIAL QUANTITIES. WE WILL DEPEND ON KEY SUPPLIERS AND CONTRACT MANUFACTURERS, AND THEIR FAILURE TO SUPPLY US MAY DELAY OR PREVENT COMMERCIALIZATION OF OUR PRODUCTS.

    We are building our own manufacturing capabilities to produce key components of our products. We currently plan to produce our aerosol generators. We plan to use contract manufacturers to produce certain other key components and subassemblies of our products. We may assemble some or all of our products ourselves, or we may use contract manufacturers for the final assembly of some or all of our products. We do not have contracts with any of our key suppliers or contract manufacturers. In addition, most of them currently are our sole source of supply. We may not be able to enter into or maintain satisfactory contracts or arrangements. In addition, manufacturing our products could be delayed by supply problems at our suppliers or contract manufacturers. There can be no assurance that we or our contract manufacturers can successfully manufacture in high volumes in a timely manner, at an acceptable cost or at all. We cannot assure investors that:

    - the design of our products will permit their manufacture on a commercial scale;

    - manufacturing and quality control problems will not arise as we attempt to scale-up production; or

    - any scale-up of production can be achieved in a timely manner or at a commercially reasonable cost.

    Failure to address these issues adequately could delay or prevent clinical testing and commercialization of our products.

IF OUR COLLABORATION WITH PATHOGENESIS IS NOT SUCCESSFUL, THE AERODOSE TOBI PRODUCT WILL NOT BE COMMERCIALIZED.

    The successful development and commercialization of the AeroDose TOBI product depends on our development collaboration with PathoGenesis. PathoGenesis has agreed to:

    -  fund our AeroDose TOBI development activities;

    - design and conduct advanced clinical trials and obtain regulatory approval;

    - purchase the AeroDose TOBI inhaler from us at a defined premium over our manufacturing cost; and

    -  pay us royalties if and when the AeroDose TOBI product is commercialized.


    The development and commercialization of the AeroDose TOBI product will not occur if PathoGenesis fails to conduct these activities. PathoGenesis may terminate the agreement at any time. We cannot assure investors that we will receive further development funding, that PathoGenesis will commercialize the product, or that we will receive any manufacturing or royalty payments. If PathoGenesis terminates the agreement, our business will be impaired. In September 2000, PathoGenesis was acquired by Chiron Corporation, a biopharmaceutical company. Chiron has not advised us of any change in the development plans for the product; however, there is no assurance that Chiron will elect to continue this collaboration. The development and commercialization schedule for the product is in the control of Pathogenesis, and even if Chiron continues the program, the speed at which the program will proceed, the timing of regulatory approval if the development program is completed, and the timing of the launch of the product are all uncertain and are not within our control.


OUR INSULIN PRODUCT CURRENTLY IS OUR ONLY PRODUCT IN DEVELOPMENT FOR SYSTEMIC DELIVERY, AND THERE ARE MANY UNCERTAINTIES WHICH COULD CAUSE THE PRODUCT TO BE DELAYED OR NOT TO REACH THE MARKET AT ALL.


    Our insulin product faces many uncertainties. We have only completed one Phase I clinical trial, an initial study in 13 normal volunteers. Normal volunteers, who generally are the subjects in early studies, are people who do not have the disease for which the product is being studied. Early studies generally focus on the safety of a product rather than its effectiveness in treating the disease. We cannot be sure that the results of additional clinical trials will prove the safety and effectiveness of our product. Ensuring a steady supply of insulin from a qualified supplier is critical to the success of the product. We do not have a contract for the supply of insulin, and there are only a limited number of suppliers of commercial quantities of insulin. If our agreement with Becton Dickinson terminates or if Becton Dickinson's efforts to develop a patient-adjustable container are unsuccessful, we will need to develop or obtain a different patient-adjustable container to use with our insulin product, and clinical trials and regulatory approval would be delayed. In addition, we have not yet identified a marketing partner to fund the additional development and clinical trials necessary to obtain regulatory approval and to commercialize the product. We cannot assure you that we will be able to enter into a satisfactory agreement with a marketing partner.


WE MAY NOT BE ABLE TO DEVELOP CERTAIN PRODUCTS IF WE DO NOT ENTER INTO ADDITIONAL COLLABORATIVE RELATIONSHIPS OR GAIN ACCESS TO COMPOUNDS FROM THIRD PARTIES.

    Our strategy depends partially on our ability to enter into collaborative relationships with additional partners to conduct the clinical trials, manufacturing, marketing and sales activities necessary to commercialize products. To develop products to be marketed by us, we will need to purchase or license, possibly reformulate and package drugs for use with our AeroDose inhalers and nebulizers. We cannot assure you that we will be able to establish these kinds of arrangements on favorable terms or at all, or that our existing or future collaborative arrangements will be successful.

IF OUR PRODUCTS DO NOT GAIN COMMERCIAL ACCEPTANCE, WE WILL NOT GENERATE SIGNIFICANT REVENUE.

    Our success in commercializing our products depends on many factors, including acceptance by healthcare professionals and patients. Their acceptance of our products will depend largely on our ability to demonstrate that our products can compete with alternative delivery systems with respect to:

    -  safety;

    -  efficacy;

    -  the benefits associated with pulmonary delivery;

    -  ease of use; and

    -  price.

    We cannot assure investors that our products will compete effectively or that we or our partners will be able to successfully market any products in a timely manner.

IF WE ARE UNABLE TO DEVELOP A SUCCESSFUL SALES AND MARKETING PROGRAM, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS.

    We currently have a very limited sales and marketing staff, and many of our competitors have substantial sales and marketing programs. Our success in commercializing our respiratory products in the United States will depend on our ability to develop a successful sales and marketing program. Successful worldwide commercialization will depend upon finding strong marketing partners for our products in other countries.

OUR CORPORATE PARTNERS MAY NOT COMMERCIALIZE OUR PRODUCTS OR MAY DEVELOP PRODUCTS THAT COMPETE AGAINST OUR PRODUCTS.

    We will depend on our corporate partners to commercialize products developed in collaboration with us. If any of our existing or future corporate partners do not complete the development of or commercialize products to which they have obtained rights from us, our business could be impaired. In the drug delivery area, it is common for corporate partners to conduct feasibility studies with multiple partners. There can be no assurance that our existing or future corporate partners will choose our technology over their own technology or that of our competitors.

IF WE ARE UNABLE TO ATTRACT AND RETAIN THE HIGHLY SKILLED PERSONNEL NECESSARY FOR OUR BUSINESS, WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS SUCCESSFULLY.

    Because of the specialized nature of our business, we depend upon qualified scientific, engineering, technical and managerial personnel. In particular, our business and prospects depend upon the continued employment of Dr. Jane E. Shaw, our Chairman and Chief Executive Officer. We do not have an employment agreement with Dr. Shaw. There is intense competition for qualified personnel in our business, especially for engineering personnel. In addition, our location in northern California makes recruiting qualified personnel from outside the San Francisco Bay area more difficult, due to the very high cost of housing, the rapid expansion of businesses demanding skilled workers and the low unemployment rates. Therefore, we may not be able to attract and retain the qualified personnel necessary to grow our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical, engineering and managerial personnel in a timely manner, would harm our research and development programs and our business.

OUR ABILITY TO MARKET AND SELL OUR PRODUCTS DEPENDS UPON RECEIVING REGULATORY APPROVALS, WHICH WE MAY NOT OBTAIN.

    Our products are subject to extensive regulation in the United States by the Food and Drug Administration, and state and local government agencies, and abroad by international regulatory authorities. These agencies regulate the development, testing, manufacture, labeling, storage, approval, advertising, promotion, sale and distribution of medical devices, drugs and biologics. If we or our partners fail to obtain regulatory clearances to market our products, our business will be harmed and we, or our collaborative partners, will not be able to market and sell our products. Even if granted, regulatory approvals may include significant limitations on the uses for which products may be marketed. Once obtained, required approvals may be withdrawn, or we may not remain in compliance with regulatory requirements. The process for obtaining necessary regulatory approvals for drugs and biologics is generally lengthy, expensive and uncertain. Obtaining and maintaining foreign regulatory approvals is expensive, and we cannot be certain that we will receive approvals in any foreign country in which we or our partners plan to market our products. If we or our partners fail to obtain regulatory approval in the United States or in any foreign country in which we plan to market our products, our revenues will be lower.

    The regulatory approval process for many of our products is unclear because our products may be classified as medical devices, drugs or biologics. As a result, we may experience greater regulatory uncertainty and longer approval timelines.

IF OUR MANUFACTURING FACILITIES DO NOT MEET FEDERAL, STATE OR INTERNATIONAL MANUFACTURING STANDARDS, WE MAY NOT BE ABLE TO SELL OUR PRODUCTS IN THE UNITED STATES OR INTERNATIONALLY.


    Our manufacturing facilities are subject to periodic inspection by regulatory authorities and our operations will continue to be regulated by the Food and Drug Administration for compliance with current Good Manufacturing Practices. We also are required to comply with ISO 9000 series standards in order to produce products for sale in the European Union. ISO, the International Organization for Standardization, is a worldwide federation of national standards bodies. ISO has developed the ISO 9000 family of standards to assist companies in implementing and operating quality management systems. ISO 9001 provides the requirements for a quality management system that a company must meet in order for its products to satisfy applicable regulatory requirements. We only recently received ISO 9001 certification for our California facility. Maintaining such certification is difficult and costly. If we fail to comply with Good Manufacturing Practices requirements, ISO 9000 series or other international regulatory requirements, we may be required to cease all or part of our operations until we comply with these regulations. We cannot be certain that our facilities will be found to comply on an ongoing basis with Good Manufacturing Practices, ISO 9000 series or other international regulatory requirements.


    The state of California requires that we maintain a license to manufacture medical devices, and our facilities and manufacturing processes may be inspected from time to time to monitor compliance with the applicable regulations. We will be subject to licensing requirements and periodic inspections by the California Department of Health Services, the county of Santa Clara and various environmental agencies. If we are unable to maintain a license following any future inspections, we will be unable to manufacture or ship any products.

    Currently, we lease our California facility under a lease expiring at the end of 2001. We intend to use this facility to manufacture our products, which requires us to qualify the facility with the Food and Drug Administration. If we are unable to renew our lease on terms satisfactory to us, we may be required to move to a new facility and dedicate substantial resources to building and qualifying new manufacturing operations.

OUR PRODUCTS MAY NOT BE COMMERCIALLY VIABLE IF GOVERNMENT HEALTH ADMINISTRATION AUTHORITIES, PRIVATE HEALTH INSURERS AND OTHER THIRD-PARTY PAYORS DO NOT PROVIDE ADEQUATE REIMBURSEMENT FOR THE COST OF OUR PRODUCTS.

    In both domestic and foreign markets, sales of our potential products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors often challenge the price and cost-effectiveness of medical products and services. There is significant uncertainty about the reimbursement status of newly approved healthcare products. We cannot assure investors that any of our products will be reimbursed by third-party payors. In addition, we cannot assure investors that our products will be considered cost-effective or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize a profit. Legislation and regulations affecting the pricing of health care products may change before our products are approved for marketing, and any such changes could further limit reimbursement.

OUR COMPETITORS MAY BE MORE SUCCESSFUL IN DEVELOPING COMPETING TECHNOLOGIES AND GAINING MARKET ACCEPTANCE.

    We compete with pharmaceutical, biotechnology and drug delivery companies, research organizations, individual scientists and nonprofit organizations engaged in the development and commercialization of drug delivery systems and new drug research and testing. We are aware of a number of companies currently seeking to develop pulmonary delivery devices and other non-invasive alternatives to injectable drug delivery, including oral delivery systems, intranasal delivery systems, transdermal systems and infusion systems. Many of these companies and entities have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than we do. Accordingly, our competitors may succeed in developing competing technologies and products, obtaining regulatory approval for products or gaining market acceptance more rapidly than we can. If competitors bring effective products to market before we do, there is a risk that we may not be able to gain significant market share because our competitors may have firmly established their products in the market. It is also possible that a competitor may develop a technology or product that renders our technology or products obsolete.

WE MAY BE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY AND IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY.

    Our ability to compete effectively depends in part on developing and maintaining the proprietary aspects of our aerosolization technology. We cannot assure you that the patents we have obtained, or any patents we may obtain as a result of our pending U.S. or international patent applications, will provide any competitive advantages for our products and, in particular, our vibratory aerosolization technology, which is technology that aerosolizes liquids by vibrating a metal plate that contains holes. We also cannot assure you that those patents will not be successfully challenged, invalidated or circumvented in the future. In addition, we cannot assure you that competitors, many of which have substantial resources and have made substantial investments in competing technologies, have not already applied for or obtained, or will not seek to apply for and obtain, patents that will prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in international markets. Patent applications are maintained in secrecy for a period after filing. We may not be aware of all of the patents and patent applications potentially adverse to our interests.

    A number of pharmaceutical, medical device and other companies, as well as universities and research institutions, have filed patent applications or have issued patents relating to methods and apparatuses for aerosolization and pulmonary drug delivery. We have become aware of, and may become aware of in the future, patent applications and issued patents that relate to certain aspects of the technology employed in our products, including certain aspects of vibratory aerosolization technology. Our pending patent applications, and those we may file in the future, may not result in patents being issued. We do not believe that our products currently infringe any valid and enforceable claims of the issued patents that we have reviewed. However, if third-party patents or patent applications contain claims infringed by our technology and such claims are ultimately determined to be valid, we may not be able to obtain licenses to those patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. Our inability to do either would have a material adverse effect on our business, financial condition, results of operations and prospects. We cannot assure you that we will not have to defend ourselves in court against allegations of infringement of third-party patents, or that such defense would be successful.

    In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. We require our employees and key consultants to execute confidentiality agreements upon the commencement of employment or a consulting relationship with us. We cannot assure you that employees or consultants will not breach these agreements, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or be independently developed by competitors.

WE MAY BECOME SUBJECT TO PATENT LITIGATION, WHICH WOULD BE COSTLY TO DEFEND AND COULD INVALIDATE OUR PATENTS.

    The pharmaceutical and medical device industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in these industries have used intellectual property litigation to gain a competitive advantage. We cannot assure you that we will not become subject to patent infringement claims or litigation or interference proceedings declared by the U.S. Patent and Trademark Office, the USPTO, to determine the priority of inventions. In 1999 we settled a patent interference with U.S. Patent No. 5,261,601, assigned to Bespak plc. The settlement provided for a cross-license between us and Bespak, as a result of which Bespak has a license to certain of our technology, including the right to sublicense. The scope of the granted license was limited to products employing technology which was disclosed by Bespak in U.S. Patent No. 5,261,601.

    Our patent position involves complex legal and factual questions and is generally uncertain. Legal standards relating to the validity and scope of patent claims in the biotechnology and pharmaceutical field are evolving. Defending and prosecuting intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are costly and time-consuming. Further litigation may be necessary to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will be costly and will result in significant diversion of effort by technical and management personnel. An adverse determination in any of the litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, require us to license disputed rights from third parties or require us to cease using such technology, which would have a material adverse effect on our business, financial condition, results of operations and future growth prospects. Patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, and could include ongoing royalties. We cannot assure you that we can obtain the necessary licenses on satisfactory terms, if at all.

IF WE WERE SUCCESSFULLY SUED FOR PRODUCT LIABILITY, WE COULD FACE SUBSTANTIAL LIABILITIES THAT EXCEED OUR RESOURCES.

    Researching, developing and commercializing medical devices and pharmaceutical products entails significant product liability risks. The use of our products in clinical trials and the commercial sale of our products may expose us to liability claims. These claims might be made directly by consumers or by our partner companies or others selling such products. Companies often address the exposure of this risk by obtaining product liability insurance. Although we currently have product liability insurance, we cannot assure investors that we can maintain such insurance or obtain additional insurance on acceptable terms in amounts sufficient to protect our business or at all. A successful claim brought against us in excess of our insurance coverage would have a material adverse effect on our business.

WE USE HAZARDOUS AND TOXIC MATERIALS AND MUST COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, WHICH CAN BE EXPENSIVE AND RESTRICT HOW WE DO BUSINESS.

    Our operations involve use of hazardous and toxic materials and generate hazardous, toxic and other wastes. In particular, we use a special metal alloy to build our aerosol generators that is regulated as a hazardous material. The risk of accidental contamination or injury from hazardous and toxic materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and this liability could exceed our resources. Our operations could be shut down by government officials if we were not in compliance with environmental laws.

WE WILL NEED TO INTEGRATE EFFECTIVELY THE ACTIVITIES OF OUR NEW IRISH SUBSIDIARY WITH OUR CALIFORNIA ACTIVITIES IN ORDER TO OPERATE OUR COMPANY EFFICIENTLY.


    In May 2000, we acquired Cerus Limited, an Irish company with approximately ten employees. Cerus was renamed AeroGen (Ireland) Limited and has primary responsibility for developing and obtaining regulatory approval for our AeroNeb InLine nebulizer. If the California and Irish locations of our businesses do not integrate quickly and efficiently, the development and commercialization of our products could be delayed. Currency fluctuations involving our Irish operations may cause foreign currency translation gains and losses. We cannot predict the effect of such exchange rate fluctuations on our combined operations.


                         RISKS RELATED TO THIS OFFERING

OUR MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING AND MAY SPEND THE PROCEEDS IN WAYS WITH WHICH YOU MAY NOT AGREE.

    Our management will have broad discretion over the use of proceeds from this offering. We currently intend to use the proceeds of this offering for increased research, development and clinical activities, manufacturing and commercialization of existing and future products, capital expenditures and general corporate purposes. Our management may allocate the net proceeds among these purposes as it determines necessary. In addition, market factors may require our management to allocate all or portions of the net proceeds for other purposes. Management may not use the proceeds in a manner in which you agree. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from this offering.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING.


    The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in net tangible book value per share of our common stock. The dilution will be $10.52 per share in the net tangible book value of the common stock from the initial public offering price (or $10.26 per share if the underwriters' option to purchase additional shares is exercised in full). In addition, investors will incur additional dilution upon the exercise of outstanding stock options and warrants.


OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

    The market prices for securities of many companies in the life sciences industry have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. As a result, you may be unable to sell your shares of common stock at or above the offering price. Prices for our common stock may be influenced by many factors, including:

    -  market conditions relating to the life sciences industry;

    -  investor perception of our company;

    -  securities analysts' recommendations;

    -  delays in the development or regulatory approval of our products;

    - announcements of technological innovations or new commercial products by us, our partners or competitors;

    - failure to establish new collaborative relationships or termination of existing collaborative relationships;

    - developments or disputes concerning patent or intellectual property rights;

    - regulatory and pricing developments in both the United States and foreign countries;

    -  public concern as to the safety of drugs and drug delivery technologies;

    -  period-to-period fluctuations in financial results; or

    -  economic and other external factors.

THE SUBSTANTIAL NUMBER OF OUR SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DECLINE.


    Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities laws and under agreements into which substantially all of our stockholders have entered with the underwriters or with us. Those lock-up agreements restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Chase Securities Inc. However, Chase Securities Inc. may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements.


WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions also may discourage bids at a premium over the market price of our common stock and may adversely affect both the market price of our common stock and the voting rights of our stockholders.


CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND ENTITIES AFFILIATED WITH OUR DIRECTORS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.



    Upon completion of this offering, our executive officers, directors and entities affiliated with our directors will beneficially own, in the aggregate, approximately 29.7% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of AeroGen and will make some transactions difficult or impossible without the support of these stockholders.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates," and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" beginning on page 5 and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of 3,600,000 shares of our common stock will be approximately $45.9 million, approximately
$52.9 million if the underwriters' over-allotment option is exercised in full, at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses.

    Of the net proceeds that we will receive from the offering, we expect to use approximately:

    -  $20.0 million for research, development and clinical activities;

    - $10.0 million for manufacturing and commercialization of existing and future products; and

    -  $7.0 million for capital expenditures.

We intend to use the remainder of the net proceeds for general corporate purposes. The amounts and timing of these expenditures may vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We also may use a portion of the net proceeds to acquire additional businesses, products and technologies, to lease or build additional facilities, or to establish joint ventures or other collaborative arrangements that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture.

    We will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds of this offering in short-term, interest-bearing investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return. Based upon our current plans, we believe that our available cash, cash equivalents and available-for-sale securities, together with the estimated net proceeds of this offering, will be sufficient to meet our capital requirements for at least the next 24 months.

                                DIVIDEND POLICY

    We have never paid or declared any cash dividends. We currently expect to retain earnings to support our operations and expand our business, and therefore we do not anticipate paying any cash dividends for the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of September 30, 2000:



    - on an actual basis derived from our unaudited consolidated financial statements;



    - on an as adjusted basis to reflect our receipt of the net proceeds from the sale of 3,600,000 shares of common stock in this public offering at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses and the automatic conversion of all of our preferred stock into an aggregate of 13,003,514 shares of common stock, which will occur upon the closing of the offering.



                                                                   SEPTEMBER 30, 2000
                                                              ----------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------   --------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                        AMOUNTS)
Cash, cash equivalents and available-for-sale securities....   $ 19,580        $ 65,452
                                                               ========        ========
Long-term obligations, less current portion.................        272             272
                                                               --------        --------
    Convertible preferred stock, $0.001 par value,
      39,140,653 shares authorized, 39,010,653 shares issued
      and outstanding, actual; 5,000,000 shares authorized,
      and none issued pro forma.............................     58,541              --
    Stockholders' equity (deficit):
    Common stock, $0.001 par value; 62,000,000 shares
      authorized; 2,773,188 shares issued and outstanding,
      actual; 95,000,000 shares authorized and 19,376,702
      shares issued and outstanding, pro forma..............          3              19
    Additional paid-in capital..............................      7,379         111,776
    Notes receivable from stockholders......................       (683)           (683)
    Deferred stock-based compensation, net..................     (6,174)         (6,174)
    Accumulated other comprehensive income..................         10              10
    Deficit accumulated during the development stage........    (35,577)        (35,577)
                                                               --------        --------
        Total stockholders' equity (deficit)................    (35,042)         69,371
                                                               --------        --------
          Total capitalization..............................   $ 23,771        $ 69,643
                                                               ========        ========



    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 2000, and excludes:


    - 32,349 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $2.78 per share;


    - 1,250,444 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $2.80 per share;



    - 2,036,712 shares available for issuance or future grant under our stock option plans; and


    - 250,000 shares available for issuance under our employee stock purchase plan.

    The above information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19 and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                    DILUTION


    Our pro forma net tangible book value was approximately $21.6 million, or $1.37 per share, as of September 30, 2000. Pro forma net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding assuming the conversion of all shares of convertible stock outstanding as of September 30, 2000.



    Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers for shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of 3,600,000 shares in this offering and after deducting underwriting discounts and commissions and estimated offering expenses. This represents an immediate increase in pro forma net tangible book value of $2.11 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $10.52 per share to new investors. The following table illustrates this dilution:



Assumed initial public offering price per share.............             $ 14.00
    Pro forma net tangible book value per share at
      September 30, 2000....................................     1.37
    Increase per share attributable to new investors........     2.11
                                                              -------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................                3.48
                                                                         -------
Dilution per share to new investors.........................             $ 10.52
                                                                         =======



    If the underwriters' over-allotment option were exercised in full, the pro forma as adjusted net tangible book value per share after this offering would be $3.74 per share, the increase in net tangible book value per share to existing stockholders would be $2.37 per share and the dilution in net tangible book value to new investors would be $10.26 per share.



    The following table summarizes, on a pro forma basis, as of September 30, 2000, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed initial public offering price of $14.00 per share. We have not deducted the underwriting discounts and commissions and estimated offering expenses in our calculations.



                                   SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                                 ---------------------   -----------------------   PRICE PER
                                   NUMBER     PERCENT       AMOUNT      PERCENT      SHARE
                                 ----------   --------   ------------   --------   ---------
Existing stockholders..........  15,776,702      81.4%   $ 54,727,200      52.1%    $ 3.47
New investors..................   3,600,000      18.6      50,400,000      47.9     $14.00
                                 ----------    ------    ------------    ------
        Total..................  19,376,702     100.0%   $105,127,200     100.0%
                                 ==========    ======    ============    ======



    The discussion and tables do not assume the exercise of any stock options or warrants. As of September 30, 2000, there were 1,250,444 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.80 per share and 32,349 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $2.78 per share. The exercise of outstanding options and warrants having an exercise price less than the initial public offering price would increase the dilutive effect to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes beginning on page F-1 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19. The consolidated statements of operations data for the years ended December 31, 1997, 1998, and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The consolidated statements of operations data for the nine month periods ended September 30, 1999 and 2000 and our balance sheet data as of September 30, 2000 are derived from our consolidated unaudited financial statements included elsewhere in this prospectus.


    Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all the outstanding shares of preferred stock into an equal number of shares of common stock, as if the shares had been converted immediately upon their issuance.


                                                                                            NINE MONTHS
                                                                                               ENDED           CUMULATIVE PERIOD
                                                                                           SEPTEMBER 30,      FROM 11/18/91 (DATE
                                               YEARS ENDED DECEMBER 31,                     (UNAUDITED)          OF INCEPTION)
                                 ----------------------------------------------------   -------------------     THROUGH 9/30/00
                                   1995       1996       1997       1998       1999       1999       2000         (UNAUDITED)
                                 --------   --------   --------   --------   --------   --------   --------   -------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
    Research and development
      revenues.................  $   281    $   149    $   328    $    85    $   468    $     31   $  5,140        $  6,738
    Operating expenses:
        Research and
          development..........      716      1,725      3,961      4,392      7,910       5,388     12,035          31,087
        General and
          administrative.......      376        706      1,509      1,600      2,076       1,573      2,821           9,399
        Purchased in-process
          research and
          development..........       --         --         --         --         --          --      3,500           3,500
                                 -------    -------    -------    -------    -------    --------   --------        --------
            Total operating
              expenses.........    1,092      2,431      5,470      5,992      9,986       6,961     18,356          43,986
                                 -------    -------    -------    -------    -------    --------   --------        --------
        Loss from operations...     (811)    (2,282)    (5,142)    (5,907)    (9,518)     (6,930)   (13,216)        (37,248)
        Interest income, net...       57        108         87        345        550         444        508           1,671
                                 -------    -------    -------    -------    -------    --------   --------        --------
        Net loss...............     (754)    (2,174)    (5,055)    (5,562)    (8,968)     (6,486)   (12,708)        (35,577)
    Dividend related to
      beneficial conversion
      feature of preferred
      stock....................       --         --         --         --         --          --    (16,517)        (16,517)
                                 -------    -------    -------    -------    -------    --------   --------        --------
    Net loss available to
      common stockholders......  $  (754)   $(2,174)   $(5,055)   $(5,562)   $(8,968)   $ (6,486)  $(29,225)       $(52,094)
                                 =======    =======    =======    =======    =======    ========   ========        ========
    Net loss per common share,
      basic and diluted........  $ (0.51)   $ (1.54)   $ (3.40)   $ (3.47)   $ (4.95)   $  (3.68)  $ (13.26)
                                 =======    =======    =======    =======    =======    ========   ========
    Shares used in computing
      net loss per common
      share, basic and
      diluted..................    1,493      1,413      1,487      1,603      1,811       1,762      2,205
                                 =======    =======    =======    =======    =======    ========   ========
    Pro forma net loss per
      common share, basic and
      diluted (unaudited)......                                              $ (0.81)              $  (0.98)
                                                                             =======               ========
    Shares used in computing
      pro forma net loss per
      common share, basic and
      diluted (unaudited)......                                               11,099                 12,947
                                                                             =======               ========

    The following table contains a summary of our consolidated balance sheets on an actual basis at December 31, 1995, 1996, 1997, 1998, 1999 and September 30, 2000.



                                                                DECEMBER 31,
                                            ----------------------------------------------------   SEPTEMBER 30,
                                              1995       1996       1997       1998       1999          2000
                                            --------   --------   --------   --------   --------   --------------
                                                                       (IN THOUSANDS)               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and
    available-for-sale securities.........  $ 3,373    $ 1,433    $  5,904   $ 17,499   $  7,809      $ 19,580
  Working capital.........................    3,210      1,196       5,383     16,825      7,407        19,831
  Total assets............................    3,547      1,726       7,108     18,608      9,674        26,570
  Long-term obligations, less current
    portion...............................      104         66         778        480        100           272
  Convertible preferred stock.............    4,727      5,743      15,819     31,476     31,476        58,541
  Deficit accumulated during the
    development stage.....................   (1,387)    (4,077)    (10,027)   (13,901)   (22,869)      (35,577)
  Total stockholders' deficit.............   (1,452)    (4,344)    (10,285)   (14,140)   (23,014)      (35,042)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes. This discussion may contain forward-looking statements that involve risks and uncertainty. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

    We were incorporated in November 1991. We specialize in the controlled delivery of drugs to the lungs. Our core technology consists of a proprietary aerosol generator. We are using our technology to develop respiratory products for marketing by AeroGen, and we are developing products in collaboration with pharmaceutical and biotechnology companies for both respiratory therapy and for the delivery of drugs through the lungs to the bloodstream.


    We are in the development stage and since inception have devoted substantially all of our efforts to develop products. We have an accumulated deficit of approximately $35.6 million as of September 30, 2000. We expect to incur significant additional operating losses over the next several years and expect cumulative losses to increase primarily due to the expansion of our research and development activities, an increase in the number and size of clinical trials, the costs associated with manufacturing and marketing of our products, and the general expansion of our business activities. To date, we have not had product sales and do not anticipate receiving revenue from product sales in 2000. We anticipate that our quarterly results will fluctuate for the foreseeable future. Therefore, period to period comparisons should not be relied upon as predictive of the results in future periods. Our sources of working capital have been equity financings, research and development revenues, equipment lease financings and interest earned on investments.


    We perform feasibility and initial development work to customize our AeroDose inhalers to deliver specific drugs, and we have been compensated for expenses incurred by us in performing this work in several cases. Once feasibility is demonstrated with respect to a potential product, we seek to enter into an agreement with the corporate partner owning the rights to the compound that will be used in the product. We currently have such an agreement with PathoGenesis to develop an AeroDose inhaler to deliver TOBI, an inhaled tobramycin therapy for the treatment of cystic fibrosis.

    Our collaborative agreement with PathoGenesis provides for reimbursement of research and development expenses incurred under an approved workplan. If the product continues to commercialization, we expect to receive royalties from PathoGenesis. We expect to receive similar payments from other partners for the development of products under other collaborations and royalties based on partner sales of products. We also expect to receive revenue from the manufacturing of these products. We recognize revenues as reimbursable research and development expenses are incurred.


    In May 2000, we acquired all the voting stock of Cerus Limited, now AeroGen (Ireland) Limited, for 1,725,000 shares of Series E convertible preferred stock valued at approximately $6.0 million, including transaction costs of approximately $150,000. Cerus was a development stage company developing products under a license from us using our core aerosol generator technology. At the acquisition date, Cerus had research and development projects underway aimed at developing two product lines: inline nebulizers, which we now call the AeroNeb InLine Nebulizer; and a line of drug containers for use in inline nebulizer products.



    The first inline nebulizer product has significant development milestones to achieve before it can be commercialized. The significant milestones include completion of the development of the technology incorporated in the product, completion of the necessary reliability testing, field testing and filing for and obtaining regulatory clearance, scale-up of manufacturing of the aerosol generator by AeroGen and the product manufacturing process by AeroGen Ireland. Other products in this line are at earlier stages of development.


    The drug container project is at a very early stage of development, and the time and cost to completion may be significant.


    The acquisition was accounted for using the purchase method of accounting. The purchase price, which for financial accounting purposes was valued at $6.0 million, was allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition, as determined by management. As a result of this transaction, we recorded expense associated with the purchase of in-process research and development of $3.5 million, net tangible assets of $445,000, and intangible assets (including goodwill) of $2.0 million, the majority of which will be amortized over six years. Financial statements of Cerus are included elsewhere in this prospectus.



    We have incurred stock-based compensation expenses of $487,000 and $54,000 for the nine months ended September 30, 2000 and 1999, and $110,000, $0, $0 for the years ended December 31, 1999, 1998 and 1997, respectively. As of September 30, 2000 there was approximately $6.2 million of deferred compensation which will be amortized to expense on a straight line basis through 2004. We anticipate incurring additional stock-based compensation expense in the future as a result of both additional options or other securities issued to employees and consultants at below deemed fair market value and fluctuations in the market value of our stock which will have a direct impact on the value of these securities held by non-employees.


    We had federal and state net operating loss carryforwards as of December 31, 1999 of approximately $21.8 million and $13.9 million, and $13.3 million and $10.2 million for 1998, respectively. We also had federal and state research and development tax credit carryforwards as of December 31, 1999 and 1998 of approximately $407,000 and $212,000, respectively. The net operating loss and credit carryforwards will expire at various dates through the year 2014, if not utilized. Due to the uncertainty regarding the ultimate utilization of the net operating loss and credit carryforwards, we have not recorded any benefit for losses, and a valuation allowance has been recorded for the entire amount of the net deferred asset. Utilization of net operating losses and credits may be substantially limited due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before they can be used.

RESULTS OF OPERATIONS


COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999



    RESEARCH AND DEVELOPMENT REVENUES. Revenues increased to approximately $5.1 million for the nine months ended September 30, 2000 from $31,000 for the nine months ended September 30, 1999. This revenue increase resulted from development activities performed for PathoGenesis ($2.4 million) and activities for a biotechnology company ($2.7 million). Revenues from other customers were not material for these periods. Research and development revenues can be expected to vary from period to period based on the activities requested by customers in any particular period, and therefore are not predictable. Based on agreements we currently have in place, we expect research and development revenues for the fourth quarter of 2000 to be lower than those for each of the first three quarters of 2000.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $12.0 million for the nine months ended September 30, 2000 from $5.4 million for the nine months ended September 30, 1999, primarily reflecting the increase in research and development activities for customers and, to a lesser extent, expenses associated with our AeroDose insulin product
($2.5 million). The increase is largely attributable to outside professional services ($4.5 million), including design and engineering services, and to internal salary and benefit costs ($1.2 million).

    Research and development expenses represent expenses related to our own research and development projects, as well as the costs related to research and development activities for our customers. Research and development expenses for customer activities approximated our revenues from those customers. Research and development expenses include salaries and benefits for scientific and development personnel, laboratory supplies, consulting services, clinical expenses and the expenses associated with the development of manufacturing processes, including related overhead. We expect research and development spending to increase significantly over the next several years as we increase clinical trials, expand our research and development activities to support our products and those we develop in our collaborations, and initiate commercial manufacturing. The increase in research and development expenditures cannot be predicted reliably, as it depends in part upon our success in continuing existing development collaborations, as well as entering into new partnering agreements.


    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $2.8 million for the nine months ended September 30, 2000 from $1.6 million for the nine months ended September 30, 1999. Most of the increase is associated with increased personnel expenses ($400,000), increased facility rent and related expenses for additional space ($350,000) and professional services ($230,000). We expect general and administrative expenses to increase as we expand our research and development efforts, commercialize our products and operate as a public company.



    PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT. In conjunction with the acquisition of Cerus, we recorded a $3.5 million expense during the second quarter of 2000, which was associated with the purchase of in-process research and development. The purchased research and development represents the value of new technologies that were in various stages of development where no alternative future use was identified. The value of purchased in-process research and development was determined by management utilizing various methods, including the income approach.



    DIVIDEND RELATED TO BENEFICIAL CONVERSION FEATURE OF PREFERRED
STOCK. Dividends relating to beneficial conversion of our preferred stock of $16.5 million were recorded in the nine months ended September 30, 2000. These dividends arose due to the issuance of 961,539 shares of Series E convertible preferred stock in May 2000 for net proceeds of $2.5 million ($202,000 of beneficial conversion) and 7,498,223 shares of Series F convertible preferred stock in July 2000 for net proceeds of $16.3 million ($16.3 million of beneficial conversion).


COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


    RESEARCH AND DEVELOPMENT REVENUES. Research and development revenues were $468,000 in 1999, $85,000 in 1998 and $328,000 in 1997. Revenue increases in
1999 from 1998 resulted primarily from development activities performed for and funded by a biotechnology company ($350,000) and, to a lesser extent, from limited activities performed for other customers. Revenue decreases in 1998 as compared to 1997 resulted from decreased emphasis on obtaining revenues in connection with the performance of feasibility studies as we determined to perform some feasibility studies at no charge to encourage the testing of our inhaler and nebulizer platforms by potential partners. Research and development revenues can be expected to vary from period to period, sometimes significantly, based on the level and timing of activities for customers, and therefore are not predictable.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $7.9 million in 1999, $4.4 million in 1998 and $4.0 million in 1997. Research and development expenses in 1999 increased over 1998 due to approximately equal increases in personnel expenses and other research and development costs such as consulting services, tooling and materials. Research and development expenses in 1998 increased over 1997 due to the expansion of our research and development efforts, including moving to a larger facility in the second half of 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $2.1 million in 1999, $1.6 million in 1998 and $1.5 million in 1997. General and administrative expenses increased in 1999 primarily due to professional services ($300,000) and increased staffing ($250,000).


    INTEREST INCOME. Interest income was $626,000 in 1999, $467,000 in 1998 and $117,000 in 1997. The increase in interest income was primarily due to higher average cash and investment balances, resulting from the completion of private placements of our convertible preferred stock in April and November 1997 and in August 1998.

    INTEREST EXPENSE. Interest expense was $76,000 in 1999, $122,000 in 1998 and there was minimal interest expense in 1997. The increases from 1997 were due to borrowings under an equipment lease financing agreement.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have financed our operations primarily through the private placement of preferred stock and the interest earned on related proceeds. We have received approximately $52.7 million aggregate net proceeds from sales of our preferred stock through September 30, 2000. As of September 30, 2000, we had cash, cash equivalents and available-for-sale securities of approximately $19.6 million.



    From inception through September 30, 2000, expenditures for operating activities and capital acquisitions were approximately $33.9 million. The development of our technology and proposed products will require a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials required to develop and refine our technology and proposed products and to bring any such products to market. Our future capital requirements and operating expenses will depend on many factors including, but not limited to, research and development activities, the timing, cost, extent and results of clinical trials, our success in licensing drugs for use in our products, regulatory approvals, the status of competitive products, manufacturing and marketing costs associated with commercialization of products, costs involved in obtaining and maintaining patents, as well as our ability to enter into collaborative agreements.


    Based upon our current plans, we believe that our cash, cash equivalents and available-for-sale securities, together with the estimated net proceeds of this offering, will be sufficient to meet our capital requirements for at least the next 24 months. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. The factors described above will impact our future capital requirements and the adequacy of our available funds. We may be required to raise additional funds through public or private financings, collaborative relationships or other arrangements. We cannot be certain that such additional funding, if required, will be available on terms attractive to us, or at all. Furthermore, any additional equity financing may be dilutive to existing stockholders and debt financing, if available, may involve restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to certain of our products or technologies, or marketing territories. Our failure to raise capital when needed could have a material adverse effect on our business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


    INTEREST RATE RISK. Our cash equivalents and investments are comprised primarily of short-term, fixed-rate instruments. Accordingly, we are not subject to interest rate risk to any material degree.



    EXCHANGE RATE RISK. Due to our Irish operations, we have market risk exposure to adverse changes in foreign exchange rates. The revenues and expenses of our subsidiary, AeroGen (Ireland) Limited, are denominated in Irish currency. At the end of each quarter, the revenues and expenses of our subsidiary are translated into U.S. dollars using the average currency exchange rate for that quarter, and assets and liabilities are translated into U.S. dollars using the exchange rate in effect at the end of that quarter. Fluctuations in exchange rates therefore impact our financial condition and results of operations, as reported in U.S. dollars. To date, we have not experienced any significant negative impact as a result of fluctuations in foreign currency markets. As a policy, we do not engage in speculative or leveraged transactions, nor do we hold financial instruments for trading purposes.



    We plan to expand our overseas operations. As a result, our operating results may become subject to more significant fluctuations based on changes in exchange rates of foreign currencies in relation to the U.S. dollar. We will periodically analyze our exposure to currency fluctuations and may adjust our policies to allow for financial hedging techniques to minimize our exchange rate risk.


RECENT ACCOUNTING PRONOUNCEMENTS


    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have complied with the guidance in SAB No. 101 for all periods presented.



    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. As amended, SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. We do not currently hold derivative instruments or engage in hedging activities, and we do not believe that the implementation of SFAS
No. 133 will have any significant impact on our financial position or results of operations.



    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of the Accounting Principles Board Opinion No. 25 ("APB No. 25"). This interpretation clarifies the definition of employee for purposes of applying APB No. 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN No. 44 did not have any material impact on our consolidated financial statements.

                                    BUSINESS

                                    OVERVIEW


    AeroGen specializes in the development, manufacture and commercialization of products for the controlled delivery of drugs to the lungs, which is called pulmonary drug delivery. Drugs can be delivered via a fine mist, or aerosol, to the lungs to treat breathing-related, or respiratory, conditions such as asthma, and through the lungs to the bloodstream, or systemically, to treat diseases or conditions located outside of the lungs such as diabetes. Our core technology consists of a proprietary aerosol generator. When incorporated in our nebulizer or inhaler platforms, our aerosol generator delivers drugs in an aerosol of a predetermined particle size. We believe our drug delivery platforms will allow us to develop products that deliver drugs formulated as liquids in solutions or suspensions, from single-dose, multi-dose or patient-adjustable dosage forms. Products in development provide drug delivery from our hand-held breath-activated inhalers, nebulizers for home use and nebulizers for patients on ventilators.


    We believe our technology has the potential to improve therapy by providing a cost-effective, convenient and patient friendly alternative to existing respiratory dosage forms, injections and other forms of drug delivery. Our strategy includes using our core aerosol generator technology to develop respiratory products for marketing by us as well as collaborating with pharmaceutical and biotechnology companies to develop products for improved respiratory therapy and delivery of drugs to the bloodstream. We also out-license our technology for uses outside the field of pulmonary drug delivery.

    The respiratory products currently under development for marketing by us are targeted to treat pediatric asthma, chronic obstructive pulmonary disease, cystic fibrosis and mechanically ventilated patients. These products will deliver available respiratory drugs and compounds licensed from third parties. We also are developing respiratory products in collaboration with partner companies who will market those products. For example, in March 2000, we signed an agreement with PathoGenesis to develop a small, hand-held AeroDose inhaler to deliver TOBI, an inhaled tobramycin treatment for cystic fibrosis patients.

    Our first product in development to deliver a drug through the lungs to the bloodstream is an AeroDose inhaler delivering insulin to treat diabetes. We completed our first clinical trial for the product, and are proceeding with additional trials. In May of this year we entered into an agreement with Becton Dickinson under which Becton Dickinson will develop and supply a patient-adjustable container for use in our AeroDose insulin product.

                              INDUSTRY BACKGROUND

PULMONARY DRUG DELIVERY

    Pulmonary drug delivery is widely used to treat respiratory diseases and is believed to be a viable means to deliver drugs to the bloodstream via the lungs. The drugs must be transformed into an aerosol for inhalation by the patient. This aerosol must be delivered at a low-velocity to deposit drugs in the lungs effectively. The size of the aerosol particles generally determines where the drug will be deposited in the lungs. Aerosols containing large particles, greater than three microns in diameter, typically get deposited in the upper airways of the lung, where they may be useful in treating diseases such as asthma, chronic obstructive pulmonary disease and cystic fibrosis. Aerosols containing small particles, less than three microns in diameter, are more likely to pass through the upper airways into the deep lung, where they may be absorbed into the bloodstream to treat diseases such as diabetes.

THE RESPIRATORY DISEASE MARKET

    The worldwide prevalence of respiratory diseases was estimated by Front Line Strategic Management Consulting, Inc. to have exceeded 800 million patients in 1996. The most prevalent respiratory diseases are obstructive airways diseases such as asthma and chronic obstructive pulmonary disease. Respiratory diseases are associated with impaired quality of life, reduced life expectancy and significant treatment costs. Front Line estimated that worldwide pharmaceutical expenditures for the treatment of obstructive airways diseases was approximately $6.8 billion in 1996.


    According to IMS HEALTH's Market Segment Report, U.S. institutional and pharmacy expenditures for inhaled respiratory medications were over $3.0 billion in 1999. IMS HEALTH is a leading provider of healthcare statistics. Market growth in this area has resulted from increased incidence of disease, diagnosis, medication expenditures and a shift to newer, costlier therapies. We currently are focusing on treating three respiratory diseases--asthma, chronic obstructive pulmonary disease and cystic fibrosis--as well as improving treatments for patients using nebulizers and those receiving therapy via ventilators.


    Asthma is a chronic inflammatory disorder involving constriction of the muscles lining the bronchial airways due to external stimuli, such as exercise or allergens. The World Health Organization estimates that 100 to 150 million people worldwide suffer from asthma. According to the Centers for Disease Control and Prevention and the National Center for Environmental Health, the number of people in the United States diagnosed with asthma more than doubled from 6.7 million in 1980 to 17.3 million in 1998, and includes an estimated
4.8 million children.

    Chronic obstructive pulmonary disease is a general term used to characterize the presence of chronic bronchitis and emphysema. Chronic bronchitis is characterized by a persistent, productive cough caused by excessive airway mucous secretion. As the disease progresses, there is a chronic reduction in lung function, with at least partial reversibility following administration of bronchodilators. Emphysema is a chronic disease caused by irreversible destruction of elastin, a protein in the lungs critical to maintaining integrity of the alveolar walls, or air sacs. Emphysema is irreversible and treatment is oriented towards reducing irritation and making the patient more comfortable. The major cause of chronic bronchitis and emphysema is cigarette smoking, followed by environmental pollution, genetic makeup and chronic occupational exposure to high concentrations of irritating gases.


    Worldwide, chronic obstructive pulmonary disease is the only leading cause of death that still has a rising mortality. We estimate, based on published reports, that by 2020 chronic obstructive pulmonary disease will be fifth worldwide among the medical conditions most costly to society. The Centers for Disease Control and Prevention estimated that in 1996 there were 16 million people in the United States diagnosed with chronic obstructive pulmonary disease.


    Cystic fibrosis is a genetic disorder associated with dysfunction of the pancreas and liver and is one of the most common life-shortening inherited diseases in the United States. Cystic fibrosis primarily affects digestion and nutrition. Secondary effects seen in the lungs include thick mucous secretions formed and retained in the airways. Most cystic fibrosis patients experience deterioration in lung function, increased incidence of lung infection and respiratory failure over time. According to the Cystic Fibrosis Foundation, cystic fibrosis affects about 30,000 people in the United States. In the 1950s, the typical life expectancy was four years after diagnosis. Today, however, many cystic fibrosis patients live well into their 30s. Earlier diagnosis and more aggressive and effective treatment have been credited with the dramatic increase in longevity.

    We estimate, based on industry data, that in 1999 the U.S. institutional and pharmacy expenditures for nebulized solutions were over $500 million. Based on industry data and estimates by Frost & Sullivan, we believe that U.S. sales of nebulizer devices will exceed $280 million in 2000, with approximately 25% of the sales for home use.

    Ventilated patients require a breathing device because they are not able to breathe on their own. We estimate, based on data provided by a consultant, that in the United States in 1998 there were approximately 980,000 patients admitted to hospitals who required ventilation and on average each patient spent five days on a ventilator. We estimate, based on information provided by third parties, that in the United States there are approximately 90,000 ventilators installed in hospitals and approximately 8,000 ventilators purchased annually. We believe that this growth is based on the high prevalence of chronic lung diseases and an aging population. Aerosol therapy is frequently prescribed for patients receiving mechanical ventilation to deliver drugs and to humidify the air reaching the lungs. We estimate, based on third party sources, that the United States hospital and alternate care market for nebulizers and humidifiers in 2000 will exceed $300 million.

THE SYSTEMIC DRUG DELIVERY MARKET

    The physiology of the lungs makes pulmonary delivery an attractive method of delivering drugs to the bloodstream. The absorptive surface area of the lung is as high as 70 square meters, and is only one to two cells thick. This large surface area is available for the free exchange of oxygen, carbon dioxide and other molecules between the air and the bloodstream. This permits drugs deposited in the lungs through aerosols to be transported rapidly into the bloodstream.

    Pulmonary drug delivery is being evaluated for non-invasive delivery of drugs to the bloodstream to treat non-respiratory diseases. There is increasing interest in pulmonary drug delivery as a result of the inability of currently available dosage forms to deliver molecules such as proteins and peptides to the bloodstream effectively. For these large molecules, oral delivery is not feasible due to rapid breakdown of the molecules following ingestion. Dosage forms such as intravenous or intramuscular injections and implants, while effective for delivering proteins, have many drawbacks, including pain, inconvenience, expense, risk of infection and poor compliance. Alternatives like transdermal and nasal dosage forms do not allow reproducible delivery of large molecules. We believe that systemic drug delivery of biotechnology products via the lungs provides significant market opportunities for us.

    In addition, pulmonary delivery is being evaluated to deliver drugs such as insulin, which require rapid input to the bloodstream for optimal therapy. Medical Data International reported that the U.S. market for insulin and insulin delivery systems and supplies was over $1.4 billion in 1998 and is forecasted to be over $2.0 billion in 2002.

TRADITIONAL METHODS OF PULMONARY DRUG DELIVERY AND THEIR LIMITATIONS

    Three basic classifications of devices currently are being used for pulmonary drug delivery: metered dose inhalers, dry powder inhalers and nebulizers. These devices were developed originally for local treatment of respiratory diseases, including asthma and chronic obstructive pulmonary disease, and have inherent limitations in delivering drugs directly to the bloodstream.

        METERED DOSE INHALERS. Metered dose inhalers have been in existence for over 40 years and are the most widely used devices for pulmonary drug delivery. They consist of a portable canister containing the drug as a suspension or solution mixed with a volatile propellant, most often a chlorofluorocarbon. Metered dose inhalers require a patient to inhale the drug in a single breath. In order to administer the drug, the patient must activate the inhaler by pressing down on the canister while simultaneously inhaling slowly and evenly. Even with repeat training, many patients using metered dose inhalers have difficulty coordinating activation of the device with their breathing. Once the inhaler is activated, particles are released at an initial velocity of at least 30 miles per hour. Metered dose inhalers deliver only 10% to 20% of the drug to the lungs. Most of the remainder of the drug is deposited in the mouth and swallowed. To overcome these limitations, patients are sometimes prescribed holding chambers, or spacers, to use with their metered dose inhalers. These spacers increase the complexity of use and reduce the portability of metered dose inhalers.

        DRY POWDER INHALERS. Traditional dry powder inhalers were introduced to overcome the problems inherent with the use of metered dose inhalers. Dry powder inhalers are inhalers that deliver dry powdered aerosols without using a propellant. Dry powder inhalers are breath activated and thus eliminate the need for the press and breath coordination associated with metered dose inhalers. We believe that traditional dry powder inhalers have meaningful limitations that may prevent their broad use in pulmonary drug delivery. Dry powder inhalers usually require a single strong, deep inhalation to create the aerosol and deliver the drug. Children, the elderly and patients with breathing difficulties often cannot achieve the deep inhalation necessary to receive the required dose. In addition, these devices do not allow the patient to inhale the desired drug in multiple breaths and moisture entering into the dry powder inhaler from the environment or a patient's own breath can result in dose-to-dose variation.

        NEBULIZERS. Traditional nebulizers create a continuous aerosol that can be inhaled by patients through a mask or mouthpiece. Nebulizers allow patients to breathe regularly, thereby requiring less patient coordination and cooperation than metered dose inhalers and dry powder inhalers. Nebulizers typically require an external power source and therefore are bulky and generally noisy. Nebulizer treatments are time-consuming, with each treatment typically taking up to 15 minutes, and inefficient, with less than 20% of the drug reaching the lungs. The remainder of the drug either is aerosolized during the patient's exhalation and released into the surrounding air or remains in the nebulizer. Because of these limitations, nebulizers are only appropriate for relatively inexpensive, small-molecule drugs that can be formulated and stored as liquids.

        Aerosol delivery to mechanically ventilated patients currently uses either a metered dose inhaler or a nebulizer. Drugs are administered by opening the tubing connecting the patient to the ventilator, which may result in infection. In addition, it requires significant time and the associated expense of an attendant respiratory therapist, and is inefficient with only a very small amount of the administered drug reaching the lungs. Ventilator performance may be impaired due to the introduction of additional air into the ventilator tubing when drug is administered. This can affect adversely the ability to monitor the patient's pulmonary function.

NEW METHODS OF PULMONARY DRUG DELIVERY

    Several companies are developing technology to improve the efficiency and accuracy of pulmonary drug delivery. Because systemic drug delivery requires the ability to create and deliver small particles to the deep lung, research has centered around developing devices capable of consistently delivering fine particle aerosols. One technique involves the processing of drugs into sophisticated dry powders. Another uses mechanical pressure to aerosolize custom formulations of existing liquid drugs. Both of these technologies will require extensive investment in new formulations, new packaging, new materials, and customized manufacturing, as well as an extensive validation effort for Good Manufacturing Practices. The dry powder technology also will face the challenge of consistently creating a cloud of uniform fine particles in varying environmental conditions that can include high humidity and electrostatic charge.

                                  OUR SOLUTION

    We have developed a proprietary aerosol generator to facilitate the consistent and accurate formation of an aerosol to deliver drugs to the lungs. Our core technology is being incorporated into each of our delivery platforms. We believe that our platforms overcome many of the limitations presented by traditional and new methods of pulmonary drug delivery, and may be used to treat respiratory diseases as well as to deliver drugs to the bloodstream for systemic therapy. Our AeroDose inhaler is designed to safely and effectively deliver drugs of various molecular sizes while eliminating many of the limitations associated with metered dose inhalers, dry powder inhalers and current commercial nebulizers. Our AeroNeb portable nebulizer incorporates our aerosol generator technology to provide end users with a small, portable nebulizer that quietly and efficiently administers currently approved nebulizer solutions. Our AeroNeb InLine nebulizer also incorporates our aerosol generator technology and is designed to improve the delivery of medications to patients on ventilators. We believe our products will provide the following benefits:

        OPTIMIZATION AND CUSTOMIZATION OF AEROSOL PARTICLE SIZE. Our aerosol generator delivers a low-velocity aerosol of precisely defined particle size. Our aerosol generator enables us to provide either an aerosol with particles averaging three to four microns in diameter for respiratory therapy, or an aerosol with particles averaging one to two microns in diameter for deposition in the deep lung for systemic drug delivery.

        EASE OF FORMULATION. Drugs can be stored in liquid or dry powder form and can be aerosolized in solution or suspension. Our aerosol generator uses no propellants or pressure, and generates no heat, so it is not likely to degrade drug molecules. In many cases, we can use existing drug formulations, eliminating the need to demonstrate the stability of new formulations.

        FLEXIBILITY OF DOSING. Our AeroDose inhaler technology can be used to administer drugs as a single dose, or as a unit dose from a multi-dose container. Under collaboration with Becton Dickinson, we are developing an AeroDose inhaler that will use a patient-adjustable container to deliver the required dose of insulin.

        BREATH-ACTIVATION. We have developed a breath-activation feature which triggers aerosol formation and is designed to enable patients to obtain consistent dosing over one or more breaths. This feature is designed so that drug will be aerosolized only when the patient's inhalation rate has reached a predetermined threshold, which can be adjusted for a particular target patient population. If a patient exhales or coughs, the aerosolization will stop and only resume when the patient begins inhaling again at the predetermined rate. Our electronic controls are designed to allow us to customize inhalers for both relaxed and controlled breathing, facilitating delivery of drug to the desired portion of the lung.

        DOSAGE GUIDANCE. We can incorporate electronic features to provide information to the patient. Lights can indicate when a dose is ready for inhalation and when the total dose has been inhaled. Additional features may include indicators of patient compliance with the prescribed regimen and lock-out features to prevent abuse or overdose.

        CONVENIENCE. Our products are designed to be lightweight and easy to use for patients and care-providers. AeroDose inhalers fit in the palm of the hand and can be carried in a shirt pocket or small purse. The AeroNeb nebulizer is portable, quieter and more compact than currently commercialized nebulizers. The AeroNeb InLine nebulizer is lightweight, allowing it to be placed close to the ventilated patient's windpipe, providing efficient generation of aerosol close to the lung. We believe our products will require minimal patient training, will be easy to use for the very young and the elderly and have the potential to increase compliance with prescribed treatment regimens.


    Our AeroDose inhaler products are expected to be more expensive than metered dose inhalers and currently available dry powder inhalers, as our products are expected to provide significant advantages over currently marketed devices. It is difficult to predict whether, and to what extent, our products will be reimbursed by insurance companies, health maintenance organizations and government healthcare providers. In addition, although we believe that physicians are likely to recommend our products to their patients, it is impossible to predict to what extent or how quickly this may occur.


                                  OUR STRATEGY

    Our goal is to become the leading provider of aerosol-based pulmonary drug delivery products. Key elements of our strategy include:

        INCORPORATING OUR CORE TECHNOLOGY INTO ADAPTABLE PULMONARY DRUG DELIVERY PLATFORMS. Our core aerosol generator technology is being incorporated into our inhaler and nebulizer platforms.

        DEVELOPING OUR PLATFORMS FOR MULTIPLE PRODUCT APPLICATIONS. Our platforms are being customized to develop a wide range of products, from the pocket-size AeroDose inhalers to the AeroNeb InLine nebulizers for use in intensive care units.


        DEVELOPING AND COMMERCIALIZING RESPIRATORY PRODUCTS OURSELVES AND WITH PARTNERS. We are developing a line of AeroDose inhaler and nebulizer products which we will market ourselves. Our initial products will deliver available respiratory drugs. We also are actively working to license proprietary drugs from third parties that will be combined with our platforms to develop respiratory products for our portfolio. We believe that the marketing of products that combine our platforms with generic and in-licensed drugs will make therapy easier and more convenient for patients, as we will be able to provide both the customized container or canister holding the drug as well as the inhaler designed to deliver it. This strategy is designed to enable us to earn revenues from both sales of our inhalers and sales of the drugs to be used with them, as well as from our nebulizers. We intend to retain U.S. marketing rights to our AeroDose inhaler products and to license marketing rights to partners outside the United States. We plan to market our nebulizer products, the AeroNeb and the AeroNeb InLine, ourselves in the United States and to commercialize these products in other countries through marketing partners or distributors. Our products developed with partner companies, such as the AeroDose TOBI product, will be marketed by the partner with whom we collaborate on the development of the product.


        PARTNERING WITH PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES FOR SYSTEMIC DELIVERY PRODUCTS. We are pursuing collaborative arrangements with pharmaceutical and biotechnology companies to develop products to deliver drugs systemically via the lungs. We are developing an AeroDose inhaler for an inhaled insulin product to treat diabetes. Under an agreement with Becton Dickinson, this product will incorporate Becton Dickinson's patient-adjustable container. We intend to enter into a collaboration with a marketing partner to further develop and commercialize this product. We currently anticipate commercial introduction of the product by a marketing partner no sooner than 2004. However, the timing of commercial introduction of this product will be largely within the control of the marketing partner.

        OUT-LICENSING OUR AEROSOL GENERATOR TECHNOLOGY FOR USE OUTSIDE OF THE FIELD OF PULMONARY DRUG DELIVERY. Our aerosol generator technology has proven to be of interest to industries focusing outside the field of pulmonary drug delivery. We have an agreement with a multinational consumer products company covering the use of our technology in the fields of air fresheners and insect repellants. Under the terms of this agreement, we are to receive royalties based on net sales of units and refill cartridges. We will continue to seek out-licensing opportunities outside the pulmonary drug delivery field where our technology can provide significant value.

           OUR CORE TECHNOLOGY AND PULMONARY DRUG DELIVERY PLATFORMS

AEROSOL GENERATOR

    Our aerosol generator contains a domed, or curved, plate which contains multiple apertures, or holes, of a discrete shape and size. The aperture plate is produced through an electroforming, or plating, process using a metal alloy which is strong, corrosion resistant and durable. The plate is placed within a vibrational element and when energy is applied to this element the plate vibrates. This creates a micro-pumping action that draws solutions in contact with the concave surface of the plate through the apertures to form a fine particle aerosol. The aerosol particle size formed is proportional to the size and shape of the holes in the aperture plate. The same manufacturing process is used to produce aperture plates with holes of various sizes. We are able to optimize the flow rate and produce a low velocity aerosol by controlling the voltage and frequency applied to the vibrational element. Thus, when the aerosol generator is incorporated into a delivery platform, it is capable of producing aerosols of consistent particle size.

[Picture of a cross-section of our aerosol generator, annotated with the following:

              --Vibrational Element
               --Aperture Plate]


                           SCHEMATIC OF AEROGEN'S AEROSOL GENERATOR

    We have demonstrated the ability to aerosolize drugs in solutions or suspensions. We believe that our core technology will be applicable to aerosolization of both small- and large-molecule drugs being developed by the biotechnology industry. Results to date indicate that the aerosol generator does not affect the stability of proteins and peptides.

AERODOSE INHALERS

    Each inhaler consists of our proprietary aerosol generator, electronic circuitry, batteries, an inhalation sensor and a drug container. These components are incorporated into a small, compact inhaler that is easy to use and can be carried in a shirt pocket or small purse.

    We are incorporating several dosing options into our AeroDose inhalers. We believe that this versatility enables us to explore multiple applications of our platforms to deliver a variety of drugs. Our proprietary valves permit accurate dosing in the range of 15 to 3,000 microliters. We believe that this wide dosing range will allow us to deliver the required dose of most drugs of interest for pulmonary delivery, from small quantities of expensive, potent drugs to large quantities of less potent drugs that are sometimes needed for effective therapy. Currently, we are developing four distinct dosing options for our inhalers:

    SINGLE-DOSE CANISTER. The single-dose canister can contain dosing volumes from 100 to 3,000 microliters. When the patient places the canister in the inhaler, a proprietary adapter punctures the canister and initiates the release of drug to the aerosol generator. Drug flow is automatically coordinated with a patient's breathing until all of the prescribed dose is inhaled. We use standard nebulizer packaging for the single-dose canister. For drugs such as TOBI, which are already packaged using standard packaging technology, we are able to use currently available high capacity manufacturing systems to produce the single-dose canister without having to design and manufacture new drug packaging materials.

    MULTI-DOSE CANISTER. Our multi-dose canister is designed to deliver multiple small doses of drugs. Our metering valve is designed to maintain sterility over multiple activations of the canister. The valve is designed to provide accurate dispensing of small volumes of solutions as well as the homogeneous suspensions required for the delivery of certain respiratory steroids. The disposable canister holds up to 6,000 microliters of solution and reproducibly dispenses a fixed dose which can be set between 15 and 150 microliters. When activated by the patient, the valve dispenses a precise unit dose of drug-containing solution to the aerosol generator. Each fixed dose remains on the aperture plate until the patient activates the aerosol generator by inhaling at a predetermined rate.

    DUAL CHAMBER CANISTER. The dual chamber canister is intended to accommodate drugs that are not stable in solution during storage. While most injected drugs exist in liquid formulations, some proteins may require storage as a dry powder to extend shelf life or minimize the need for refrigeration. In a dual chamber canister, drug is stored as a powder in one chamber and a solvent is stored in the second chamber. The patient depresses the barrel to mix the solvent with the drug powder, thereby creating a solution. The dual chamber canister can then function with the ease of our standard single-dose canister or multi-dose canister.

    PATIENT-ADJUSTABLE CONTAINER. In our collaboration, Becton Dickinson is developing a patient-adjustable container to enable variable dosing of insulin by means of our AeroDose inhaler. This container is designed to allow patients to adjust their insulin dose before each meal based on their anticipated caloric intake.

    We are incorporating electronic controls into our inhalers to provide flexibility, control and reproducibility of drug delivery that is consistent across our inhalers. A patient can receive a visual signal that a dose of drug has been dispensed to the aperture plate and is ready for inhalation. Once the patient's inhalation rate exceeds a predetermined rate, the aerosol generator is activated and the drug is aerosolized and inhaled. The patient's inhalation rate can be monitored throughout the inhalation cycle, allowing drug aerosolization to occur only while the patient's inhalation rate is above a minimum flow rate for optimal deposition of drug in the lung. A patient can also stop inhalation mid-dose and take multiple breaths to inhale a single dose. Our electronic controls can inform a patient when the complete dose has been aerosolized. Additional electronic features to customize an inhaler for a specific drug application or dosing regimen can include a dose counter, lock-out features and patient identification to prevent misuse.

    We expect that our inhalers will be purchased by patients for use over a period of six months to a number of years, with periodic replacements of the aerosol generator. Drug canisters or containers designed to fit into our inhalers may contain a daily or weekly supply of drug and will be replaced by the patient when the supply in the canister or container is exhausted. We are designing our inhaler products to be used with a customized container or canister intended to fit only with our inhalers.

AERONEB PORTABLE NEBULIZER

    Our first commercial product, the AeroNeb portable nebulizer, offers many improved features compared to standard nebulizers used by patients and care providers in the home setting. This portable nebulizer weighs less than 12 ounces and can operate on four standard "AA" batteries, a car cigarette lighter or alternating current. The AeroNeb nebulizer operates silently, in any position and with less wasted medication and faster medication delivery rates than standard compressor nebulizers. It incorporates a liquid feed design and generates negligible heat, minimizing drug degradation. The AeroNeb nebulizer was designed and approved for use with commercially available nebulizer solutions of respiratory drugs and is expected to be introduced into the U.S. market in the first half of 2001.

AERONEB INLINE NEBULIZER

    We are developing an application of our aerosol generator technology to deliver drugs to patients during mechanical ventilation. The AeroNeb InLine nebulizer is small and lightweight allowing it to be positioned close to the patient's windpipe, thereby optimizing drug delivery and humidification of the inhaled air. The AeroNeb InLine nebulizer is designed to allow the addition of medication to a nebulizer cup without opening the ventilator tubing, thereby potentially reducing a major source of infections. The drug is aerosolized without the use of a compressor and avoids the introduction of additional air into the ventilator tubing when the drug is administered. The AeroNeb InLine nebulizer can be designed to synchronize with the patient's breathing cycle, thereby optimizing drug delivery.

                                    PRODUCTS

    We intend to incorporate our versatile and flexible core aerosol generator technology into a portfolio of products, some developed for commercialization by us and some developed with partners for marketing by them. We also intend to out-license our technology for applications outside of the field of pulmonary drug delivery.

OUR PRODUCTS FOR RESPIRATORY DISEASES

    We intend to create and market a respiratory disease product portfolio consisting of our nebulizers and our AeroDose inhalers combined with available drugs. We have developed an improved, portable and lightweight quiet nebulizer which we will introduce into the U.S. market in the first half of 2001. We are also developing nebulizers customized for delivery of drugs to patients on mechanical ventilators. We are developing our AeroDose inhalers for delivery of drugs which are currently administered by nebulizers to the lungs of the young and the elderly. Our initial target diseases are pediatric asthma, chronic obstructive pulmonary disease and cystic fibrosis. The types of drugs currently used to treat these diseases include bronchodilators (including beta agonists and anticholinergics), anti-inflammatories (including steroids) and mucolytics. Bronchodilators relieve the airway spasms associated with wheezing, anti-inflammatories reduce airway inflammation and mucolytics cause thinning of the mucous in the lungs.

    PEDIATRIC ASTHMA. We estimate, based on U.S. National Health Interview Survey data reported from 1980 through 1994, that the U.S. population of asthma patients under age six will be approximately three million by 2001. Two commonly prescribed classes of drugs for treatment are beta agonists and steroids. We estimate based on available data that for pediatric asthma patients under age six, approximately 45% of albuterol prescriptions specify the use of a nebulizer.

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
    CHRONIC OBSTRUCTIVE PULMONARY DISEASE. The Centers for Disease Control and Prevention estimated that in 1996 there were 16 million people in the United States diagnosed with chronic obstructive pulmonary disease. Two commonly prescribed drugs to treat chronic obstructive pulmonary disease are beta agonists and anticholinergics. We estimate based on available data that approximately 55% of the prescriptions for these drugs specify the use of a nebulizer.

    CYSTIC FIBROSIS. According to the Cystic Fibrosis Foundation, cystic fibrosis affects approximately 30,000 patients in the United States. Cystic fibrosis patients spend up to a total of three and one-half hours per day taking inhaled medications, oral medications, enzymes, vitamins and receiving chest physiotherapy. We estimate based on available data that approximately 40% of the albuterol prescriptions for the treatment of cystic fibrosis specify the use of a nebulizer.

OUR RESPIRATORY PRODUCTS IN DEVELOPMENT


                        AEROGEN'S PRODUCTS FOR RESPIRATORY THERAPY
PRODUCT                DOSING OPTION          INTENDED MARKET        DEVELOPMENT STAGE
AeroDose (albuterol)   Single- and            Pediatric asthma,      Preclinical
                         multi-dose canister    chronic obstructive    development
                                                pulmonary disease
                                                and cystic fibrosis
AeroDose               Single- and            Pediatric asthma,      Preclinical
  (ipratropium)          multi-dose canister    chronic obstructive    development
                                                pulmonary disease
                                                and cystic fibrosis
AeroDose (budesonide)  Single- and            Pediatric asthma,      Feasibility
                         multi-dose canister    chronic obstructive
                                                pulmonary disease
                                                and cystic fibrosis
AeroDose (anti-        To be determined       Pediatric asthma,      Feasibility
  inflammatory)                                 chronic obstructive
                                                pulmonary disease
                                                and cystic fibrosis
AeroNeb portable       Continuous             All patients using     510(k) cleared; U.S.
  nebulizer                                     nebulizers             launch targeted
                                                                       first half of 2001
AeroNeb InLine         Continuous             All patients on        510(k) filing
  nebulizer                                     mechanical             targeted first half
                                                ventilation            of 2001

    Feasibility is the first stage of development of one of our AeroDose products. In the feasibility stage, we determine the solubility of the drug, the type of solution we would likely need in order to use the drug in our inhaler, our ability to aerosolize the drug and the likely stability of the drug when used in our inhaler. In this stage we conduct laboratory studies primarily focused on the drug itself.



    During the preclinical development stage we focus on the customization of the AeroDose inhaler for use with a particular drug. We work on the appropriate container to hold the drug in the inhaler, the method of delivery of the drug to be aerosolized, the type of breath activation mechanism that is likely to be needed and the configuration of the aperture plate for the product. Preclinical development is conducted primarily in the laboratory and is targeted to developing and building the AeroDose inhaler that will be used in the clinical studies of the particular product in development.



    After feasibility testing and preclinical development, the AeroDose products listed in the table above will be tested in human subjects. Some of our products, such as the AeroNeb portable nebulizer and the AeroNeb Inline nebulizer, do not require human clinical trials before they can be cleared for marketing. For these products we file a 510(k) application which is reviewed and cleared by the FDA without human clinical studies. The AeroNeb portable nebulizer has been cleared by the FDA, and no further regulatory approvals are required before it can be marketed in the United States. We plan to file a 510(k) application for the AeroNeb Inline nebulizer in the first half of 2001.


    AERODOSE INHALER. We believe that our AeroDose inhaler is particularly suited to address the most common complaints of physicians and their patients who require aerosolized medication. Our inhaler is designed to combine the convenience and portability of a metered dose inhaler with the ease of administration of a nebulizer, while minimizing drug waste and ensuring reproducible dosing. In a six person imaging study, we compared lung deposition of drug following delivery of the same dose of albuterol from a metered dose inhaler and an AeroDose inhaler. The AeroDose inhaler deposited, on average, 70% of the emitted dose in the lungs, compared to the metered dose inhaler, which deposited, on average, 18%. Based on these findings, we estimate that our AeroDose inhalers have the potential to reduce the typical prescribed dose of drug for a nebulizer or metered dose inhaler by more than half, while still delivering the same therapeutic dose to a patient's lungs.


    Our AeroDose inhalers are designed to be cost competitive inhalers that span the needs of the youngest and oldest patients in our target markets. We believe our AeroDose inhalers also will address the coordination problems experienced by other patients using metered dose inhalers. Even with repeat training, many of patients using metered dose inhalers have difficulty coordinating the activation of the device to release a high velocity stream of medication with the quick breath intake necessary to capture the high velocity stream in the lungs. Because our AeroDose inhalers will be breath-activated and only deliver a low velocity aerosol when the intake of breath attains a certain threshold, they are expected to avoid these problems. The initial version of our breath-activation mechanism is incorporated into the AeroDose inhalers we are using for clinical studies. We are developing an improved version of the breath-activation mechanism for use in commercial AeroDose inhalers.


    The initial drugs targeted for development include albuterol, ipratropium and budesonide. Our activities will be focused on U.S. regulatory approval and market introduction. The rights to our products outside the United States will be licensed to partners who will undertake the studies and other activities necessary to obtain regulatory approvals. We also plan to explore the potential for commercializing appropriate drug combinations once individual formulations have been developed including:


    - AERODOSE (ALBUTEROL). Albuterol solution for inhalation is approved for use by the Food and Drug Administration and is marketed by several different manufacturers. We estimate based on available data that in the United States, nebulized albuterol sales in 1999 were approximately
       $189 million, while metered dose inhaler albuterol sales were approximately $811 million. We expect that our supplier will purchase albuterol in bulk, formulate it and package it into single-dose and multi-dose canisters. We have completed the feasibility stage of our AeroDose albuterol product and have initiated preclinical development activities. Once the preclinical activities are completed, we intend to file an Investigational New Drug Application with the FDA to allow us to clinically test the product in humans. Human clinical trials must then be completed before a New Drug Application can be filed with the FDA.



    - AERODOSE (IPRATROPIUM). Ipratropium solution for inhalation is approved for use by the Food and Drug Administration and is marketed by several different manufacturers. We estimate, based on available data, that in the United States nebulized ipratropium sales in 1999 were approximately $165 million, while metered dose inhaler ipratropium sales were over $450 million (including sales in combination with albuterol). We expect that our supplier will purchase ipratropium in bulk, formulate it and package it into single-dose and multi-dose canisters. We have completed the feasibility testing of our AeroDose ipratroprium product and have initiated preclinical development activities. This product is expected to follow substantially the same regulatory pathway as the AeroDose albuterol product.



    - AERODOSE (BUDESONIDE). We believe, based on current delivery limitations, that there is an unmet need for a budesonide dosage form suitable for use by pediatric asthma and chronic obstructive pulmonary disease patients. Current treatment options for our target patient populations are limited to oral delivery, injections and use of a metered dose inhaler or dry powder inhaler. We have completed feasibility testing of a suspension of budesonide. We expect that our supplier will purchase budesonide in bulk, formulate it and package it into single-dose and multi-dose canisters. We believe that because budesonide is a steroid, it will likely require more clinical trials prior to regulatory approval than products using drug solutions of albuterol or ipratropium. We have completed most of the feasibility testing required for the AeroDose budesonide product.


    - AERODOSE (ANTI-INFLAMMATORY). We are conducting feasibility studies with a proprietary approved anti-inflammatory drug currently available only in an oral dosage form. If our studies are successful, we intend to pursue licensing of the compound. We anticipate that the compound will require more preclinical studies prior to initiating clinical trials because inhalation is a novel method of delivery for such compound. The regulatory path is therefore likely to be more comprehensive and take longer than for drugs already approved for use in a nebulizer.

    AERONEB PORTABLE NEBULIZER. Our quiet and portable AeroNeb nebulizer, which uses a mouthpiece like other nebulizers, will be our first commercial product. It has been designed and approved for use with commercially available nebulizer solutions. The product will provide us with commercial experience in the respiratory disease market and our initial target clinical disease area for AeroDose inhalers. We plan to introduce the AeroNeb portable nebulizer in the U.S. market in the first half of 2001.

    The AeroNeb nebulizer may also be used by partners and potential partners in Phase I clinical studies to evaluate the potential use of our AeroDose inhalers for delivery of their drugs under appropriate feasibility or development agreements.

    AERONEB INLINE NEBULIZER. The AeroNeb InLine nebulizer incorporates our proprietary aerosol generator. We believe that the AeroNeb InLine nebulizer has the potential to provide drug delivery and humidification to hospitalized patients on ventilators. We have developed a means of integrating the electronic circuits of the ventilator with our nebulizer. We are in discussions with a ventilator company to make the AeroNeb InLine nebulizer an integral part of its line of ventilator products. We expect that our first AeroNeb InLine nebulizer will be sold as a stand-alone product that can be attached to any ventilator. We plan to make a 510(k) submission to the Food and Drug Administration for this version of the AeroNeb InLine nebulizer in the first half of 2001. We intend to market the product ourselves in the United States and through distributors elsewhere.

OTHER PRODUCTS FOR RESPIRATORY THERAPY

                                OTHER PRODUCTS FOR RESPIRATORY THERAPY
COMPANY                 PRODUCT              DOSING OPTION   INTENDED MARKET         DEVELOPMENT STAGE
PathoGenesis            AeroDose TOBI        Single-dose     Respiratory infection   Phase I
                          (tobramycin)         canister

Biotechnology Company   AeroNeb nebulizer    Continuous      Respiratory             Phase I
                          (undisclosed)

Biotechnology Company   AeroDose             Single-dose     Respiratory             Preclinical
                          (undisclosed)        canister                                development

Pharmaceutical Company  Undisclosed          To be           Respiratory             Feasibility
                          products             determined

"Phase I" means testing the product in a small number of patients or normal volunteers, primarily for safety, at one or more dosage strengths.
"Preclinical development" means customizing the AeroDose inhaler for a particular application.
"Feasibility" means formulation studies to ascertain compatibility of compounds of interest with our aerosol generator.

    AERODOSE TOBI (TOBRAMYCIN). We are collaborating with PathoGenesis to develop a customized version of the AeroDose inhaler to deliver TOBI, an anti-infective drug used to treat cystic fibrosis. TOBI was approved in late 1997 as a nebulized solution for use by cystic fibrosis patients with PSEUDOMONAS AERUGINOSA lung infections. According to a program sponsored by MCP Hahnemann University School of Medicine, more than 60% of cystic fibrosis patients are chronically infected with PSEUDOMONAS AERUGINOSA by age 17. TOBI has been designated an orphan drug by the Food and Drug Administration which provides seven years of marketing exclusivity in the United States for PathoGenesis. PathoGenesis' sales of TOBI were approximately $39.6 million for the first six months of 2000. Market studies completed by PathoGenesis have shown that the total time required for treatments of the cystic fibrosis patient can have an impact on the patient's compliance with the recommended TOBI treatment regimen and on the physician's assessment of a patient's likelihood of compliance. TOBI currently is given via nebulizer twice a day during alternate months, with each administration taking approximately 15 to 20 minutes per session.

    PathoGenesis and we believe that due to the efficiencies of the AeroDose inhaler, the administration time per dose of TOBI can potentially be shortened to five to ten minutes or less. In addition, the breath activation feature of the AeroDose inhaler will allow for more efficient drug delivery and less drug waste. By making these improvements, we believe that we can broaden the market acceptance of TOBI by delivering an effective dose more quickly through our hand-held, portable AeroDose inhaler.

    In March 2000, we entered into a development and supply agreement with PathoGenesis to develop and commercialize the custom AeroDose inhaler and PathoGenesis' formulation of TOBI. PathoGenesis is responsible for the development and manufacture of the portion of the final product that contains the drug. We are responsible for developing and manufacturing the custom AeroDose inhaler. PathoGenesis will conduct the clinical testing needed for regulatory approval of the final product. In July 2000, PathoGenesis announced that it had begun Phase I testing of the AeroDose TOBI product.

    Under the agreement, PathoGenesis received exclusive worldwide commercialization rights for the AeroDose inhaler when it is sold for use with TOBI. We also granted PathoGenesis exclusive worldwide commercialization rights to the AeroDose inhaler for the delivery of all other aminoglycoside drugs, which are a small subset of antibiotics, provided that we and PathoGenesis agree upon the terms of development of other drug products and the royalties and other payments to be made to AeroGen resulting from the sale of these products.

    We receive reimbursement of our costs to develop the AeroDose TOBI product. We also will receive reimbursement for our manufacturing costs and a small profit for each inhaler we provide to PathoGenesis, as well as royalties on product sales. Upon entering into this agreement, PathoGenesis made a $2.5 million equity investment in our Series E convertible preferred stock. Unless terminated earlier by either party, the agreement will continue on a country-by-country basis until the last patent covering the product expires, or on January 20, 2015, whichever is later.

    In September 2000, PathoGenesis was acquired by Chiron Corporation, a leading biopharmaceutical company. Chiron has not informed us of its intentions concerning the agreement, and the development program is continuing. Chiron has the right to terminate the agreement at any time without penalty.

    OTHER RESPIRATORY PRODUCTS UNDER DEVELOPMENT WITH PARTNERS. We intend to collaborate with pharmaceutical and biotechnology companies to develop novel pulmonary drug delivery products for respiratory therapy. Such collaborations typically take one of two approaches: either a company contacts us with a proprietary drug to be delivered to the lungs, or we proactively identify product opportunities and approach potential partners after obtaining preclinical data, if possible.

    The flexibility of our technology to facilitate improved respiratory therapy has attracted potential development partners. We currently are working with three companies exploring respiratory therapies, of which one biotechnology product is in Phase I trials, one biotechnology product is in preclinical development and various products with one pharmaceutical company are currently undergoing feasibility studies. We currently are conducting feasibility activities with potential partners with both small and large molecules for respiratory therapy.

    Feasibility studies can be paid for by the other company or by us, and can include IN VITRO (laboratory) testing and drug deposition studies. These studies may be followed by some early clinical trials. Generally, the agreements and the activities can be cancelled at any time by the other company. In the drug delivery area, it is common for pharmaceutical and biotechnology companies to conduct feasibility studies with multiple partners. Once feasibility of a particular drug has been established, the pharmaceutical and biotechnology companies typically fund additional development work and may make an equity investment. Following collaborative development of a product, the partner will commercialize the product and pay us a royalty on sales. We currently intend to manufacture AeroDose inhalers and supply them to our partners at our cost plus a small profit.

PRODUCTS FOR SYSTEMIC THERAPY

    In addition to our respiratory therapy activities, our strategy includes collaborating with pharmaceutical and biotechnology companies to develop novel pulmonary drug delivery products for systemic therapy. We will pursue these opportunities in the same manner as our partnered respiratory products; either the potential partners will come to us, or we will propose products to them after obtaining preclinical data, if possible.

    AERODOSE (INSULIN). We are developing a special AeroDose inhaler for delivery of insulin to diabetic patients which will incorporate a patient-adjustable container being developed by Becton Dickinson. The American Diabetes Association estimates that there are 500,000 to one million Type I (insulin dependent) diabetic patients in the United States who require multiple injections of insulin per day. We estimate, based on industry sources, that only 20% of Type II (non-insulin dependent) patients are currently injecting themselves with insulin. Type II patients frequently fail to modify their lifestyle and are reluctant to use injection-based therapy, even though injected insulin can substantially limit complications of diabetes. We believe that once a non-invasive form of insulin is approved, a significant portion of Type II patients may begin treatment. Medical Data International reported that the U.S. market for insulin and insulin delivery systems and supplies was over $1.4 billion in 1998 and is forecasted to be over $2.0 billion in 2002.

    Our AeroDose insulin product is designed to be the first patient-adjustable inhaler allowing a patient to precisely adjust their insulin dose based on anticipated caloric intake. After extensive focus group testing with patients and physicians, we believe that the AeroDose insulin inhaler will be an attractive method for delivering inhaled insulin due to its small size and ease of use.

    We have completed a Phase I clinical study using a prototype patient-operated AeroDose inhaler with insulin in the United Kingdom in twelve normal volunteers. The study compared insulin inhalation to subcutaneous injection, focusing on both the absorption of insulin into the bloodstream and its glucose-lowering effects. Subjects used separate AeroDose inhalers, which were configured for slow, deep inhalations and production of a small-particle aerosol appropriate for systemic drug delivery. Results indicated that the absorption and glucose-lowering effects of inhaled insulin, relative to injected insulin, were consistent with the published literature indicating that typically 8% to 15% of inhaled drug reaches the systemic circulation. There were no reported respiratory complaints and no measurable differences in lung function after inhalation versus injection. We recently began an additional Phase I clinical trial in Europe, where we are studying optimal aerosolization parameters. Phase II trials are planned for the first half of 2001. These studies, in the United States and Europe, are designed to provide additional evidence of AeroDose inhaler performance and inter- and intra-subject variability in circulating levels of insulin following inhalation.

    In May of this year, we entered into an agreement with Becton Dickinson under which Becton Dickinson will develop and supply a patient-adjustable container for use in our AeroDose insulin inhaler. Under the agreement, we will develop the customized AeroDose inhaler at our own cost and Becton Dickinson will develop the container at its own cost. We will have the marketing rights to the product and Becton Dickinson will receive royalties on product sales and a portion of any payments we receive from any future marketing partner. Becton Dickinson will supply the container, without drug. Upon entering into the agreement, Becton Dickinson made a $2.5 million equity investment in our Series E convertible preferred stock.

    We plan to partner our AeroDose insulin product for further development, clinical testing and commercialization.

    OTHER PHARMACEUTICAL AND BIOTECHNOLOGY COLLABORATIONS FOR SYSTEMIC THERAPIES. In addition to insulin, we are continuing to evaluate the market opportunities for other drugs that we believe can be delivered to the bloodstream using our AeroDose inhaler. We intend to collaborate with pharmaceutical and biotechnology companies for development, clinical testing and commercialization of these AeroDose products.

TECHNOLOGY OUT-LICENSING

    Our aerosol generator technology has proven to be of value to industries focusing outside the field of pulmonary drug delivery. In October 1999, we entered into an exclusive license agreement with a consumer company permitting them to use our aerosol generator in the fields of air fresheners and insect repellants worldwide. We expect the initial product will first be introduced in Europe in 2002. Under the license agreement, we will receive royalties based on net sales of units and refills, and the license gives us access to any improvements in our technology made by the consumer company during conduct of their development and manufacturing activities. We have the right to terminate the agreement with respect to either the air freshener products or insect repellant products if such products are not introduced within specific time limits. We will continue to explore out-licensing opportunities for our technologies outside the field of pulmonary drug delivery.

                                 MANUFACTURING

    We plan to manufacture our aerosol generators and outsource the manufacture of the other components used in our products. We manufacture the aperture plates and assemble our aerosol generators at our facility in Sunnyvale, California. We design the remaining components of our products, such as molded parts and electronic circuitry, and outsource the manufacture of these parts to qualified vendors. The manufacture of containers and sterile drug filling will be outsourced, minimizing the need for capital investment in specialized drug filling facilities that require Good Manufacturing Practices approval. We currently are planning to have our AeroNeb nebulizer and our AeroNeb InLine nebulizer manufactured for us by a qualified vendor in the European Union, incorporating aerosol generators that we will supply. We plan to assemble our AeroDose inhalers in our California facilities.

                              SALES AND MARKETING


    We are evaluating options for the sales and marketing of our respiratory products. We anticipate developing a U.S. sales force, through outsourced or internal efforts or both, to support our respiratory products. Our strategy includes maintaining the marketing rights for these products in the United States and commercializing the products in other countries through marketing partners or distributors. Using a targeted sales strategy, we plan to market the AeroNeb portable nebulizer in the United States to certain home medical equipment dealers, retail pharmacies, physicians and patients. We are considering medical device distribution companies or respiratory equipment companies as our partners to commercialize the AeroNeb and AeroNeb InLine nebulizers. We currently expect that the products we develop in collaboration with partner companies will be commercialized by our partners.


                                  COMPETITION

    There is intense competition in the drug delivery market. We compete with pharmaceutical and biotechnology companies, hospitals, research organizations, individual scientists and nonprofit organizations engaged in developing non-invasive drug delivery dosage forms and new drug research and development. Competing non-invasive alternatives to injectable drug delivery include oral, intranasal, transdermal and colonic absorption dosage forms. We also compete with entities producing and developing injectable drugs. Several of these entities are working on sustained-release injectable systems. While these systems still require injections, the lower number of injections could allow these products to compete effectively with non-invasive therapies.


    The pulmonary drug delivery market in particular is intensely competitive. Several companies, including Aradigm Corporation, Dura Pharmaceuticals, Inc., Inhale Therapeutics and Sheffield Pharmaceuticals, Inc., are developing competing pulmonary drug delivery dosage forms. These competing dosage forms are designed both to treat respiratory disease and to deliver drugs systemically. Several of our competitors have collaborative arrangements with partners to develop inhalers for insulin. We also face competition from existing pulmonary drug delivery dosage forms such as metered dose inhalers, dry powder inhalers and nebulizers, which have been used effectively to treat respiratory disease in certain patient populations for years. There can be no assurance that our competitors will not develop and introduce products or technologies that are competitive with or superior to ours.


    Many of our competitors have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than we do. Accordingly, they may succeed in developing competing products and technologies, obtaining regulatory approval for products or gaining market acceptance more rapidly than we can. We believe that our products will compete on the basis of patient convenience, efficiency, dose reproducibility, safety and cost.

                  INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS


    Our ability to compete effectively depends in part on developing and maintaining the proprietary aspects of our aerosolization technology. We own six issued U.S. patents. In addition, we have 11 pending

U.S. patent applications and eight pending international patent applications. None of our issued patents expire earlier than 2009. These patents are directed at, among other things, the following:


    - apparatus and methods for generating aerosols, such as delivering the liquid to be aerosolized in surface tension with a vibrating membrane, dispersing the liquid through tapered apertures in the vibrating membrane, and incorporating the tapered apertures in a dome-shaped aperture plate;

    -  particular aspects of the liquid feed system; and

    -  particular embodiments of the aerosolization devices.

    The pending patent applications include coverage for numerous improvements on the fundamental aspects of our aerosolization technology.

    We cannot assure you that the patents we have obtained, or any patents that we may obtain as a result of our U.S. or international patent applications, will provide any competitive advantages for our products or that they will not be successfully challenged, invalidated or circumvented in the future. In addition, we cannot assure you that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in international markets.

    A number of other companies, universities and research institutions have filed patent applications or have issued patents relating to vibratory aerosolization technology. In addition, we have become aware of, and may become aware of in the future, patent applications and issued patents that relate to our products. We do not believe that our products currently infringe any valid and enforceable claims of the issued patents that we have reviewed. However, if third-party patents or patent applications contain claims infringed by our technology and such claims are ultimately determined to be valid, we cannot assure you that we would be able to obtain licenses to those patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. The inability to do either would have a material adverse effect on our business, financial condition, results of operations and future growth prospects. We cannot assure you that we will not have to defend ourselves in court against allegations of infringement of third-party patents.

    In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. We require our employees and key consultants to execute confidentiality agreements upon the commencement of employment or a consulting relationship with us. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties. These agreements also provide that inventions conceived by the individual in the course of rendering services to us will be our exclusive property. We cannot assure you that employees and consultants will not breach the agreements, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or be independently developed by competitors.

    The pharmaceutical and medical device industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in these industries have employed intellectual property litigation to gain a competitive advantage. We cannot assure you that we will not become subject to patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions. In 1999 we settled a patent interference involving U.S. Patent No. 5,261,601, assigned to Bespak concerning methods and apparatus for dispensing atomized sprays by vibrating a membrane to atomize the liquid in contact with the membrane through flared holes in the membrane. The settlement provided for a cross-license between us and Bespak, as a result of which Bespak has a license to certain of our technology. The scope of the granted license was limited to products employing technology which was disclosed by Bespak in U.S.

Patent No. 5,261,601. The license would not extend to any of our technology which was not disclosed in this patent.

    Our patent position involves complex legal and factual questions and is generally uncertain. The field of aerosolized drug delivery is crowded, and a substantial number of patents have been issued to others. We are aware of several issued U.S. and international patents that cover certain aspects of vibratory aerosolization technology. Legal standards relating to the validity and scope of patent claims in the biotechnology and pharmaceutical field are evolving. Therefore, the degree of protection our patents will afford is uncertain. Patents, if issued, may be challenged, invalidated or designed around. Thus, any patents that we own or license may not provide any, or significant, protection against competitors. Our pending patent applications or those we may file in the future may not result in patents being issued. Also, patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

    The defense and prosecution of intellectual property litigation, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings are both costly and time-consuming. If others violate our proprietary rights, litigation may be necessary to enforce our patents, to protect trade secrets or know-how owned by us or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will be costly and cause significant diversion of effort by our technical and management personnel. An adverse determination, other litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using such technology. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be sure that we could obtain necessary licenses on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

                             GOVERNMENT REGULATION

    Our products are subject to extensive regulation by numerous governmental authorities, principally the Food and Drug Administration in the United States, as well as numerous state and foreign regulatory agencies. We need to obtain clearance of our products by the Food and Drug Administration before we can begin marketing our products in the United States. Similar approvals also are required in other countries before our products can be marketed in those countries.

    Product development and approval within this regulatory framework is uncertain, can take a number of years and requires substantial resources. The nature and extent of the governmental premarket review process for our products will vary depending on the regulatory categorization of particular products. Because our products may be characterized as devices, drugs or biologics, the regulatory approval path will not be the same for all of our products.

    Our products regulated as medical devices will be classified into one of three classes on the basis of the controls deemed by the Food and Drug and Administration to be necessary to reasonably ensure their safety and effectiveness. The class for any particular product, as follows, will determine the regulatory route:

    - CLASS I: general controls, e.g., labeling, premarket notification and adherence to Good Manufacturing Practices quality system regulation, or QSR;

    - CLASS II: general controls and special controls, e.g., performance standards and postmarket surveillance; and

    -  CLASS III:  premarket approval.


    510(K) CLEARANCE. Before a new device can be marketed, its manufacturer must obtain marketing clearance through either a premarket notification under
Section 510(k) of the Federal Food, Drug and Cosmetic Act or approval of a premarket approval application. A 510(k) clearance typically will be granted if a company establishes that its device is "substantially equivalent" to a legally marketed Class I or II medical device or to a Class III device that was on the market prior to 1976 for which the Food and Drug Administration has not required the submission of a premarket approval application. A 510(k) clearance must contain information to support the claim of substantial equivalence, which may include laboratory test results or the results of clinical studies. An investigational device exemption (IDE) application generally must be approved before a clinical trial begins. The IDE must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the Food and Drug Administration and the appropriate institutional review boards approve the IDE. Trials must be conducted in conformance with Food and Drug Administration regulations and institutional review boards' requirements. The sponsor or the Food and Drug Administration may suspend the trials at any time if it is believed that they pose unacceptable health risks or the Food and Drug Administration finds deficiencies in the way they are being conducted. Data from clinical trials are often subject to varying interpretations that could delay, limit or prevent Food and Drug Administration approval. Commercial distribution of a device subject to the 510(k) requirement may begin only after the Food and Drug Administration issues an order finding the device to be substantially equivalent to a predicate device. It generally takes from four to 12 months from the date of submission to obtain clearance of a 510(k) submission, but it may take longer. The Food and Drug Administration may determine that a proposed device is not substantially equivalent to a legally marketed device, that additional information is needed before a substantial equivalence determination may be made, or that the product must be approved through the premarket approval process. A Food and Drug Administration determination of "not substantially equivalent," a request for additional information, or the requirement that a premarket approval application be filed could delay market introduction of products that fall into this category. Furthermore, for any devices cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, require new 510(k) submissions. We have received 510(k) clearance for our AeroNeb portable nebulizer. We plan to file a 510(k) application for our AeroNeb Inline nebulizer, and we expect that future nebulizer products will also proceed through the 510(k) clearance route.


    PREMARKET APPROVAL. If a device does not qualify for the 510(k) premarket notification procedure, a company must file a premarket approval application. The premarket approval application requires more extensive pre-filing testing than required for a 510(k) premarket notification and usually involves a significantly longer review process. A premarket approval application must be supported by valid scientific evidence that typically includes extensive data, including preclinical and clinical trial data, to demonstrate the safety and efficacy of the device. If clinical trials are required, and the device presents a "significant risk," an IDE application must be filed with the Food and Drug Administration and become effective prior to initiating clinical trials. If the device presents a "nonsignificant risk" to trial subjects, clinical trials may begin on the basis of appropriate institutional review board approval.

    A premarket approval application may be denied if applicable regulatory criteria are not satisfied, and the Food and Drug Administration may impose certain conditions upon the applicant, such as postmarket testing and surveillance. The premarket approval application process can be expensive, uncertain and lengthy, and approvals may not be granted. A number of devices for which premarket approval has been sought have never been approved for marketing and sale. After approval, a new application or a supplement is required if certain modifications are made to the device, its labeling or its manufacture.

    NEW DRUG APPLICATION AND BIOLOGICS LICENSE APPLICATION. Our AeroDose inhaler products may be regulated as drugs or biologics if approval is requested for the inhaler with a new chemical entity or a new biologic. In this instance, an Investigational New Drug Application (IND) will be required before Phase II studies in patients can be conducted. Approval of a New Drug Application (NDA), or a Biologics License Application (BLA), will be required before the product can be marketed. In addition to reports of the preclinical and clinical trials conducted under an effective IND application, the NDA or BLA includes information pertaining to the preparation of the drug substance, the manufacture of the inhaler, analytical methods, details on the manufacture of finished products and proposed packaging and labeling. Submission of an NDA or BLA does not assure Food and Drug Administration approval for marketing. The application review process generally takes several years to complete. The process may take substantially longer if, among other things, the Food and Drug Administration has questions or concerns about the safety or efficacy of a product. In general, the Food and Drug Administration requires at least two properly conducted, adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance.



    While Pathogenesis will control the regulatory process for the AeroDose TOBI product, we anticipate that it is likely that a New Drug Application for the use of TOBI in combination with the AeroDose inhaler will be filed. We also may be required to file a separate 510(k) application for the particular AeroDose inhaler itself. The final regulatory pathway has not yet been determined.



    We anticipate, although we are not yet certain, that a New Drug Application will be required for our AeroDose albuterol, ipratroprium and budesonide products. We plan to meet with the FDA in the first half of 2001 to discuss our regulatory strategy and the clinical studies we plan to conduct for our AeroDose inhaler products.


    There can be no assurance that approval for any of our products will be granted on a timely basis, or at all. Notwithstanding the submission of safety and efficacy data, the Food and Drug Administration ultimately may decide that the application does not satisfy all of its regulatory criteria for approval. The Food and Drug Administration also may require additional clinical tests (i.e., Phase IV clinical trials) following NDA or BLA approval to confirm safety and efficacy. Upon approval, a product may only be marketed for the approved indications.

    In addition, the Food and Drug Administration may in some circumstances impose restrictions on the use of a product that may be difficult and expensive. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. The Food and Drug Administration also requires reporting of certain safety and other information that becomes known to a manufacturer of an approved product.


    The process for approval of products regulated as drugs and biologics outside the United States is similar to the NDA/BLA process in the United States. For client projects that incorporate biologics, we anticipate that a Biologics License Application will be required in addition to, or separate from, any 510(k) clearance we may be required to obtain for the AeroDose inhaler itself.


    EUROPEAN UNION APPROVAL. Commercialization of medical devices in the European Union is regulated under a system which presently requires that all medical products sold in the European Union bear the CE mark, an international symbol of adherence to quality assurance standards and demonstrated clinical effectiveness. Compliance with the Medical Device Directive--as certified by a recognized European Competent Authority--permits the manufacturer to affix the CE mark on its products. We cannot be certain that we will obtain the CE mark approval, or that we will not have delays in obtaining the CE mark approval for any product.

    POST-APPROVAL REQUIREMENTS. Regulatory approval, if granted, may entail limitations on the indicated uses for which a product may be marketed, and product approvals, once granted, may be withdrawn if problems occur after initial marketing. Manufacturers of Food and Drug Administration-regulated products are subject to pervasive and continuing governmental regulation, including recordkeeping requirements and reporting of adverse experiences associated with product use. Compliance with these requirements is costly, and failure to comply properly can result in withdrawal of a product approval.

    GOOD MANUFACTURING PRACTICES. We will be required to adhere to applicable regulations setting forth the Food and Drug Administration's current Good Manufacturing Practices, which include testing, control and documentation requirements. Other countries have similar requirements. Failure to comply with Good Manufacturing Practices and other applicable regulatory requirements may result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to review pending marketing approval applications, withdrawal of marketing approvals and criminal prosecution.

    HAZARDOUS MATERIALS. Our operations involve use of hazardous and toxic materials and generate hazardous, toxic and other wastes. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for using, handling, storing and disposing of such materials comply with the standards required by state and federal laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials.

                                   EMPLOYEES


    We had 103 full-time employees as of September 30, 2000, 80 of whom were engaged in product development and research activities. Eleven of these employees are at our Irish facility. Our employees are not represented by a collective bargaining agreement. All employees participate in an employee stock option plan and receive options that generally vest over a four-year period. We believe our relations with our employees are good.


                                   FACILITIES

    We lease two contiguous facilities, approximately 25,000 square feet and 13,000 square feet, respectively, in Sunnyvale, California. We presently use approximately 85% of the space in these facilities and have approximately 15% available for expansion. We have a manufacturing area in the facilities, and our proposed manufacturing activities at AeroGen currently are not expected to require additional space. The leases on our laboratory, manufacturing and office spaces expire in December 2001, and we are currently assessing our future requirements, whether our current space would be adequate and whether it would be available to us at the end of the current lease term. AeroGen Ireland leases a laboratory and office facility of approximately 2,500 square feet in Galway, Ireland. The lease in this office expires at the end of this year and we expect to renew it.

                               LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following persons are our executive officers, senior management and directors and their ages as of September 30, 2000:


NAME                                  AGE      POSITION
----                                --------   --------
Jane E. Shaw, Ph.D................     61      Chairman, Chief Executive Officer and Director
Yehuda Ivri.......................     49      Chief Technical Officer and Director
Casper L. de Clercq...............     36      Vice President, Sales, Marketing and Business
                                                 Development
Carol A. Gamble...................     48      Vice President and General Counsel
Deborah K. Karlson................     48      Chief Financial Officer
Michael A. Klimowicz..............     50      Vice President, Product Development
John S. Power.....................     42      Vice President, European Operations
Thomas R. Baruch(1)...............     61      Director
Jean-Jacques Bienaime(2)..........     47      Director
Susan D.                               43      Director
  Desmond-Hellmann, M.D.(1).......
Phyllis I. Gardner, M.D.(2).......     50      Director
Philip M. Young(1)(2).............     60      Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    JANE E. SHAW, PH.D. has served as Chairman of our Board of Directors and as our Chief Executive Officer since 1998. Dr. Shaw was a founder and consultant of The Stable Network, a consulting company that focuses on improving the productivity and profitability of biopharmaceutical companies, from 1994 to 1998. Dr. Shaw held various scientific and management positions in ALZA Corporation, a pharmaceutical company, from 1970 to 1994, most recently as President and Chief Operating Officer from 1987 to 1994. Dr. Shaw received a B.S. and Ph.D. in Physiology from Birmingham University in England. Dr. Shaw serves as a director of McKesson HBOC, Inc., a healthcare supply management company, Intel Corporation, a semiconductor manufacturer, Boise Cascade Corporation, an office, wood and paper products company, and IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company.

    YEHUDA IVRI founded AeroGen in 1991 and has served as a member of our Board of Directors since its inception. Mr. Ivri has served as our Chief Technical Officer since 1996 and previously as Chief Scientist and Vice President.
Mr. Ivri received an M.S. in Mechanical Engineering from the Technion-Israel Institute of Technology.

    CASPER L. DE CLERCQ has served as our Vice President of Business Development since 1998 and our Vice President of Sales, Marketing and Business Development since 1999. Mr. de Clercq was Director of Market Development at
Heartport, Inc., a cardiovascular device company, from 1996 to 1998, and Co-founder and Vice President of Business Development at Biointerventions, Co., a biotechnology company, from 1994 to 1995. Mr. de Clercq held various positions at Diagnostic Products Corporation, a medical device company, from 1987 to 1991, and was a consultant at Bain & Company, an international strategy consulting firm, from 1984 to 1987. Mr. de Clercq received a B.A. in Biochemistry from Dartmouth College, an M.B.A. from Stanford University Graduate School of Business and an M.S. in Biological Science from Stanford University.

    CAROL A. GAMBLE has served as Vice President and General Counsel since May 2000. Previously Ms. Gamble was with ALZA Corporation, a pharmaceutical company, from 1988 to 2000, most recently as Senior Vice President and Chief Corporate Counsel. Ms. Gamble was a partner with the law firm of

Heller, Ehrman, White & McAuliffe. Ms. Gamble received a B.S. in Education from Syracuse University and a J.D. from the University of California, Berkeley.

    DEBORAH K. KARLSON has served as our Chief Financial Officer since
February 2000 and Vice President of Finance and Administration since 1999.
Ms. Karlson was a financial consultant from 1992 until 1999, and provided consulting services to AeroGen from 1997 to 1999. Previously, Ms. Karlson was a manager with Deloitte & Touche LLP, an accounting firm. She received a B.A. in Accounting and Economics and an M.B.A. in Finance and Accounting from the Syracuse University School of Management.

    MICHAEL A. KLIMOWICZ has served as our Vice President, Product Development since 1998. Mr. Klimowicz held a number of senior management positions at Alaris Medical Systems, a medical device company, from 1990 to 1998, most recently as Director of Product Development. Mr. Klimowicz was the Director of Biomedical Engineering at Psicor Inc., a medical services company, from 1987 to 1990.
Mr. Klimowicz received a B.S. in Electrical Engineering from Western Michigan University.

    JOHN S. POWER has served as our Vice President, European Operations and as our Managing Director, AeroGen Ireland since May 2000. Mr. Power was the Managing Director of Cerus Limited (now AeroGen Ireland), from 1998 to 2000. Mr. Power was Engineering Manager in Mechanical Development at Nellcor Puritan Bennett Incorporated, a medical products company, from 1993 to 1997. Mr. Power was an engineering consultant to various companies from 1988 to 1992. Mr. Power obtained I. Eng. Engineering Council Status from the Chesterfield College of Technology.

    THOMAS R. BARUCH has served as a director of AeroGen since 1994. He has been a General Partner at CMEA Ventures, a venture capital firm, since 1988 (previously an affiliated fund of New Enterprise Associates). Mr. Baruch was a special partner of New Enterprise Associates from 1990 to 1996. Mr. Baruch received a B.S. in Engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University. Mr. Baruch serves as a director of Netro Corporation, a telecommunications company, Symyx Technologies, a technology research company, Physiometrix Inc., a medical products company and Aclara Biosciences, Inc., a life science company.

    JEAN-JACQUES BIENAIME has served as a director of AeroGen since 1999.
Mr. Bienaime has been President, Chief Executive Officer and a director of SangStat, a transplant company, since 1998. Mr. Bienaime held various positions at Rhone Poulenc Rorer Inc., a leading pharmaceutical company, from 1992 to 1998, most recently as Senior Vice President of Corporate Marketing and Business Development. Mr. Bienaime received an M.B.A. from the Wharton School at the University of Pennsylvania and a degree in Economics from Ecole Superieure de Commerce de Paris in France. Mr. Bienaime serves as a director of the Fox Chase Cancer Center in Philadelphia.

    SUSAN D. DESMOND-HELLMANN, M.D. joined our Board of Directors in September 2000. Dr. Desmond-Hellmann is the Executive Vice President, Development and Product Operations and the Chief Medical Officer of Genentech, Inc., a biotechnology company. She has served in various executive positions with Genentech since 1995. Prior to joining Genentech, Dr. Desmond-Hellmann was with Bristol-Myers Squibb Pharmaceutical Research Institute from 1993 through 1994. Dr. Desmond-Hellmann has a B.S. in Pre-Med and an M.D. from the University of Nevada, Reno, and an M.P.H. from the University of California, Berkeley.

    PHYLLIS I. GARDNER, M.D. has served as a director of AeroGen since
May 2000. Dr. Gardner is currently the Senior Associate Dean for Education and Student Affairs and Associate Professor of Molecular Pharmacology and Medicine at Stanford University School of Medicine and has been with the university since 1984. Dr. Gardner was Vice President of Research and Principal Scientist of ALZA Corporation, and Head of ALZA Technology Institute, from 1996 to 1998.
Dr. Gardner was Principal Scientist and consultant to ALZA from 1994 to 1996. Dr. Gardner received a B.S. in Biology from the University of Illinois and an M.D. from Harvard Medical School.

    PHILIP M. YOUNG has served as a director of AeroGen since 1994. Mr. Young has been a General Partner with U.S. Venture Partners, a venture capital firm, since 1990. Mr. Young was a Managing Director of Dillon Read & Co., a financial services company, and Concord Partners, a venture capital firm managed by Dillon Read, from 1986 to 1990. Mr. Young was President and CEO of Oximetrix, Inc., a privately held manufacturer of high technology medical instruments and sterile disposable products, from 1978 to 1986. Mr. Young received a B.S. in Mechanical Engineering from Cornell University, an M.S. in Engineering Physics from George Washington University and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Young serves as a director of Vical Inc., a biotechnology company, Compugen, Ltd., a bioinformatics company, The Immune Response Corporation, a biopharmaceutical company, and Zoran Corporation, a digital solutions provider.

CLASSIFIED BOARD


    Upon the closing of this offering, we will have authorized seven directors. In accordance with the terms of our certificate of incorporation, the terms of office of our Board of Directors will be divided into three classes. As a result, a portion of our Board of Directors will be elected each year. The division of the three classes and their respective election dates are as follows:


    - the class I directors' term will expire at the annual meeting of stockholders to be held in 2001;

    - the class II directors' term will expire at the annual meeting of stockholders to be held in 2002; and

    - the class III director's term will expire at the annual meeting of stockholders to be held in 2003.

    Our class I directors will be Phyllis I. Gardner, M.D. and Philip M. Young. Our class II directors will be Thomas R. Baruch, Susan D. Desmond-Hellmann, M.D. and Jane E. Shaw, Ph.D. Our class III directors will be Jean-Jacques Bienaime and Yehuda Ivri. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws duly adopted by the Board of Directors or by the stockholders, or by a duly adopted amendment to our certificate of incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

BOARD COMMITTEES

    We established the audit committee of the Board of Directors in August 2000. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. Our audit committee currently consists of Thomas R. Baruch, Susan D. Desmond-Hellmann, M.D. and Philip M. Young.

    We established the compensation committee of the Board of Directors in August 2000. The compensation committee administers our stock plans, reviews and approves the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. Our compensation committee currently consists of Jean-Jacques Bienaime, Phyllis
I. Gardner, M.D. and Philip M. Young.

SCIENTIFIC ADVISORS

    We have retained advisors to provide guidance and counsel on key scientific and medical aspects of our business. These advisors provide us an agreed upon minimum number of days per year. They provide input on research, development and clinical strategy. In addition, once a year they each convene a group of consultants and organize a two-day symposium addressing a scientific or clinical topic of particular relevance to our product development activities. Each advisor is paid an annual retainer and receives options to purchase common stock.

    RICHARD N. DALBY, PH.D., M.R. PHARM. S., B. PHARM., is currently our Chief Scientific Advisor. Dr. Dalby is guiding our efforts to study and optimize the delivery of aerosolized formulations in the lung, based on his expertise in aerosol science, pharmaceutics and respiratory cell biology. Since 1997, Dr. Dalby has held various positions in the Department of Pharmaceutical Sciences at the University of Maryland, including the Vice Chair for Academic Affairs. Dr. Dalby received a Ph.D. from the University of Kentucky and a B. Pharm. from the Nottingham University School of Pharmacy.

    ALAN R. LEFF, M.D., is currently our Chief Medical Advisor. Dr. Leff assists us in identifying and assessing new opportunities. He also provides guidance for our development programs, based on his expertise in respiratory pharmacology, cell biology and immunology. Dr. Leff has held various positions at The University of Chicago where he is currently Senior Director for Research and Development for Biological Sciences. Since 1993, Dr. Leff has been the Director of the Asthma and Allergic and Immunologic Disease Cooperative Research Center (National Institute of Allergy and Infectious Diseases) and Professor of Pharmacological and Physiological Sciences. From 1996 to 1997 he was Co-Chairman, Asthma Committee, NIAID Task Force on Immunology, National Institutes of Health. Between 1994 and 1999, Dr. Leff was editor for the AMERICAN JOURNAL OF RESPIRATORY and CRITICAL CARE MEDICINE. Dr. Leff received an A.B. in Biology from Oberlin College and an M.D. from the University of Rochester School of Medicine and Dentistry.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation from us for their services as members of the Board of Directors or for attendance at committee meetings. In August 1999, we granted Mr. Bienaime, in connection with his participation on our Board of Directors, an option to purchase 16,666 shares of common stock at $0.60 per share under our 1996 Stock Option Plan. In April 2000, we granted
Dr. Gardner, in connection with her participation on our Board of Directors, an option to purchase 16,666 shares of common stock at $3.00 per share under our 1996 Stock Option Plan. In September 2000, we granted an option to purchase 16,666 shares of common stock to each of Mr. Baruch, Dr. Desmond-Hellmann, and Mr. Young at an exercise price of $4.50 per share under our 1996 Stock Option Plan. For each of these options, one year from the date of grant 4,166 shares covered by the option will become exercisable, and the balance of the shares covered by the option will vest in equal monthly installments over the subsequent three years.

    In August 2000, we adopted the 2000 Non-employee Directors' Stock Option Plan to provide for the automatic grant of options to purchase shares of common stock to our directors who are not our employees. Any director elected after the closing of this offering will receive an initial option to purchase 15,000 shares of common stock. Starting at the annual stockholder meeting in 2001, all non-employee directors will receive an annual option to purchase 5,000 shares of common stock.

EXECUTIVE COMPENSATION

    The following table sets forth summary information concerning the compensation paid to our Chief Executive Officer and four most highly compensated executive officers for services during the year ended December 31, 1999. All option grants were made under our 1996 Stock Option Plan.

                           SUMMARY COMPENSATION TABLE

                                                                           NUMBER OF
                                                         ANNUAL            SHARES OF
                                                      COMPENSATION        COMMON STOCK
                                                   -------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                         SALARY     BONUS        OPTIONS        OTHER
---------------------------                        --------   --------   --------------   --------
Jane E. Shaw, Ph.D. .............................  $239,989        --            --            --
  Chief Executive Officer
Michael A. Klimowicz ............................  $172,523   $44,501            --            --
  Vice President, Product Development
Casper L. de Clercq .............................  $160,132        --        16,666            --
  Vice President, Sales, Marketing & Business
  Development
Yehuda Ivri .....................................  $151,784        --            --       $30,000(1)
  Chief Technical Officer
Deborah K. Karlson(2) ...........................  $126,380        --        50,000            --
  Chief Financial Officer

------------------------

(1) Consists of $25,000 reimbursement for travel and lodging plus $5,000 tax gross-up on an interest-free loan.

(2) Ms. Karlson joined AeroGen in March 1999. Her annualized salary for 1999 was $160,000. Ms. Karlson was appointed Chief Financial Officer in
    February 2000.

                                    OPTIONS

    The following table sets forth each grant of stock options during the fiscal year ended December 31, 1999 to each of the individuals listed on the previous table.

    The exercise price of each option was equal to the fair market value of our common stock, as determined by the Board of Directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at the fair market value on the exercise date or, after the effective date of this offering, through a cashless exercise procedure involving a same-day sale of the purchased shares.

    The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by

    - multiplying the number of shares of common stock issuable upon exercise of a given option by the assumed initial public offering price of $14.00 per share;

    - assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

    -  subtracting from that result the aggregate option exercise price.

    The options listed in the following table under "Number of Shares of Common Stock Underlying Options Granted" are subject to vesting. For Mr. de Clercq, the options vest in equal monthly installments over 48 months of service. For
Ms. Karlson, the options vest in equal monthly installments over 36 months of service. For all the other individuals, the options vest as to 25% of the total shares after one year and as to 1/48th of the total shares each month over the next 36 months. Each of the options has a ten year term, subject to earlier termination if the optionholder's service with us ends.

    Percentages shown under "Percent of Total Options Granted to Employees in 1999" are based on an aggregate of 354,500 options granted to our employees under our stock option plans during the fiscal year ended December 31, 1999.

                             OPTION GRANTS IN 1999


                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                               NUMBER OF                                                   ANNUAL RATES OF
                               SHARES OF       PERCENT OF                                    STOCK PRICE
                              COMMON STOCK    TOTAL OPTIONS                               APPRECIATION FOR
                               UNDERLYING      GRANTED TO     EXERCISE                       OPTION TERM
                                OPTIONS         EMPLOYEES     PRICE PER   EXPIRATION   -----------------------
NAME                            GRANTED          IN 1999        SHARE        DATE          5%          10%
----                         --------------   -------------   ---------   ----------   ----------   ----------
Casper L. de Clercq........      16,666            4.7%         $0.60      08/04/09    $  370,061   $  595,183
Deborah K. Karlson.........      50,000           14.1%         $0.60      03/18/09    $1,110,226   $1,785,620


  AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999 AND YEAR-END
                                  OPTION VALUE

    The following table sets forth the number and value of securities underlying unexercised options that are held by each of the individuals listed on the previous page as of December 31, 1999.

    Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 1999" are based on the assumed initial public offering price of $14.00, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares issuable upon exercise of the option, less the exercise price payable for these shares. Our 1994 and 1996 Stock Option Plans and 2000 Equity Incentive Plan allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by us at the original exercise price, if the optionholder's service with us ends prior to the date when the options would have vested based upon the original vesting schedule.

                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                       UNDERLYING                      IN-THE-MONEY
                        SHARES                   UNEXERCISED OPTIONS AT                 OPTIONS AT
                       ACQUIRED                    DECEMBER 31, 1999                DECEMBER 31, 1999
                         UPON      VALUE     ------------------------------   ------------------------------
                       EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE(1)
                       --------   --------   -----------   ----------------   -----------   ----------------
Michael A.
  Klimowicz..........    --         --          24,375          65,625         $326,625         $879,375
Casper L. de
  Clercq.............    --         --           1,736          14,930         $ 23,262         $200,062
Deborah K. Karlson...    --         --          40,000          50,000         $538,000         $670,000

------------------------------

(1) These shares can be exercised under our early exercise program. However, if they are exercised, they will be subject to repurchase by us at the exercise price. The repurchase right lapses over time.

EXECUTIVE SEVERANCE BENEFIT PLAN

    In September 2000, the Board of Directors adopted an Executive Severance Benefit Plan which provides severance benefits to eligible executive employees selected by the Board of Directors. Benefits are paid only upon involuntary termination of employment without cause, or voluntary termination of employment for good reason, within one month prior to or within 13 months following a change in control of the beneficial ownership of the Company. Upon execution of a release of claims, each eligible executive would receive 12 months of salary continuation payable in monthly installments, continued health benefits for 12 months and option vesting acceleration. The vesting of 100% of the executive's unvested options would accelerate immediately prior to the date of termination such that the options would vest in 12 monthly installments beginning on the date of termination. Jane E. Shaw, Ph.D., Michael Klimowicz, Casper L. de Clercq, Yehuda Ivri, Carol A. Gamble and Deborah K. Karlson are the current participants in the Executive Severance Benefit Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

BENEFIT PLANS

    Since 1994, we have established five plans under which employees, officers, non-employee directors and consultants may purchase or receive common stock through incentive stock options and nonstatutory stock options, restricted stock purchase awards and stock bonuses. These plans are the 1994 Stock Option Plan, the 1996 Stock Option Plan, the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan and the 2000 Non-employee Directors' Stock Option Plan. In addition, we have established a defined contribution plan intended to be tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code, as amended and the executive severance benefit plan described above.

2000 EQUITY INCENTIVE PLAN

    We adopted the 2000 Equity Incentive Plan in August 2000.

    RESERVED SHARES. We have reserved 1,000,000 shares for issuance under the Equity Incentive Plan. On the date of each annual stockholder meeting for ten years, starting in the year 2001, the number of shares in this reserve will automatically increase by the least of 2,000,000 shares, 4.5% of the outstanding common stock on a fully-diluted basis or a lesser number as determined by our Board of Directors. If stock awards granted under the Equity Incentive Plan expire or otherwise terminate without being exercised in full, the shares of common stock not acquired will revert back to the plan and again become available for issuance.

    ADMINISTRATION. The Equity Incentive Plan is administered by our Board of Directors or a committee appointed by the Board which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability.

    ELIGIBILITY. Our Board of Directors may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code, to employees, including officers, of AeroGen or an affiliate of AeroGen. Our Board of Directors may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to employees, including officers, or our directors and consultants. A restricted stock purchase award is an offer to purchase our shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered. We may reacquire the shares under either type of award at the original purchase price, which is zero in the case of a stock bonus, if the recipient's service to us or an affiliate terminates before the shares vest.

    No incentive stock option may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of AeroGen or any affiliate of AeroGen, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under all of our plans may not exceed $100,000.

    Section 162(m) of the Internal Revenue Code denies a deduction to publicly-held corporations for compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000. When we become subject to Section 162(m), our Board of Directors may not grant options under the Equity Incentive Plan to an employee covering an aggregate of more than 1,000,000 shares in any calendar year.

    OPTION TERMS. The maximum option term is ten years. The exercise prices of options granted under the Equity Incentive Plan are determined by our Board of Directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant, and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant.

    Generally an option terminates three months after the optionholder's service with us terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death, or if the optionholder dies within three months after his or her service terminates, in either case before the end of the option term, the exercise period generally is extended to 18 months following death.

    OTHER PROVISIONS. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Nonstatutory stock options may be transferable under limited circumstances. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

    Our Board of Directors determines the purchase price of other stock awards, but the purchase price may not be less than 85% of the fair market value of AeroGen's common stock on the grant date. However, our Board of Directors may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the Equity Incentive Plan may, but need not, be restricted and subject to a repurchase option in favor of AeroGen in accordance with a vesting schedule that our Board of Directors determines. Our Board of Directors may accelerate the vesting of the restricted stock.

    Transactions not involving receipt of consideration by us, including a merger, consolidation, reorganization, stock dividend, or stock split, may change the nature, class and number of shares subject to the Equity Incentive Plan and to outstanding awards. In that event, our Board of Directors will appropriately adjust the Equity Incentive Plan as to the nature, class and the maximum number of shares subject to the term of the Equity Incentive Plan, including the Section 162(m) limitation. Our Board of Directors also will adjust outstanding awards as to the nature, class, number of shares and price per share subject to the awards.

    Upon a change in control of AeroGen the surviving entity will either assume, continue or substitute outstanding awards under the Equity Incentive Plan. If the awards are not assumed, continued or substituted, then the vesting of the awards will accelerate.

    OPTIONS ISSUED. As of September 30, 2000, no shares or options had been issued under the Equity Incentive Plan. The Equity Incentive Plan will not be effective until the effective date of this offering. The Equity Incentive Plan will terminate in 2010 unless our Board of Directors terminates it sooner. See the description below regarding stock options previously granted under the 1996 Stock Option Plan.

1994 AND 1996 STOCK OPTION PLANS

    In 1994, we adopted our 1994 Stock Option Plan. The 1994 plan will terminate in November 2004 unless it is terminated earlier by our Board of Directors. In 1996, we adopted our 1996 Stock Option Plan. The 1996 plan will terminate in March 2006 unless our Board of Directors terminates it sooner. In August 2000 our Board of Directors amended and restated the 1996 Stock Option Plan (Restated 1996 Plan) to provide for the same terms and conditions as the Equity Incentive Plan described above. However, the original terms of the 1996 Plan as described in this section will continue to apply to stock options granted under the original 1996 Plan prior to August 2000.

    OPTION TERMS. The option terms under the 1994 Plan and original 1996 Plan are similar to the Equity Incentive Plan described above. However, an option terminates 30 days under the original 1996 Plan and three months under the 1994 Plan after the optionholder's service with us terminates. In addition, if the termination is due to the optionholder's disability or death, the exercise period generally is extended to six months under the original 1996 Plan, and twelve months under the 1994 Plan, from termination of service.

    Acceptable consideration for the purchase of common stock issued under the 1994 Plan and original 1996 Plan is determined by our Board of Directors and generally includes cash, surrender of shares of our common stock with a fair market value equal to the exercise price, services rendered or a promissory note.

    Generally, an optionholder may not transfer a stock option other than by will or the laws of descent or distribution unless the optionholder holds a nonstatutory stock option that provides otherwise. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

    ELIGIBILITY. The eligibility to receive awards under the 1994 Plan and the original 1996 Plan are the same as the 2000 Equity Incentive Plan.

    The 1994 Plan and the original 1996 Plan provide for the grant of stock awards, including:

    - incentive stock options, as defined in Section 422 of the Internal Revenue Code, that may be granted solely to employees (including officers);

    -  nonstatutory stock options; and

    - under the original 1996 Plan, restricted stock purchase awards and stock bonuses that may be granted to employees (including officers), non-employee directors and consultants.

    RESTRICTED STOCK AND STOCK BONUS AWARDS. The purchase price for each restricted stock award granted must be at least 85% of the fair market value of the stock on the date of the award or at the time the purchase is consummated. Rights to acquire shares under a stock bonus or restricted stock bonus agreement may not be transferred other than by will or by the laws of descent and distribution. Some restricted stock awards made following the completion of this offering may be otherwise transferable if the stock purchase agreement so provides. Restricted stock purchase awards and stock bonuses granted under the original 1996 Plan may include a repurchase option in favor of us that varies according to a service vesting schedule determined by our Board of Directors. Stock bonuses may be awarded in consideration for past services without a purchase payment.

    CHANGE IN CONTROL. Upon specified changes in control, all outstanding options under the 1994 Plan and the original 1996 Plan will be either assumed or substituted. Under the original 1996 Plan, upon a change in control outstanding options also may be continued, cashed out or accelerated as determined under the change in control agreement.


    AUTHORIZED SHARES. As of September 30, 2000, an aggregate of 2,766,664 shares of common stock had been authorized for issuance under the 1994 Plan and the original 1996 Plan. As of September 30, 2000, options to purchase a total of 1,250,444 shares of our common stock were held by all participants under the 1994 Plan and the original 1996 Plan. At that date, a total of 786,712 shares of our common stock remained available for grant under the 1994 Plan and the 1996 original Plan. Shares subject to stock options that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the 1994 Plan and the original 1996 Plan.


    ADMINISTRATION. The 1994 Plan and original 1996 Plan are administered in the same manner as the Equity Incentive Plan as described above.

2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


    The Board of Directors authorized the 2000 Non-employee Directors' Stock Option Plan in August 2000, and our stockholders are expected to approve the plan in November 2000.



    RESERVED SHARES. We authorized the issuance of 250,000 shares of our common stock pursuant to the Non-employee Directors' Stock Option Plan. Under the Non-employee Directors' Stock Option Plan, each new non-employee director who is subsequently elected or appointed for the first time after this offering will automatically be granted an option to purchase 15,000 shares of common stock. This is the non-employee director's initial grant.


    On the date of each annual stockholder meeting, beginning in the year 2001, each non-employee director will be granted an option to purchase 5,000 shares of common stock. This is the non-employee director's annual grant.

    Options granted under the Non-employee Directors' Stock Option Plan are granted at 100% of the fair market value of the common stock on the date of grant. Options granted under the Non-employee Directors' Stock Option Plan have a ten-year term and vest as follows: initial grants vest as to 1/3rd of the shares 12 months after the date of grant and 1/36th of the shares each month for 24 months thereafter; and annual grants vest as to 1/36th of the shares monthly for three years. The Non-employee Directors' Stock Option Plan will terminate if and when terminated by our Board of Directors.

    CHANGE IN CONTROL. Upon certain changes in control of AeroGen, the vesting of all outstanding options under the Non-employee Directors' Stock Option Plan will automatically accelerate and the options will terminate if not exercised prior to the change in control.

    OPTIONS ISSUED. No options have been granted under the Non-employee Directors' Stock Option Plan.

2000 EMPLOYEE STOCK PURCHASE PLAN


    The Board of Directors authorized the Employee Stock Purchase Plan in August 2000, and our stockholders are expected to approve the plan in November 2000.


    RESERVED SHARES. We authorized the issuance of 250,000 shares of our common stock pursuant to purchase rights granted to our U.S. employees and to employees of our designated U.S. affiliates. On the date of each annual stockholders' meeting, for 20 years, beginning in 2001, the number of shares in the reserve automatically will be increased by the least of 1% of our outstanding shares on a fully-diluted basis, 250,000 shares or such lesser number of shares as determined by our Board of Directors.

    ELIGIBILITY. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. We implement this purchase plan by offering purchase rights to eligible employees. Generally, all U.S. employees of AeroGen and any U.S. affiliate designated by our Board of Directors may participate in the purchase plan, excluding part-time and seasonal employees. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding common stock. As of the date of this prospectus, no shares of common stock have been purchased under the purchase plan.

    ADMINISTRATION. Under the purchase plan, our Board of Directors may specify offerings of up to 27 months. The first offering will begin on the effective date of this initial public offering. Unless our Board of Directors otherwise determines, our common stock is purchased for accounts of participating employees at a price per share equal to the lower of 85% of the fair market value of a share on the first day of this offering, or 85% of the fair market value of a share on the purchase date.

    Our Board of Directors may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of 85% of the fair market value of a share on the day they began participating in the purchase plan, or 85% of the fair market value of a share on the purchase date.

    Under the initial offering, employees may authorize payroll deductions of up to 15% of their base compensation, excluding sales commissions and bonuses, for the purchase of stock under the purchase plan, and may end their participation in the offering at any time up to five days before a purchase date. Participation ends automatically on termination of employment.

    OTHER PROVISIONS. Our Board of Directors may grant eligible employees purchase rights under the purchase plan only to the extent the purchase rights, together with any other purchase rights granted under other employee stock purchase plans established by us or our affiliate, if any, do not permit the employee's rights to purchase our stock to accrue at a rate that exceeds $25,000 of the fair market value of our stock for each calendar year in which the purchase rights are outstanding. Our Board of Directors also may limit the number of shares that an employee may purchase on any purchase date.

    Upon a change of control of AeroGen, our Board of Directors may provide that the successor corporation will assume or substitute outstanding purchase rights. Alternatively, our Board of Directors may shorten the offering and provide that shares will be purchased for participants immediately before the change in control.

401(k) PLAN

    We maintain a 401(k) Plan for eligible employees. An employee participant may contribute up to 20% of his or her total annual compensation to the 401(k) Plan, up to the legal annual limit. The annual limit for calendar year 2000 is $10,500. Each participant is fully vested in his or her salary deferral contributions. Participant contributions are held and invested by the 401(k) Plan's trustee. We may make discretionary contributions as a percentage of participant contributions, subject to established limits. To date, we have made no discretionary contributions to the 401(k) Plan on behalf of the participants. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code, so that contributions by employees or by us to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation and bylaws contain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    -  for any acts under Section 174 of the Delaware General Corporation Law;
       or

    - for any transaction from which the director derives an improper personal benefit.

    These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief including an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. We intend to enter into separate indemnification agreements with our directors and executive officers that provide each of them indemnification protection in the event the amended and restated certificate of incorporation and amended and restated bylaws are subsequently amended. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

EMPLOYEE CONFIDENTIALITY AGREEMENTS

    At the time of commencement of employment, our employees generally sign offer letters specifying basic terms and conditions of employment. In general, our employees are not subject to written employment agreements. Each employee has entered into a standard form confidential information and invention assignment agreement that provides that the employee will not disclose any of our confidential information received during the course of employment and that, with some exceptions, the employee will assign to us any and all inventions conceived or developed during the course of employment.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2000, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

    -  each of the individuals listed on the "Summary Compensation Table" above;

    -  each of our officers and directors;

    - each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock; and

    -  all current directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2000, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.


    Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 15,776,702 shares of common stock outstanding on September 30, 2000, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering (at a rate of one share of common stock for each three shares of preferred stock), and 19,376,702 shares of common stock outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option.


    Unless otherwise indicated, the address of each of the individuals named below is: c/o AeroGen, Inc., 1310 Orleans Drive, Sunnyvale, CA 94089.


                                                                         PERCENT BENEFICIALLY
                                                                                OWNED
                                                        NUMBER OF       ----------------------
                                                          SHARES         PRIOR TO      AFTER
                                                       BENEFICIALLY         THE         THE
BENEFICIAL OWNER                                          OWNED          OFFERING     OFFERING
----------------                                     ----------------   -----------   --------
FIVE PERCENT STOCKHOLDERS:
Entities affiliated with US Venture Partners(1) ...      1,936,142         12.27%       9.99%
  2180 Sand Hill Road
  Suite 300
  Menlo Park, California 94025
CMEA, L.P.(2) .....................................      1,447,293          9.17%       7.47%
  235 Montgomery Street, Suite 920
  San Francisco, California 94104
Entities affiliated with InterWest Partners(3) ....      1,264,549          8.02%       6.53%
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, California 94025
MF Private Capital, Inc.(4) .......................        904,762          5.73%       4.67%
  45 Milk Street, Suite 600
  Boston, Massachusetts 02109-5105

                                                                         PERCENT BENEFICIALLY
                                                                                OWNED
                                                        NUMBER OF       ----------------------
                                                          SHARES         PRIOR TO      AFTER
                                                       BENEFICIALLY         THE         THE
BENEFICIAL OWNER                                          OWNED          OFFERING     OFFERING
----------------                                     ----------------   -----------   --------
Entities affiliated with Advent Partners,                  848,860          5.38%       4.38%
  L.P.(5) .........................................
  75 State Street
  30th Floor
  Boston, Massachusetts 02109
DIRECTORS AND EXECUTIVE OFFICERS:
Jane E. Shaw, Ph.D.(6).............................        465,480          2.95%       2.41%
Yehuda Ivri........................................      1,236,666          7.84%       6.38%
Thomas R. Baruch(7)................................      1,447,293          9.17%       7.47%
Jean-Jacques Bienaime(8)...........................          5,207             *           *
Casper L. de Clercq(9).............................         95,555             *           *
Susan D. Desmond-Hellmann, M.D.(10)................             --            --          --
Carol A. Gamble(10)................................             --            --          --
Phyllis I. Gardner, M.D.(11).......................          3,333             *           *
Deborah K. Karlson(12).............................         90,000             *           *
Michael A. Klimowicz(13)...........................         90,000             *           *
John S. Power(14)..................................        393,420          2.49%       2.03%
Philip M. Young(15)................................      1,936,142         12.27%       9.99%
All directors and executive officers as a group
  (11 persons)(16).................................      5,763,096         36.30%      29.74%


------------------------

   * Less than 1%

 (1) Includes 1,674,763 shares held by US Venture Partners IV, L.P., 203,295 shares held by Second Ventures II, L.P. and 58,084 shares held by USVP Entrepreneur Partners II. William K. Bowes, Jr., Irwin Federman, Steven M. Krausz and Philip M. Young share voting and dispositive power with respect to these shares.

 (2) Thomas R. Baruch has voting and investment power with respect to the shares held by this entity.

 (3) Includes 37,486 shares held by InterWest Investors VI, L.P. and 1,227,063 shares held by InterWest Partners VI, L.P. The voting and dispositive power with respect to these shares is shared by the managing directors of Interwest Management Partners VI, LLC (Harvey B. Cash, Alan W. Crites, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Robert R. Momsen and Arnold L. Oronsky) and the venture member of Interwest Management Partners VI, LLC (Gilbert H. Kliman).

 (4) Richard Coles, Senior Vice President of Manulife Financial has voting and dispositive power with respect to these shares.

 (5) Includes 465,412 shares held by Noptek, L.P, 321,963 shares held by Advent Israel, L.P., 16,100 shares held by Advent Partners, L.P., 6,410 shares held by Advent International Investors II, L.P. and 38,975 shares held by Advent Israel, Bermuda, L.P. In its capacity as manager of these funds, Advent International Corporation exercises sole voting and investment power with respect to all of the shares held by these funds. Advent International Corporation exercises its voting and investment power through a group of four persons: Douglas R. Brown, President and Chief Executive Officer, Andrew I. Fillat, Senior Vice President responsible for venture investments in North America, Dr. Jason S. Fisherman, Vice President responsible for the investment in AeroGen, and Janet L. Hennessy, Vice President responsible for monitoring public securities, none of whom may act independently and a majority of whom must act in concert to exercise voting or investment power of the beneficial holdings of such entity. Therefore, no individual in this group other than Advent International Corporation is deemed to have sole voting or investment authority.

 (6) Includes 450,666 shares held by Dr. Shaw (of which 136,116 are subject to repurchase at the original purchase price in the event of termination of Dr. Shaw's service with us, which repurchase right lapses over time) and 14,814 shares held by the Carpenter Family Trust, in which Dr. Shaw has an economic interest.

 (7) All of these shares are held by CMEA L.P. Mr. Baruch, a director of AeroGen, is a partner of CMEA Ventures. In such capacity, Mr. Baruch is deemed to have an indirect interest in an indeterminate portion of the shares beneficially owned by CMEA L.P. Mr. Baruch disclaims beneficial ownership of the shares held by CMEA L.P., within the meaning of Rule 13d-3 under the Securities Act of 1934.

 (8) Includes 5,207 shares issuable upon the exercise of options exercisable within 60 days of September 30, 2000.

 (9) Includes 5,555 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000 and 45,000 shares which are subject to repurchase at the original purchase price in the event of termination of Mr. de Clercq's service with us, which repurchase right lapses over time.

 (10) No shares vest until one year after beginning of service.

 (11) Includes 1,111 shares subject to repurchase at the original purchase price in the event of termination of Dr. Gardner's service with us, which repurchase right lapses over time.

 (12) Includes 22,223 shares which are subject to repurchase at the original purchase price in the event of termination of Ms. Karlson's service with us, which repurchase right lapses over time.

 (13) Includes 45,000 shares which are subject to repurchase at the original purchase price in the event of termination of Mr. Klimowicz's service with us, which repurchase right lapses over time.

 (14) Includes 147,532 shares issued in conjunction with the acquisition of Cerus Limited, subject to repurchase in the event of termination of Mr. Power's service with us, which repurchase right lapses over time.

 (15) All of these shares are held by US Venture Partners and its affiliates. Mr. Young, a director of AeroGen, is a partner of US Venture Partners. In such capacity, Mr. Young is deemed to have an indirect interest in an indeterminate portion of the shares beneficially owned by US Venture Partners and its affiliates. Mr. Young disclaims beneficial ownership of the shares held by US Venture Partners and its affiliates, within the meaning of Rule 13d-3 under the Securities Act of 1934.

 (16) Includes shares described in the notes above as applicable to our directors and current executive officers.

                           RELATED PARTY TRANSACTIONS

    The following executive officers, directors or holders of more than five percent of our voting securities purchased securities in the amounts and as of the dates shown below.

                                                        SHARES OF CONVERTIBLE PREFERRED STOCK(6)
                             COMMON      -----------------------------------------------------------------------
PURCHASER (1)                 STOCK       SERIES A     SERIES B     SERIES C    SERIES D    SERIES E    SERIES F
-------------              -----------   ----------   ----------   ----------   ---------   ---------   --------
DIRECTORS AND EXECUTIVE
  OFFICERS
Jane E. Shaw, Ph.D.......      450,666       --           --           --          --          --        44,445
Casper L. de Clercq......       90,000       --           --           --          --          --         --
Michael A. Klimowicz.....       90,000       --           --           --          --          --         --
Deborah K. Karlson.......       90,000       --           --           --          --          --         --
John S. Power(2).........      --            --           --           --          --       1,180,263     --
ENTITIES AFFILIATED WITH
  DIRECTORS
Entities affiliated with
  US Venture
  Partners(3)............      --         1,282,053    1,602,564    2,666,667     257,142      --         --
CMEA.....................      --         1,282,053    1,282,053    1,333,332      --          --       444,444

OTHER 5% STOCKHOLDERS
Entities affiliated with
  Advent Partners,
  L.P.(4)................      --         1,153,848      897,438      495,300      --          --         --
Entities affiliated with
  InterWest
  Partners(5)............      --            --           --        3,000,000     571,431      --       222,222
MF Private Capital,
  Inc....................      --            --           --           --       2,714,286      --         --

Price per Share..........  $0.30-$0.60     $0.39        $0.78        $1.00        $1.75       $2.97      $2.25
Date(s) of Purchase......   1/98-4/00    5/94-10/94   11/95-5/96   4/97-11/97     8/98        3/00       7/00

------------------------

(1) See "Principal Stockholders" for more detail on shares held by these purchasers.

(2) Consists of shares of Series E preferred stock issued to Mr. Power in exchange for his proportionate share of voting shares of stock of Cerus Limited in connection with the acquisition of Cerus by AeroGen, whereby Cerus became a subsidiary of AeroGen.

(3) Affiliates of US Venture Partners include US Venture Partners IV, L.P., Second Ventures II, L.P., and USVP Entrepreneur Partners II, L.P.

(4) Affiliates of Advent Partners, L.P. include Noptek, L.P., Advent Israel, L.P., Advent Partners, L.P., Advent International Investors II, L.P., and Advent Israel, Bermuda, L.P.

(5) Affiliates of InterWest Partners include InterWest Investors VI, L.P. and InterWest Partners VI, L.P.

(6) Upon completion of this offering, each three shares of preferred stock will convert into one share of common stock.

    REGISTRATION RIGHTS AGREEMENT. We have entered into an agreement with the preferred stockholders identified above, excluding Mr. Power, pursuant to which they will have registration rights with respect to their shares of common stock following this offering. Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

    INDEMNIFICATION AGREEMENTS. We intend to enter into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute such agreements with our future directors and officers.

    TRANSACTIONS WITH OFFICERS AND DIRECTORS. Mr. Ivri, AeroGen's Founder and Chief Technical Officer, has three notes payable to us. On May 6, 1994, we received a promissory note for the principal amount of $69,009. The note bears annual interest of 6.43% with principal and interest due the earlier of May 5, 2003, or 90 days after the date of termination of Mr. Ivri's service with us. On August 15, 1996, we received a promissory note for the principal amount of $200,000. The note bears no interest and the entire principal balance is due the earliest of (i) August 14, 2001, (ii) 90 days after Mr. Ivri's common stock is no longer subject to a lock-up agreement with the underwriters, or (iii) the date Mr. Ivri's service with us terminates pursuant to Mr. Ivri's resignation or is terminated by us for cause. On July 21, 2000, we received a promissory note for the principal amount of $50,000. The note bears interest at the rate of 6.62%, and the principal and interest are payable on the earlier of
(i) July 21, 2005 or (ii) the date at which Mr. Ivri's service with us terminates. These latter two notes are secured by 166,666 shares of Mr. Ivri's common stock.

    In 1998, we received a recourse note from Dr. Shaw, our Chairman and Chief Executive Officer, in the aggregate principal amount of $140,000 in connection with her purchase of 466,666 shares of common stock. The note bears annual interest of 5.93%, with original principal and interest due January 28, 2002. In October 1998, Dr. Shaw repaid $29,738 of the outstanding principal and accrued interest on the note. Certain portions of the common stock may be repurchased by us at the original purchase price if Dr. Shaw's service with us terminates. This repurchase right lapses over time.

    In 1998, Mr. de Clercq, our Vice President, Sales, Marketing and Business Development, signed a note in the aggregate principal amount of $53,730 to acquire 90,000 shares of common stock. The note bears annual interest of 4.51%, with original principal and interest due November 19, 2002. Certain portions of the common stock may be repurchased by us at the original purchase price if Mr. de Clercq's service with us terminates. This repurchase right lapses over time.

    In 2000, we received a recourse note from each of Ms. Karlson, our Chief Financial Officer, and Mr. Klimowicz, our Vice President, Product Development, in the aggregate principal amount of $51,730 and $53,730, respectively, to acquire 90,000 shares of common stock. The notes bear annual interest at 6.7%, with original principal and interest due April 17, 2004. A portion of the shares purchased by each employee may be repurchased by us at the original purchase price if his or her service with us terminates. This repurchase right lapses over time.

    In March 1998 we granted Dr. Gardner an option to purchase 3,333 shares of common stock at $0.30 per share under our 1996 Stock Option Plan in connection with Dr. Gardner providing consulting services to us. After one year from the date of grant, 2,500 shares covered by the option will vest, the remaining shares will vest in equal monthly installments over the following three years.

    We believe that all of the transactions set forth above were made in our best interest. In particular, the loans made to our Chief Technical Officer and certain of our other officers were made to help retain them as our employees. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by the Board of Directors, including a majority of the independent and disinterested directors.

                          DESCRIPTION OF CAPITAL STOCK

    The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as in effect upon the closing of this offering. This description is only a summary. You should also refer to our certificate of incorporation, bylaws and warrants which we have filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

    Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

COMMON STOCK


    As of September 30, 2000, there were 15,776,702 shares of common stock outstanding that were held of record by approximately 70 stockholders, after giving effect to the conversion of each three shares of our preferred stock into one share of our common stock. There will be 19,376,702 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, after giving effect to the sale of the shares of common stock offered by this prospectus and the conversion of shares of preferred stock discussed below.


    The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of AeroGen, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

    Prior to this offering, there were 39,010,653 shares of convertible preferred stock outstanding. All outstanding shares of convertible preferred stock will be converted into 13,003,514 shares of common stock upon the closing of this offering.

    Our certificate of incorporation provides that our Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. Our Board of Directors will be able to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of AeroGen, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

WARRANTS

    As of September 30, 2000, we have outstanding warrants to purchase:

    -  10,683 shares of common stock at an exercise price of $2.34 per share;

    - 65,000 shares of Series C preferred stock, at an exercise price of $1.00 per share, which shares are convertible into 21,666 shares of common stock.

    The warrants to purchase common stock were issued to Venture Lending & Leasing, Inc. and will expire no later than June 30, 2002. The warrants to purchase Series C preferred stock were issued to Venture Lending & Leasing, Inc. and Venture Lending & Leasing II, Inc. and will expire no later than October 14, 2004.

REGISTRATION RIGHTS OF STOCKHOLDERS

    Upon completion of this offering, under the Fourth Amended and Restated Information and Registration Rights Agreement dated July 7, 2000 the holders of 12,428,551 shares of common stock and warrants to purchase 21,666 shares of common stock, or their transferees, will be entitled to rights to register these shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, the holders of 11,787,525 of these shares may require us, at our expense and on not more than three occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders may require us at our expense to register their shares on Form S-3 when this form becomes available to us. These rights shall terminate on the earlier of five years after the effective date of this offering, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

    We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

    - prior to the date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    Our bylaws provide that candidates for director may be nominated only by the Board of Directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The Board of Directors may consist of one or more members to be determined from time to time by the Board of Directors. The Board of Directors currently consists of six members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, the Board of Directors may appoint new directors to fill vacancies or newly created directorships.

    Our certificate of incorporation requires that upon completion of this offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

SECTION 2115

    We currently are subject to Section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, provisions of California corporate law relating to shareholder rights, election and removal of directors and distributions to shareholders will apply to that company if the company meets the requirements of Section 2115. We will not be subject to Section 2115 if:

    - we are qualified for trading as a national market security on The Nasdaq National Market, and we have at least 800 stockholders of record as of the record date of our most recent annual meeting, or

    - during any income year less than 50% of our outstanding voting securities are held of record by persons having addresses in California.

    Our certificate of incorporation includes a provision requiring cumulative voting for directors whenever Section 2115 of the California Corporations Code applies to us. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. We expect that, following this offering, Section 2115 will not apply to us.

TRANSFER AGENT

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. The market price of our common stock after this offering could decline as a result of the sale of a large number of shares of our common stock in the market, or the perception that such sales could occur. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


    Upon completion of this offering, we will have outstanding an aggregate of 19,376,702 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 15,776,702 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.


    As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:


    - 30,916 shares will be eligible for immediate sale on the date the registration statement of which this prospectus is a part is declared effective;



    - 11,562 shares will be eligible for sale 90 days from the date the registration statement of which this prospectus is a part is declared effective;



    - 9,048,442 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, 180 days after the date this offering is declared effective; and


    - 441,690 shares will be eligible for sale upon the exercise of vested options or warrants 180 days after the date this offering is declared effective.


    - 6,685,782 shares will be eligible for sale at various times more than 180 days after the date this offering is declared effective.



    LOCK-UP AGREEMENTS. All of our officers and directors, and all stockholders, option holders and warrant holders except the holders of 42,478 shares of our common stock have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of Chase Securities Inc.


    RULE 144.  In general, under Rule 144 as currently in effect, beginning
90 days after the date the registration statement of which this prospectus is a part is declared effective, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which will equal approximately 193,766 shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. A total of 5,177,554 shares of our common stock will qualify as "144(k) shares" within 180 days after the date the registration statement of which this prospectus is a part, is declared effective.


    RULE 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchase or receive shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

    REGISTRATION RIGHTS. Upon completion of this offering, the holders of 12,428,523 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

    STOCK OPTIONS. Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 2000 Equity Incentive Plan, 1996 Stock Option Plan, 1994 Stock Option Plan, 2000 Non-employee Directors' Stock Option Plan, and 2000 Employee Stock Purchase Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market beginning 180 days after the effective date of the registration statement of which this prospectus is a part.

                                  UNDERWRITING

    Chase Securities Inc., CIBC World Markets Corp. and SG Cowen Securities Corporation are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective numbers of shares of common stock:

                                                               NUMBER OF
NAME                                                            SHARES
----                                                          -----------
Chase Securities Inc........................................
CIBC World Markets Corp.....................................
SG Cowen Securities Corporation.............................

                                                               ---------
Total.......................................................   3,600,000
                                                               =========

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel. The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares.

    The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                     UNDERWRITING DISCOUNTS AND COMMISSIONS

                                                 WITHOUT            WITH
                                              OVER-ALLOTMENT   OVER-ALLOTMENT
                                                 EXERCISE         EXERCISE
                                              --------------   --------------
Per Share...................................    $     0.98       $     0.98
Total.......................................    $3,528,000       $4,057,200


    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.


    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess
of $     per share. The underwriters may allow and such dealers may re- allow a
concession not in excess of $     per share to certain other dealers. After the
initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered in this offering.

    We have granted to the underwriters a 30-day option to purchase up to 540,000 additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to this option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered by us.

    This offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.


    All of our executive officers and directors and all of our stockholders except the holders of 42,478 shares of our common stock, have agreed or will agree prior to completion of this offering that they will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock owned by them for a period of 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options and warrants granted prior to the date hereof. We also may grant additional options or other awards under our stock option plans. Without the prior written consent of Chase Securities Inc., any additional options granted shall not be exercisable during this 180-day period.


    The representatives of the underwriters participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common shares at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the shares of common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when common shares sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    In connection with this offering, the underwriters may make short sales of our common stock and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to our business operations, our management and other factors deemed relevant.

    In addition, at our request, the underwriters have reserved up to 180,000 shares of common stock for sale at the initial public offering price to our directors, business associates and related persons. The number of shares available for sale to the general public will be reduced if such persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

    In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our shares of common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker must then lower its bid when certain purchase limits are exceeded.

                                 LEGAL MATTERS


    The validity of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Cooley Godward LLP has been granted an option to purchase 16,666 shares of our common stock. Stroock & Stroock & Lavan LLP, New York, New York, is acting as counsel for the underwriters in connection with certain legal matters relating to the shares of common stock offered by this prospectus.


                                    EXPERTS

    The consolidated financial statements of AeroGen, Inc. as of December 31, 1998 and 1999 and for each of the three years ended December 31, 1999 and for the period from November 18, 1991 (date of inception) to December 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Cerus Limited as of December 31, 1998 and 1999 and for each of the two years ended December 31, 1999 and for the period from December 16, 1997 (date of inception) to December 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever we make reference in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

    You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
AEROGEN, INC.
  (A COMPANY IN THE DEVELOPMENT STAGE)

  Report of Independent Accountants.........................     F-2
  Consolidated Balance Sheets...............................     F-3
  Consolidated Statements of Operations.....................     F-4
  Consolidated Statements of Stockholders' Deficit..........     F-5
  Consolidated Statements of Cash Flows.....................     F-8
  Notes to Consolidated Financial Statements................     F-9

CERUS LIMITED
  (A COMPANY IN THE DEVELOPMENT STAGE)

  Report of Independent Accountants.........................    F-29
  Balance Sheets............................................    F-30
  Statements of Operations..................................    F-31
  Statements of Stockholders' Equity........................    F-32
  Statements of Cash Flows..................................    F-33
  Notes to Financial Statements.............................    F-34

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  Unaudited Pro Forma Combined Condensed Statements of
    Operations..............................................    F-42
  Notes to the Unaudited Pro Forma Combined Condensed
    Statements of Operations................................    F-44

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of AeroGen, Inc.


    The stock split described in Note 12 to the consolidated financial statements has not been consummated at October 30, 2000. When it has been consummated, we will be in a position to furnish the following report:


    "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of AeroGen, Inc. (a company in the development stage) and its subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 and for the cumulative period from November 18, 1991 (date of inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
February 25, 2000,
except for Note 11 as to which
the date is July 21, 2000
and Note 12 as to which
the date is October  , 2000

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                          CONSOLIDATED BALANCE SHEETS


                                                                                                           PRO FORMA
                                                                                                         STOCKHOLDERS'
                                                                                                           EQUITY AT
                                                                  DECEMBER 31,                           SEPTEMBER 30,
                                                           ---------------------------   SEPTEMBER 30,       2000
                                                               1998           1999           2000        (SEE NOTE 9)
                                                           ------------   ------------   -------------   -------------
                                                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................  $ 17,499,487   $  1,821,945   $ 14,312,223
  Available-for-sale securities..........................            --      5,986,918      5,267,582
  Accounts receivable....................................            --        319,051      1,994,439
  Prepaid expenses and other current assets..............       118,072        390,748      1,055,308
                                                           ------------   ------------   ------------
    Total current assets.................................    17,617,559      8,518,662     22,629,552
Property and equipment, net..............................       865,671      1,009,846      1,827,693
Goodwill and other intangible assets, net................            --             --      1,907,357
Other assets.............................................       125,000        145,093        205,093
                                                           ------------   ------------   ------------
    Total assets.........................................  $ 18,608,230   $  9,673,601   $ 26,569,695
                                                           ============   ============   ============

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.......................................  $    344,372   $    455,700   $  1,215,302
  Accrued liabilities....................................       171,801        301,056      1,440,043
  Notes payable, current portion.........................       276,518        354,470        143,037
                                                           ------------   ------------   ------------
    Total current liabilities............................       792,691      1,111,226      2,798,382
Notes payable, less current portion......................       379,509             --             --
Other long-term liabilities..............................       100,000        100,000        271,895
                                                           ------------   ------------   ------------
    Total liabilities....................................     1,272,200      1,211,226      3,070,277
                                                           ------------   ------------   ------------

Commitments (Note 5)

Convertible preferred stock, par value: $0.001:
  Authorized: 27,994,352 shares;
  Issued and outstanding: 27,864,352 shares at
    December 31, 1998 and 1999, 39,010,653 shares at
    September 30, 2000 (unaudited) and none pro forma
    (unaudited)
  (Liquidation preference: $32,245,302 at December 31,
    1998 and 1999, $58,601,307 at September 30, 2000
    (unaudited)).........................................    31,476,099     31,476,099     58,541,015    $         --
                                                           ------------   ------------   ------------    ------------

Stockholders' equity (deficit):

  Common stock, par value: $0.001:
    Authorized: 40,000,000 shares;
    Issued and outstanding: 2,182,586, 2,309,594 and
      2,773,188 shares at December 31, 1998, 1999 and
      September 30, 2000 (unaudited), respectively; and
      15,776,702 shares pro forma (unaudited)............         2,183          2,310          2,773          15,777
  Additional paid-in capital.............................       251,932        954,524      7,378,796      65,906,807
  Notes receivable from stockholders.....................      (492,795)      (510,318)      (682,570)       (682,570)
  Deferred stock-based compensation, net.................            --       (558,360)    (6,174,092)     (6,174,092)
  Accumulated other comprehensive income (loss)..........            --        (32,576)        10,802          10,802
  Deficit accumulated during the development stage.......   (13,901,389)   (22,869,304)   (35,577,306)    (35,577,306)
                                                           ------------   ------------   ------------    ------------
    Total stockholders' equity (deficit).................   (14,140,069)   (23,013,724)   (35,041,597)   $ 23,499,418
                                                           ------------   ------------   ------------    ============
      Total liabilities, convertible preferred stock and
        stockholders' equity (deficit)...................  $ 18,608,230   $  9,673,601   $ 26,569,695
                                                           ============   ============   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                        CUMULATIVE                                   CUMULATIVE
                                                                        PERIOD FROM                                  PERIOD FROM
                                                                       NOVEMBER 18,                                 NOVEMBER 18,
                                                                       1991 (DATE OF       NINE MONTHS ENDED        1991 (DATE OF
                                    YEARS ENDED DECEMBER 31,           INCEPTION) TO         SEPTEMBER 30,          INCEPTION) TO
                             ---------------------------------------   DECEMBER 31,    --------------------------   SEPTEMBER 30,
                                1997          1998          1999           1999           1999           2000           2000
                             -----------   -----------   -----------   -------------   -----------   ------------   -------------
                                                                                              (UNAUDITED)            (UNAUDITED)
Research and development
  revenues.................  $   327,780   $    85,450   $   468,220   $  1,597,762    $    31,250   $  5,139,795   $  6,737,557
                             -----------   -----------   -----------   ------------    -----------   ------------   ------------
Operating expenses:
  Research and
    development(1).........    3,961,130     4,392,901     7,909,503     19,051,521      5,387,854     12,035,534     31,087,055
  General and
    administrative(2)......    1,509,204     1,599,912     2,076,507      6,577,958      1,573,573      2,820,785      9,398,743
  Purchased in-process
    research and
    development............           --            --            --             --             --      3,500,000      3,500,000
                             -----------   -----------   -----------   ------------    -----------   ------------   ------------
    Total operating
      expenses.............    5,470,334     5,992,813     9,986,010     25,629,479      6,961,427     18,356,319     43,985,798
                             -----------   -----------   -----------   ------------    -----------   ------------   ------------
Loss from operations.......   (5,142,554)   (5,907,363)   (9,517,790)   (24,031,717)    (6,930,177)   (13,216,524)   (37,248,241)
Interest income............      116,544       466,926       626,003      1,420,312        503,188        540,634      1,960,946
Interest expense...........      (29,239)     (121,946)      (76,128)      (257,899)       (59,511)       (32,112)      (290,011)
                             -----------   -----------   -----------   ------------    -----------   ------------   ------------
Net loss...................   (5,055,249)   (5,562,383)   (8,967,915)   (22,869,304)    (6,486,500)   (12,708,002)   (35,577,306)
Dividend related to
  beneficial conversion
  feature of preferred
  stock....................           --            --            --             --             --    (16,516,574)   (16,516,574)
                             -----------   -----------   -----------   ------------    -----------   ------------   ------------
Net loss available to
  common stockholders......  $(5,055,249)  $(5,562,383)  $(8,967,915)  $(22,869,304)   $(6,486,500)  $(29,224,576)  $(52,093,880)
                             ===========   ===========   ===========   ============    ===========   ============   ============
Net loss per common share,
  basic and diluted........  $     (3.40)  $     (3.47)  $     (4.95)                  $     (3.68)  $     (13.26)
                             ===========   ===========   ===========                   ===========   ============
Shares used in computing
  net loss per common
  share, basic and
  diluted..................    1,487,409     1,603,191     1,811,105                     1,762,411      2,204,640
                             ===========   ===========   ===========                   ===========   ============
Pro forma net loss per
  common share, basic and
  diluted (unaudited)......                              $     (0.81)                                $      (0.98)
                                                         ===========                                 ============
Shares used in computing
  pro forma net loss per
  common share, basic and
  diluted (unaudited)......                               11,099,222                                   12,947,068
                                                         ===========                                 ============


------------------------------


(1) Including deferred stock-based compensation expense of $72,191 in 1999, $72,191 and $462,883 (unaudited) for the cumulative periods from November 18, 1991 (date of inception) to December 31, 1999 and
    September 30, 2000, respectively, and $28,430 (unaudited) and $390,692 (unaudited) for the nine months ended September 30, 1999 and September 30, 2000, respectively.



(2) Including deferred stock-based compensation expense of $37,664 in 1999, $37,664 and $133,695 (unaudited) for the cumulative periods from November 18, 1991 (date of inception) to December 31, 1999 and
    September 30, 2000, respectively, and $25,107 (unaudited) and $96,031 (unaudited) for the nine months ended September 30, 1999 and September 30, 2000, respectively.


  The accompanying notes are an integral part of these consolidated financial statements.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM NOVEMBER 18, 1991 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000


                                                                                              NOTES
                                                         COMMON STOCK        ADDITIONAL     RECEIVABLE      DEFERRED
                                                     --------------------     PAID-IN          FROM       STOCK-BASED
                                                      SHARES      AMOUNT      CAPITAL      STOCKHOLDERS   COMPENSATION
                                                     ---------   --------   ------------   ------------   ------------
Issuance of common stock to founder at $0.0015 per
  share for cash in November 1991..................  1,333,333   $  2,000   $         --    $      --     $        --
Note receivable from stockholder...................         --         --             --      (69,009)             --
Issuance of common stock at $0.12 per share for
  cash and note receivable in July 1994............    333,330     40,000             --      (35,000)             --
Accretion to redemption value of redeemable
  convertible preferred stock......................         --         --             --           --              --
Net loss...........................................         --         --             --           --              --
                                                     ---------   --------   ------------    ---------     -----------
Balances, December 31, 1994........................  1,666,663     42,000             --     (104,009)             --
Issuance of common stock pursuant to exercise of
  stock options at $0.12 per share for cash in
  April............................................      3,333        400             --           --              --
Repurchase of common stock at $0.12 per share in
  connection with cancellation of note receivable
  from stockholders in May.........................   (263,898)   (31,668)            --       31,668              --
Repayment of note receivable from stockholder in
  November.........................................         --         --             --        3,332              --
Accrued interest on notes receivable from
  stockholders.....................................         --         --             --       (7,120)             --
Accretion to redemption value of redeemable
  convertible preferred stock......................         --         --             --           --              --
Net loss...........................................         --         --             --           --              --
                                                     ---------   --------   ------------    ---------     -----------
Balances, December 31, 1995........................  1,406,098     10,732             --      (76,129)             --
Issuance of common stock at $0.24 per share for
  services rendered in May.........................      6,416      1,540             --           --              --
Notes receivable from stockholders.................                                   --     (200,000)             --
Issuance of common stock pursuant to exercise of
  stock options at $0.12 and $0.24 per share for
  cash in August and September.....................      6,666      1,400             --           --              --
Accrued interest on notes receivable from
  stockholders.....................................         --         --             --       (4,709)             --
Accretion to redemption value of redeemable
  convertible preferred stock......................         --         --             --           --              --
Net loss...........................................         --         --             --           --              --
                                                     ---------   --------   ------------    ---------     -----------
Balances, December 31, 1996........................  1,419,180     13,672             --     (280,838)             --

                                                                       DEFICIT
                                                      ACCUMULATED    ACCUMULATED
                                                         OTHER        DURING THE         TOTAL
                                                     COMPREHENSIVE   DEVELOPMENT     STOCKHOLDERS'
                                                     INCOME (LOSS)      STAGE           DEFICIT
                                                     -------------   ------------   ----------------
Issuance of common stock to founder at $0.0015 per
  share for cash in November 1991..................    $     --      $        --      $      2,000
Note receivable from stockholder...................          --               --           (69,009)
Issuance of common stock at $0.12 per share for
  cash and note receivable in July 1994............          --               --             5,000
Accretion to redemption value of redeemable
  convertible preferred stock......................          --          (68,621)          (68,621)
Net loss...........................................          --         (355,581)         (355,581)
                                                       --------      ------------     ------------
Balances, December 31, 1994........................          --         (424,202)         (486,211)
Issuance of common stock pursuant to exercise of
  stock options at $0.12 per share for cash in
  April............................................          --               --               400
Repurchase of common stock at $0.12 per share in
  connection with cancellation of note receivable
  from stockholders in May.........................          --               --                --
Repayment of note receivable from stockholder in
  November.........................................          --               --             3,332
Accrued interest on notes receivable from
  stockholders.....................................          --               --            (7,120)
Accretion to redemption value of redeemable
  convertible preferred stock......................          --         (208,506)         (208,506)
Net loss...........................................          --         (754,076)         (754,076)
                                                       --------      ------------     ------------
Balances, December 31, 1995........................          --       (1,386,784)       (1,452,181)
Issuance of common stock at $0.24 per share for
  services rendered in May.........................          --               --             1,540
Notes receivable from stockholders.................          --               --          (200,000)
Issuance of common stock pursuant to exercise of
  stock options at $0.12 and $0.24 per share for
  cash in August and September.....................          --               --             1,400
Accrued interest on notes receivable from
  stockholders.....................................          --               --            (4,709)
Accretion to redemption value of redeemable
  convertible preferred stock......................          --         (515,687)         (515,687)
Net loss...........................................          --       (2,174,108)       (2,174,108)
                                                       --------      ------------     ------------
Balances, December 31, 1996........................          --       (4,076,579)       (4,343,745)

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT (CONTINUED)
FOR THE PERIOD FROM NOVEMBER 18, 1991 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000


                                                                                             NOTES
                                                          COMMON STOCK       ADDITIONAL    RECEIVABLE      DEFERRED
                                                      --------------------    PAID-IN         FROM       STOCK-BASED
                                                       SHARES      AMOUNT     CAPITAL     STOCKHOLDERS   COMPENSATION
                                                      ---------   --------   ----------   ------------   ------------
Issuance of common stock at $0.24 per share for note
  receivable in January.............................    283,333     68,000          --       (68,000)             --
Issuance of common stock at $0.24 per share for
  services rendered in May..........................      3,333        800          --            --              --
Issuance of common stock pursuant to exercise of
  stock options at $0.12 and $0.24 per share for
  cash throughout the year..........................     81,763     16,457          --            --              --
Accrued interest on notes receivable from
  stockholders......................................         --         --          --        (7,976)             --
Accretion to redemption value of redeemable
  convertible preferred stock.......................         --         --          --            --              --
Net loss............................................         --         --          --            --              --
                                                      ---------   --------   ----------    ---------     -----------
Balances, December 31, 1997.........................  1,787,609     98,929          --      (356,814)             --
Accretion to redemption value of redeemable
  convertible preferred stock.......................         --         --          --            --              --
Reincorporation into a Delaware corporation.........         --    (97,141)     97,141            --              --
Removal of redemption provision for Series A, B and
  C in conjunction with issuance of Series D........         --         --          --            --              --
Issuance of common stock at $0.30 per share for a
  note receivable in January........................    466,666        467     139,533      (140,000)             --
Repurchase of common stock at $0.24 per share in
  connection with cancellation of note receivable in
  January...........................................   (208,833)      (209)    (49,911)       71,590              --
Issuance of common stock at $0.60 per share for a
  note receivable in December.......................     90,000         90      53,910       (53,730)             --
Issuance of common stock pursuant to exercise of
  stock options for cash............................     47,144         47      11,259            --              --
Accrued interest on notes receivable from
  stockholders......................................         --         --          --       (13,841)             --
Net loss............................................         --         --          --            --              --
                                                      ---------   --------   ----------    ---------     -----------
Balances, December 31, 1998.........................  2,182,586      2,183     251,932      (492,795)             --

                                                                        DEFICIT
                                                       ACCUMULATED    ACCUMULATED
                                                          OTHER        DURING THE         TOTAL
                                                      COMPREHENSIVE   DEVELOPMENT     STOCKHOLDERS'
                                                      INCOME (LOSS)      STAGE           DEFICIT
                                                      -------------   ------------   ----------------
Issuance of common stock at $0.24 per share for note
  receivable in January.............................          --               --                --
Issuance of common stock at $0.24 per share for
  services rendered in May..........................          --               --               800
Issuance of common stock pursuant to exercise of
  stock options at $0.12 and $0.24 per share for
  cash throughout the year..........................          --               --            16,457
Accrued interest on notes receivable from
  stockholders......................................          --               --            (7,976)
Accretion to redemption value of redeemable
  convertible preferred stock.......................          --         (895,541)         (895,541)
Net loss............................................          --       (5,055,249)       (5,055,249)
                                                        --------      ------------     ------------
Balances, December 31, 1997.........................          --      (10,027,369)      (10,285,254)
Accretion to redemption value of redeemable
  convertible preferred stock.......................          --         (953,587)         (953,587)
Reincorporation into a Delaware corporation.........          --               --                --
Removal of redemption provision for Series A, B and
  C in conjunction with issuance of Series D........          --        2,641,950         2,641,950
Issuance of common stock at $0.30 per share for a
  note receivable in January........................          --               --                --
Repurchase of common stock at $0.24 per share in
  connection with cancellation of note receivable in
  January...........................................          --               --            21,470
Issuance of common stock at $0.60 per share for a
  note receivable in December.......................          --               --               270
Issuance of common stock pursuant to exercise of
  stock options for cash............................          --               --            11,306
Accrued interest on notes receivable from
  stockholders......................................          --               --           (13,841)
Net loss............................................          --       (5,562,383)       (5,562,383)
                                                        --------      ------------     ------------
Balances, December 31, 1998.........................          --      (13,901,389)      (14,140,069)

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT (CONTINUED)
FOR THE PERIOD FROM NOVEMBER 18, 1991 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000



                                                                                            NOTES
                                                        COMMON STOCK       ADDITIONAL     RECEIVABLE      DEFERRED
                                                     ------------------     PAID-IN          FROM       STOCK-BASED
                                                      SHARES     AMOUNT     CAPITAL      STOCKHOLDERS   COMPENSATION
                                                     ---------   ------   ------------   ------------   ------------
Issuance of common stock pursuant to exercise of
  stock options at $0.12-$0.60 per share for cash
  throughout the year..............................    127,008     127          34,377           --              --
Accrued interest on notes receivable from
  stockholders.....................................         --      --              --      (17,523)             --
Unrealized loss on available-for-sale securities...         --      --              --           --              --
Deferred stock compensation........................         --      --         668,215           --        (668,215)
Amortization of deferred stock compensation........         --      --              --           --         109,855
Net loss...........................................         --      --              --           --              --
                                                     ---------   ------   ------------    ---------     -----------
Balances, December 31, 1999........................  2,309,594   2,310         954,524     (510,318)       (558,360)
Issuance of common stock pursuant to exercise of
  stock options at $0.24-$4.50 per share for cash
  and notes receivable from stockholders throughout
  the period (unaudited)...........................    468,073     468         324,500     (105,460)             --
Repurchase of common stock at $0.60 per share in
  August (unaudited)...............................     (4,479)     (5)         (2,683)          --              --
Note receivable from stockholder (unaudited).......         --      --              --      (50,000)             --
Accrued interest on notes receivable from
  stockholders (unaudited).........................         --      --              --      (16,792)             --
Changes in unrealized loss on available-for-sale
  securities (unaudited)...........................         --      --              --           --              --
Foreign currency translation (unaudited)...........         --      --              --           --              --
Deferred stock compensation (unaudited)............         --      --       6,102,455           --      (6,102,455)
Amortization of deferred stock compensation
  (unaudited)......................................         --      --              --           --         486,723
Beneficial conversion feature related to issuance
  of Series E and Series F preferred stock
  (unaudited)......................................         --      --      16,516,574           --              --
Deemed dividend related to beneficial conversion
  feature of preferred stock (unaudited)...........         --      --     (16,516,574)          --              --
Net loss (unaudited)...............................         --      --              --           --              --
                                                     ---------   ------   ------------    ---------     -----------
Balances, September 30, 2000 (unaudited)...........  2,773,188   $2,773   $  7,378,796    $(682,570)    $(6,174,092)
                                                     =========   ======   ============    =========     ===========

                                                                       DEFICIT
                                                      ACCUMULATED    ACCUMULATED
                                                         OTHER        DURING THE         TOTAL
                                                     COMPREHENSIVE   DEVELOPMENT     STOCKHOLDERS'
                                                     INCOME (LOSS)      STAGE           DEFICIT
                                                     -------------   ------------   ----------------
Issuance of common stock pursuant to exercise of
  stock options at $0.12-$0.60 per share for cash
  throughout the year..............................          --               --            34,504
Accrued interest on notes receivable from
  stockholders.....................................          --               --           (17,523)
Unrealized loss on available-for-sale securities...     (32,576)              --           (32,576)
Deferred stock compensation........................          --               --                --
Amortization of deferred stock compensation........          --               --           109,855
Net loss...........................................          --       (8,967,915)       (8,967,915)
                                                       --------      ------------     ------------
Balances, December 31, 1999........................     (32,576)     (22,869,304)      (23,013,724)
Issuance of common stock pursuant to exercise of
  stock options at $0.24-$4.50 per share for cash
  and notes receivable from stockholders throughout
  the period (unaudited)...........................          --               --           219,508
Repurchase of common stock at $0.60 per share in
  August (unaudited)...............................          --               --            (2,688)
Note receivable from stockholder (unaudited).......          --               --           (50,000)
Accrued interest on notes receivable from
  stockholders (unaudited).........................          --               --           (16,792)
Changes in unrealized loss on available-for-sale
  securities (unaudited)...........................      32,576               --            32,576
Foreign currency translation (unaudited)...........      10,802               --            10,802
Deferred stock compensation (unaudited)............          --               --                --
Amortization of deferred stock compensation
  (unaudited)......................................          --               --           486,723
Beneficial conversion feature related to issuance
  of Series E and Series F preferred stock
  (unaudited)......................................          --               --        16,516,574
Deemed dividend related to beneficial conversion
  feature of preferred stock (unaudited)...........          --               --       (16,516,574)
Net loss (unaudited)...............................          --      (12,708,002)      (12,708,002)
                                                       --------      ------------     ------------
Balances, September 30, 2000 (unaudited)...........    $ 10,802      $(35,577,306)    $(35,041,597)
                                                       ========      ============     ============


  The accompanying notes are an integral part of these consolidated financial statements.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    CUMULATIVE
                                                                                    PERIOD FROM
                                                                                   NOVEMBER 18,
                                                                                   1991 (DATE OF          NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,              INCEPTION) TO            SEPTEMBER 30,
                                     ----------------------------------------      DECEMBER 31,       --------------------------
                                        1997          1998           1999              1999              1999           2000
                                     -----------   -----------   ------------   -------------------   -----------   ------------
                                                                                                             (UNAUDITED)
Cash flows from operating
  activities:
  Net loss.........................  $(5,055,249)  $(5,562,383)  $ (8,967,915)     $(22,869,304)      $(6,486,500)  $(12,708,002)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
    Depreciation and
      amortization.................      217,696       344,082        494,311         1,211,352           361,551        629,841
    Loss on disposal of property
      and equipment................        4,858            --             --             4,858                --             --
    Common stock issued for
      services received............          800            --             --             2,340                --             --
    Purchased in-process research
      and development..............           --            --             --                --                --      3,500,000
    Accrued interest on notes
      receivable from
      stockholders.................       (7,976)      (13,841)       (17,523)         (320,178)          (12,429)       (16,792)
    Amortization of deferred
      stock-based compensation.....           --            --        109,855           109,855            53,537        486,723
    Changes in operating assets and
      liabilities:
      Accounts receivable..........     (127,488)      127,488       (319,051)         (319,051)               --     (1,570,350)
      Prepaid expenses and other
        current assets.............     (123,658)       30,457       (272,676)         (390,748)         (284,551)      (664,560)
      Accounts payable.............      100,311       132,290        111,328           455,700            33,783        697,449
      Accrued liabilities..........      208,346      (148,178)       129,255           301,056           128,462      1,095,091
      Other........................      (18,348)        4,500        (20,093)          (45,093)          (20,093)        (9,105)
                                     -----------   -----------   ------------      ------------       -----------   ------------
        Net cash used in operating
          activities...............   (4,800,708)   (5,085,585)    (8,752,509)      (21,859,213)       (6,226,240)    (8,559,705)
                                     -----------   -----------   ------------      ------------       -----------   ------------
Cash flows from investing
  activities:
  Acquisition of property and
    equipment......................     (764,371)     (410,855)      (638,486)       (2,183,768)         (539,434)    (1,289,716)
  Purchases of available-for-sale
    securities.....................           --            --    (28,565,057)      (28,565,057)       (8,003,790)    (6,091,494)
  Proceeds from maturities of
    available-for-sale
    securities.....................           --            --     22,545,563        22,545,563                --      6,843,406
  Cash acquired, net...............           --            --             --                --                --        392,174
                                     -----------   -----------   ------------      ------------       -----------   ------------
        Net cash used in investing
          activities...............     (764,371)     (410,855)    (6,657,980)       (8,203,262)       (8,543,224)      (145,630)
                                     -----------   -----------   ------------      ------------       -----------   ------------
Cash flows from financing
  activities:
  Proceeds from issuance of common
    stock..........................       16,457        11,576         34,504            71,337            22,860        219,508
  Repurchase of common stock.......           --            --             --                --                --         (2,688)
  Proceeds from issuance of
    convertible preferred stock,
    net............................    9,180,558    17,345,599             --        31,476,107                --     21,252,356
  Proceeds from issuance of note
    payable........................      976,587            --             --         1,113,324                --             --
  Principal payments under capital
    lease obligations..............           --            --             --           (42,296)               --             --
  Repayment of note payable........     (138,235)     (286,341)      (301,557)         (758,854)         (227,326)      (211,433)
  Issuance of note receivable from
    stockholder....................            -             -              -                 -                 -        (50,000)
  Repayment of note receivable from
    stockholder....................           --        21,470             --            24,802                --             --
                                     -----------   -----------   ------------      ------------       -----------   ------------
        Net cash provided by (used
          in) financing
          activities...............   10,035,367    17,092,304       (267,053)       31,884,420          (204,466)    21,207,743
                                     -----------   -----------   ------------      ------------       -----------   ------------
Effect of exchange rate changes on
  cash.............................           --            --             --                --                --        (12,130)
Net increase (decrease) in cash and
  cash equivalents.................    4,470,288    11,595,864    (15,677,542)        1,821,945       (14,973,970)    12,490,278
Cash and cash equivalents,
  beginning of period..............    1,433,335     5,903,623     17,499,487                --        17,499,487      1,821,945
                                     -----------   -----------   ------------      ------------       -----------   ------------
Cash and cash equivalents, end of
  period...........................  $ 5,903,623   $17,499,487   $  1,821,945      $  1,821,945       $ 2,525,557   $ 14,312,223
                                     ===========   ===========   ============      ============       ===========   ============
Supplemental disclosure of noncash
  investing and financing
  activities:
  Acquisition of property and
    equipment under capital
    lease..........................  $        --   $        --   $         --      $     39,958       $        --   $         --
  Exchange of stockholder note
    receivable for common stock....  $    68,000   $   193,730   $         --      $    261,730       $        --   $    105,460
  Repurchase of common stock in
    connection with cancellation of
    note receivable from
    stockholder....................  $        --   $    50,120   $         --      $     81,788       $        --   $         --
  Convertible preferred stock
    issued for acquisition.........  $        --   $        --   $         --      $         --       $        --   $  5,812,560
  Accretion to redemption value of
    redeemable convertible
    preferred stock................  $   895,541   $   953,587   $         --      $  2,641,950       $        --   $         --
  Removal of redemption provision
    for convertible preferred
    stock..........................  $        --   $ 2,641,950   $         --      $  2,641,950       $        --   $         --
  Deferred stock-based
    compensation...................  $        --   $        --   $    668,215      $    668,215       $   161,666   $  6,102,455
Supplemental disclosure of cash
  flow information:
  Cash paid during period for
    interest.......................  $    28,417   $   121,946   $     76,128      $    257,899       $    59,511   $     27,830

                                         CUMULATIVE
                                         PERIOD FROM
                                        NOVEMBER 18,
                                        1991 (DATE OF
                                        INCEPTION) TO
                                        SEPTEMBER 30,
                                            2000
                                     -------------------
                                         (UNAUDITED)
Cash flows from operating
  activities:
  Net loss.........................     $(35,577,306)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
    Depreciation and
      amortization.................        1,841,193
    Loss on disposal of property
      and equipment................            4,858
    Common stock issued for
      services received............            2,340
    Purchased in-process research
      and development..............        3,500,000
    Accrued interest on notes
      receivable from
      stockholders.................         (336,970)
    Amortization of deferred
      stock-based compensation.....          596,578
    Changes in operating assets and
      liabilities:
      Accounts receivable..........       (1,889,401)
      Prepaid expenses and other
        current assets.............       (1,055,308)
      Accounts payable.............        1,153,149
      Accrued liabilities..........        1,396,147
      Other........................          (54,198)
                                        ------------
        Net cash used in operating
          activities...............      (30,418,918)
                                        ------------
Cash flows from investing
  activities:
  Acquisition of property and
    equipment......................       (3,473,484)
  Purchases of available-for-sale
    securities.....................      (34,656,551)
  Proceeds from maturities of
    available-for-sale
    securities.....................       29,388,969
  Cash acquired, net...............          392,174
                                        ------------
        Net cash used in investing
          activities...............       (8,348,892)
                                        ------------
Cash flows from financing
  activities:
  Proceeds from issuance of common
    stock..........................          290,845
  Repurchase of common stock.......           (2,688)
  Proceeds from issuance of
    convertible preferred stock,
    net............................       52,728,463
  Proceeds from issuance of note
    payable........................        1,113,324
  Principal payments under capital
    lease obligations..............          (42,296)
  Repayment of note payable........         (970,287)
  Issuance of note receivable from
    stockholder....................          (50,000)
  Repayment of note receivable from
    stockholder....................           24,802
                                        ------------
        Net cash provided by (used
          in) financing
          activities...............       53,092,163
                                        ------------
Effect of exchange rate changes on
  cash.............................          (12,130)
Net increase (decrease) in cash and
  cash equivalents.................       14,312,223
Cash and cash equivalents,
  beginning of period..............               --
                                        ------------
Cash and cash equivalents, end of
  period...........................     $ 14,312,223
                                        ============
Supplemental disclosure of noncash
  investing and financing
  activities:
  Acquisition of property and
    equipment under capital
    lease..........................     $     39,958
  Exchange of stockholder note
    receivable for common stock....     $    367,190
  Repurchase of common stock in
    connection with cancellation of
    note receivable from
    stockholder....................     $     81,788
  Convertible preferred stock
    issued for acquisition.........     $  5,812,560
  Accretion to redemption value of
    redeemable convertible
    preferred stock................     $  2,641,950
  Removal of redemption provision
    for convertible preferred
    stock..........................     $  2,641,950
  Deferred stock-based
    compensation...................     $  6,770,670
Supplemental disclosure of cash
  flow information:
  Cash paid during period for
    interest.......................     $    285,729


  The accompanying notes are an integral part of these consolidated financial statements.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--FORMATION AND BUSINESS OF THE COMPANY:

    AeroGen, Inc., formerly Fluid Propulsion Technologies, Inc. (the "Company") was incorporated on November 18, 1991 to develop industrial, consumer, and medical products using a liquid aerosol generator. The Company is in the development stage and since inception has devoted substantially all of its efforts to developing its products, including engaging in research and development activities with partners, raising capital, and recruiting personnel.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF CONSOLIDATION

    In May 2000, the Company acquired a subsidiary in Ireland, AeroGen (Ireland) Limited (see note 11). The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated.

    UNAUDITED INTERIM RESULTS


    The accompanying consolidated balance sheet as of September 30, 2000, the consolidated statements of operations and of cash flows for the nine months ended September 30, 1999 and 2000 and for the cumulative period from November 8, 1991 (date of inception) to September 30, 2000, and the statement of stockholders' deficit for the nine months ended September 30, 2000 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's consolidated financial position and results of operations and cash flows for the nine months ended September 30, 1999, and 2000. The financial data and other information disclosed in these notes to financial statements related to the nine month periods are unaudited. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.


    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include money market and deposit accounts.

    AVAILABLE-FOR-SALE SECURITIES

    All investments are classified as available-for-sale and therefore are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' deficit. Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    DEPRECIATION AND AMORTIZATION

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years. Amortization of leasehold improvements and leased assets is provided on a straight-line basis over the life of the related asset or the lease term, if shorter. Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations.

    GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets primarily consist of goodwill and acquired workforce related to the acquisition of Cerus Limited and are amortized on a straight-line basis to operations over six and two years, respectively.

    IMPAIRMENT OF LONG-LIVED ASSETS


    The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset.


    CONCENTRATION OF CREDIT RISK AND OTHER RISKS AND UNCERTAINTIES

    The Company maintains its cash and cash equivalents in accounts with two major financial institutions in the United States. Deposits in these institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

    Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, available-for-sale securities, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable approximates fair value.

    Products developed by the Company may require the approval of the Food and Drug Administration ("FDA") and/or other international regulatory agencies prior to commercial sales. The Company cannot be assured that its products will receive the necessary approvals. If the Company is denied approval or if approval is delayed, this may have a material adverse impact on the Company.

    The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability and the need to obtain additional financing.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Three customers accounted for 36%, 27% and 15% of the research and development revenues during the year ended December 31, 1997, respectively.

    One customer accounted for 100% of the research and development revenues during the year ended December 31, 1998.

    One customer accounted for 100% of accounts receivable at December 31, 1999 and three customers accounted for 75%, 11% and 11% of research and development revenues during the year ended December 31, 1999, respectively.

    RESEARCH AND DEVELOPMENT REVENUE RECOGNITION

    Research and development revenues which are earned under agreements with third parties for contract research and development activities are recorded as the related expenses are incurred, up to contractual limits. Charges to these third parties are based upon negotiated rates for full time equivalent employees of the Company and such rates are intended to approximate the Company's anticipated costs. Payments received that are related to future performance are recorded as deferred revenue and recognized as revenues as they are earned. All revenues recognized to date are not refundable if the relevant research effort is not successful.

    RESEARCH AND DEVELOPMENT


    Research and development costs are charged to operations as incurred. Certain research and development projects are funded under agreements with third parties, and the costs related to these activities are included in research and development expense. The charges to third parties are based upon negotiated rates for full-time-equivalent employees of the Company, and such rates are intended to approximate the Company's anticipated costs.


    FOREIGN CURRENCY TRANSLATION

    The Company's international subsidiary uses its local currency as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of stockholders' deficit.

    INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    SEGMENTS

    The Company follows Statement of Financial Accounting Standards No. 131, or SFAS 131, "Disclosure About Segments of an Enterprise and Related Information." The Company operates in one segment, using one measurement of profitability to manage its business. As of December 31, 1998 and

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
1999, all long-lived assets are maintained in the United States. All revenue was generated in the United States during the years ended December 31, 1997, 1998 and 1999 and for the cumulative period from November 18, 1991 (date of inception) to December 31, 1999.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company uses the intrinsic value method of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," in accounting for its employee stock options, and presents disclosure of pro forma information required under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation."

    The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date of grant. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

    COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss) generally represents all changes in stockholders' deficit except those resulting from investments or contributions by stockholders. The Company's unrealized losses on available-for-sale securities represent the only component of comprehensive income (loss) that is excluded from the Company's net loss for the years ended December 31, 1997, 1998 and 1999 and for the cumulative period from November 18, 1991 (date of inception) to December 31, 1999. As it is not significant individually or in the aggregate, no separate statements of comprehensive loss have been presented.

    NET LOSS PER COMMON SHARE

    Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per share is computed giving effect to all potential dilutive common shares, including options, warrants and convertible preferred stock. Options, warrants and convertible preferred stock were not included in the diluted net loss per share calculations because the effect would be antidilutive.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows:


                                                                               NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                 ---------------------------------------   --------------------------
                                    1997          1998          1999          1999           2000
                                 -----------   -----------   -----------   -----------   ------------
                                                                                  (UNAUDITED)
Net loss per common share,
  basic and diluted:
  Net loss.....................  $(5,055,249)  $(5,562,383)  $(8,967,915)  $(6,486,500)  $(12,708,002)
  Dividend related to
    beneficial conversion
    feature of preferred
    stock......................           --            --            --            --    (16,516,574)
                                 -----------   -----------   -----------   -----------   ------------
Net loss available to common
  stockholders.................  $(5,055,249)  $(5,562,383)  $(8,967,915)  $(6,486,500)  $(29,224,576)
                                 ===========   ===========   ===========   ===========   ============
Weighted average common shares
  outstanding..................    1,752,686     2,075,482     2,242,840     2,221,855      2,578,673
Less weighted average shares
  subject to repurchase........     (265,277)     (472,291)     (431,735)     (459,444)      (374,033)
                                 -----------   -----------   -----------   -----------   ------------
Weighted average shares used in
  computing basic and diluted
  net loss per common share....    1,487,409     1,603,191     1,811,105     1,762,411      2,204,640
                                 ===========   ===========   ===========   ===========   ============


    The following outstanding options, common stock subject to repurchase, convertible preferred stock and warrants were excluded from the computation of diluted net loss per share as they had an antidilutive effect:


                                                                                NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     1997          1998          1999          1999          2000
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
  Options to purchase common
    stock.......................      277,458       610,166       708,047       636,752     1,250,444
  Common stock subject to
    repurchase..................      291,666       556,666       306,804       362,221       441,263
  Convertible preferred stock...   17,578,638    27,864,352    27,864,352    27,864,352    39,010,653
  Warrants......................           --            --        75,683        75,683        75,683


    RECENT ACCOUNTING PRONOUNCEMENTS


    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN No. 44") "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of the Accounting Principles Board Opinion No. 25 ("APB No. 25"). This interpretation clarifies the definition of employee for purposes of applying APB No. 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN No. 44 did not have a material impact on the Company's financial statements.


    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB
No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has complied with the guidance in SAB No. 101 for all periods presented.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. As amended SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities and does not believe that the implementation of SFAS No. 133 will have any significant impact on its financial position or results of operations.

NOTE 3--BALANCE SHEET COMPONENTS:

    Available-for-sale securities at December 31, 1999 are summarized as follows:

                                          AMORTIZED    UNREALIZED   FAIR MARKET
                                          COST BASIS      LOSS         VALUE
                                          ----------   ----------   -----------
Government notes........................  $3,011,243    $(22,803)   $2,988,440
Corporate paper.........................  3,008,251       (9,773)    2,998,478
                                          ----------    --------    ----------
                                          $6,019,494    $(32,576)   $5,986,918
                                          ==========    ========    ==========

    All available-for-sale securities mature within one year. At December 31, 1998, the Company held no available-for-sale securities.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--BALANCE SHEET COMPONENTS: (CONTINUED)
    Property and equipment consists of the following:

                                                             DECEMBER 31,
                                                       ------------------------
                                                          1998         1999
                                                       ----------   -----------
Laboratory, computer and office equipment............  $  867,459   $ 1,360,065
Furniture............................................     295,341       363,074
Leasehold improvements...............................     418,149       496,296
                                                       ----------   -----------
                                                        1,580,949     2,219,435
Less: accumulated depreciation and amortization......    (715,278)   (1,209,589)
                                                       ----------   -----------
                                                       $  865,671   $ 1,009,846
                                                       ==========   ===========

    Included in property and equipment at December 31, 1998 and 1999 is equipment acquired under capital leases totaling $39,958, and related accumulated amortization of $39,958.

    Accrued liabilities consists of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Payroll and related expense.............................  $150,662   $183,548
Other accrued liabilities...............................    21,139    117,508
                                                          --------   --------
                                                          $171,801   $301,056
                                                          ========   ========

NOTE 4--NOTES PAYABLE:

    The Company maintained term loan facilities to finance property and equipment acquisitions. The initial facility, which expired on October 31, 1996, provided for borrowings up to $250,000, and was collateralized by the specific property and equipment totaling $137,000. A payment on this term loan of $1,367 was due January 1, 1996. Thereafter, payments comprised 35 monthly installments of $4,485 with a final lump sum payment of $20,511 on February 1, 1999. A subsequent term loan facility, which expired in June 30, 1999, was obtained to provide for borrowings up to $2,000,000 and is secured by the assets financed under the facility. As of the expiration date, the Company had borrowed $976,587 under this facility. The loan bears interest at 14.4% per annum and is repayable in thirty-six equal monthly payments of $29,591, which represent both principal and interest, and a final lump sum payment of $146,488 due on November 1, 2000. In conjunction with these term loan facilities, warrants to purchase 10,683 shares of common stock at $2.34 per share and warrants to purchase 65,000 shares of Series C convertible preferred stock at $1.00 per share were issued (see
Note 7).

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--COMMITMENTS:

    The Company rents its office facilities under operating leases which expires on December 31, 2001. At December 31, 1999, future minimum facility lease payments are as follows:

YEAR ENDING DECEMBER 31,
2000........................................................  $  715,219
2001........................................................     740,678
                                                              ----------
                                                              $1,455,897
                                                              ==========

    Under the terms of the lease agreement, the Company is obligated to return the facility to shell condition at the end of the lease and to provide the lessor with a letter of credit in the amount of $90,000. The estimated cost of this demolition work ($100,000) is included in other long-term liabilities, and the letter of credit is secured by a term deposit of $90,000 which is included in other assets.

    Rent expense for 1997, 1998, 1999 and for the period from November 18, 1991 (date of inception) to December 31, 1999 was approximately $269,000, $488,800, $564,800 and $1,451,500, respectively.

NOTE 6--CONVERTIBLE PREFERRED STOCK:

    In connection with the Series D preferred stock financing, completed in August 1998, the Company amended its Certificate of Incorporation to remove the redemption provisions associated with the Series A, Series B and Series C convertible preferred stock. Accordingly, the cumulative accretion charges to the deficit accumulated during the development stage were reversed. Prior to August 1998 the carrying value of redeemable convertible preferred stock was increased by periodic accretions so that the carrying value would equal the redemption amount of the preferred stock at their redemption dates. These increases were effected through charges against the deficit accumulated during the development stage. As of December 31, 1997, the convertible preferred stock comprises:


                         NUMBER      NUMBER OF
                           OF         SHARES                    LIQUIDATION
                         SHARES     ISSUED AND     CARRYING     PREFERENCE    DIVIDENDS
                       AUTHORIZED   OUTSTANDING      VALUE       PER SHARE    PER SHARE
                       ----------   -----------   -----------   -----------   ---------
Series A.............  3,846,156     3,846,156    $ 1,461,181      $0.39      $0.0312
Series B.............  4,487,182     4,487,182      3,488,769      $0.78      $0.0624
Series C.............  9,375,300     9,245,300      9,180,558      $1.00      $0.08
                       ----------   ----------    -----------
                       17,708,638   17,578,638    $14,130,508
                       ==========   ==========    ===========

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--CONVERTIBLE PREFERRED STOCK: (CONTINUED)
As of December 31, 1998 and 1999, the convertible preferred stock comprises:


                         NUMBER      NUMBER OF
                           OF         SHARES                    LIQUIDATION
                         SHARES     ISSUED AND     CARRYING     PREFERENCE    DIVIDENDS
                       AUTHORIZED   OUTSTANDING      VALUE       PER SHARE    PER SHARE
                       ----------   -----------   -----------   -----------   ---------
Series A.............  3,846,156     3,846,156    $ 1,461,181      $0.39      $0.0312
Series B.............  4,487,182     4,487,182      3,488,769      $0.78      $0.0624
Series C.............  9,375,300     9,245,300      9,180,558      $1.00      $0.08
Series D.............  10,285,714   10,285,714     17,345,591      $1.75      $0.14
                       ----------   ----------    -----------
                       27,994,352   27,864,352    $31,476,099
                       ==========   ==========    ===========



    As of September 30, 2000, the convertible preferred stock comprises (unaudited):



                         NUMBER      NUMBER OF
                           OF         SHARES                    LIQUIDATION
                         SHARES     ISSUED AND     CARRYING     PREFERENCE    DIVIDENDS
                       AUTHORIZED   OUTSTANDING      VALUE       PER SHARE    PER SHARE
                       ----------   -----------   -----------   -----------   ---------
Series A.............  3,846,156     3,846,156    $ 1,461,181      $0.39      $0.0312
Series B.............  4,487,182     4,487,182      3,488,769      $0.78      $0.0624
Series C.............  9,375,300     9,245,300      9,180,558      $1.00      $0.08
Series D.............  10,285,714   10,285,714     17,345,591      $1.75      $0.14
Series E.............  3,648,078     3,648,078     10,750,265      $2.60      $0.208
Series F.............  7,498,223     7,498,223     16,314,651      $2.25      $0.18
                       ----------   ----------    -----------
                       39,140,653   39,010,653    $58,541,015
                       ==========   ==========    ===========


    The rights, preferences and privileges of the convertible preferred stock are as follows:

    DIVIDENDS


    The holders of convertible preferred stock are entitled to receive dividends at the annual rate stated above per share if and when declared by the board of directors. Such dividends, which are noncumulative and in preference to any common stock dividends, are payable whenever funds are legally available. As of September 30, 2000, no dividends have been declared.



    In May 2000, the Company issued 961,539 shares of Series E convertible preferred stock at $2.60 per share for gross cash proceeds of $2,500,001. In July 2000, the Company issued 7,498,223 shares of Series F convertible preferred stock at $2.25 per share for gross proceeds of $16,871,002. The issuances resulted in a beneficial conversion feature of $201,923 and $16,314,651, respectively, calculated in accordance with Emerging Issues Task Force No. 98-5 ("EITF No. 98-5"), "Accounting for Convertible Securities with Beneficial Conversion Features." The beneficial conversion features are reflected as preferred stock dividends in the Statement of Operations for the nine months ended September 30, 2000.


    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or not, the holders of convertible preferred stock are entitled to receive, prior and in preference to any

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--CONVERTIBLE PREFERRED STOCK: (CONTINUED) distribution of any of the assets of the Company to the holders of common stock, an amount per share, as stated above, for each outstanding share of convertible preferred stock, plus any declared and unpaid dividends. If the funds available for distribution are insufficient to cover the liquidation preference, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of convertible preferred stock. A liquidation includes any recapitalization or any consolidation or corporate reorganization in which the stockholders of the Company immediately prior to such event own less than 50% of the Company's voting power immediately after such event.

    After payment of the full liquidation preference of the preferred stockholders, any remaining assets of the Company legally available are to be distributed ratably to the holders of common stock and convertible preferred stock on an as-if converted basis.

    REDEMPTION

    The convertible preferred stock is not redeemable by the Company.

    CONVERSION


    Each share of convertible preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective convertible preferred stock issue price by the conversion price in effect at the time. The conversion price of Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock is $1.17, $2.34, $3.00, $5.25, $7.80 and $6.75, respectively, and is subject to adjustment in accordance with antidilution provisions contained in the Company's Certificate of Incorporation. Conversion is automatic immediately upon the closing of the Company's initial public offering in which the public offering price equals or exceeds $10.50 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and the aggregate proceeds raised exceed $15,000,000. At September 30, 2000, 13,025,180 shares of the Company's common stock have been reserved for conversion.


    VOTING RIGHTS

    The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which each share of convertible preferred stock could be converted.

NOTE 7--STOCKHOLDERS' DEFICIT:

    REINCORPORATION


    In August 1998, the Company was reincorporated in Delaware, at which time the Company's outstanding California corporation preferred and common stock was exchanged on a one-for-one share basis for Delaware corporation preferred and common stock. The related change in par value was recorded as an adjustment to additional paid-in capital and common stock.


    COMMON STOCK


    Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid as of September 30, 2000.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--STOCKHOLDERS' DEFICIT: (CONTINUED)


    The Company issued shares of its common stock to certain employees under stock purchase agreements, some of which contain repurchase provisions in the event of termination of service with the Company. The shares are generally released from repurchase provisions ratably over four years. Included in common stock as of December 31, 1999 and September 30, 2000, are 306,804 and 202,428 (unaudited) shares subject to repurchase, respectively.


    STOCK OPTION PLANS


    The Company has reserved shares of common stock for issuance under the 1994 and 1996 Stock Incentive Plans (the "Plans"). Under the Plans the Board of Directors may issue incentive stock options to employees and nonstatutory stock options to employees, consultants or nonemployee directors of the Company, and stock purchase rights to employees, nonemployee directors, or consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than fair market value at date of grant for incentive stock options or 85% of fair market value for nonstatutory stock options). Historically, fair market value has been determined by the Board of Directors. If an employee owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of fair market value, as determined by the Board of Directors. All options are immediately exercisable and generally vest over four years, and expire ten years from date of grant. Unvested option exercises are subject to repurchase upon termination of the holder's status as an employee or consultant. At December 31, 1999 and September 30, 2000, none and 238,835 (unaudited) shares of common stock were subject to the Company's repurchase rights, respectively.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--STOCKHOLDERS' DEFICIT: (CONTINUED)
    Activity under the Plans is as follows:


                                      SHARES                                              WEIGHTED
                                    AVAILABLE     NUMBER OF                                AVERAGE
                                       FOR         SHARES       EXERCISE     AGGREGATE    EXERCISE
                                      GRANT      OUTSTANDING      PRICE        PRICE        PRICE
                                    ----------   -----------   -----------   ----------   ---------
Shares reserved at Plan
  inception.......................     166,666
  Options granted.................    (101,663)     101,663       $0.12      $   12,200     $0.12
  Options exercised...............          --       (3,333)      $0.12            (400)    $0.12
  Options canceled................      53,332      (53,332)      $0.12          (6,400)    $0.12
                                    ----------   ----------                  ----------
Balances, December 31, 1995.......     118,335       44,998       $0.12           5,400     $0.12
  Reservation of shares...........     333,333           --        --                --     --
  Options granted.................    (282,659)     282,659       $0.24          67,838     $0.24
  Options exercised...............          --       (6,666)   $0.12-$0.24       (1,400)    $0.21
  Options canceled................      21,666      (21,666)      $0.24          (5,200)    $0.24
                                    ----------   ----------                  ----------
Balances, December 31, 1996.......     190,675      299,325    $0.12-$0.24       66,638     $0.22
  Options granted.................    (135,795)     135,795    $0.24-$3.75       43,479     $0.32
  Options exercised...............          --      (81,763)   $0.12-$0.24      (16,457)    $0.20
  Options canceled................      75,899      (75,899)   $0.12-$0.24      (17,382)    $0.23
                                    ----------   ----------                  ----------
Balances, December 31, 1997.......     130,779      277,458    $0.12-$3.75       76,278     $0.27
  Reservation of shares...........     566,666           --        --                --     --
  Options granted.................    (396,491)     396,491    $0.30-$0.60      176,736     $0.45
  Options exercised...............          --      (47,144)   $0.30-$0.60      (11,306)    $0.24
  Options canceled................      16,639      (16,639)   $0.24-$0.30       (4,233)    $0.25
                                    ----------   ----------                  ----------
Balances, December 31, 1998.......     317,593      610,166    $0.12-$3.75      237,475     $0.39
  Reservation of shares...........     133,333           --        --                --     --
  Options granted.................    (439,215)     439,215       $0.60         263,529     $0.60
  Options exercised...............          --     (127,008)   $0.12-$0.60      (34,504)    $0.27
  Options canceled................     214,326     (214,326)   $0.12-$0.60      (78,043)    $0.36
                                    ----------   ----------                  ----------
Balances, December 31, 1999.......     226,037      708,047    $0.24-$3.75      388,457     $0.55
  Reservation of shares
    (unaudited)...................   2,816,666           --        --                --     --
  Options granted (unaudited).....  (1,096,632)   1,096,632    $0.60-$6.75    3,567,232     $3.25
  Options exercised (unaudited)...          --     (468,073)   $0.24-$4.50     (324,968)    $0.69
  Options canceled (unaudited)....      86,162      (86,162)   $0.24-$3.75     (129,985)    $1.51
  Shares repurchased
    (unaudited)...................       4,479           --       $0.60              --     $0.60
                                    ----------   ----------                  ----------
Balances, September 30, 2000
  (unaudited).....................   2,036,712    1,250,444    $0.24-$6.75   $3,500,736     $2.80
                                    ==========   ==========                  ==========

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--STOCKHOLDERS' DEFICIT: (CONTINUED)
    The options outstanding and currently vested by exercise price at December 31, 1999 are as follows:

         OPTIONS OUTSTANDING
-------------------------------------
                           WEIGHTED
                           AVERAGE
                          REMAINING       NUMBER
             NUMBER      CONTRACTUAL        OF
EXERCISE   OF OPTIONS      LIFE IN       OPTIONS
 PRICE     OUTSTANDING      YEARS         VESTED
--------   -----------   ------------   ----------
 $0.24         30,999        6.71         26,749
 $0.30         98,769        8.13         57,939
 $0.54         23,998        8.55          8,971
 $0.60        552,481        8.74         80,095
 $3.75          1,800        7.65          1,800
            ---------                    -------
              708,047                    175,554
            =========                    =======


    The options outstanding and currently vested by exercise price at September 30, 2000 (unaudited) are as follows:



         OPTIONS OUTSTANDING
-------------------------------------
                           WEIGHTED
                           AVERAGE
                          REMAINING       NUMBER
             NUMBER      CONTRACTUAL        OF
EXERCISE   OF OPTIONS      LIFE IN       OPTIONS
 PRICE     OUTSTANDING      YEARS         VESTED
--------   -----------   ------------   ----------
 $0.24         15,487        5.71         15,215
 $0.30          4,065        7.52          2,083
 $0.60        225,171        8.87         35,658
 $3.00        805,730        9.59          3,602
 $3.75         36,665        9.81            347
 $4.50        131,661        9.92            145
 $6.75         31,665       10.00             --
            ---------                     ------
            1,250,444                     57,050
            =========                     ======

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--STOCKHOLDERS' DEFICIT: (CONTINUED)
    STOCK-BASED COMPENSATION

    The Company has adopted the disclosure only provisions of SFAS No. 123. The Company calculated the fair value of each option on the date of grant using the minimum value method as prescribed by SFAS No. 123 with the following assumptions:


                                                                                           NINE MONTHS
                                                 YEARS ENDED DECEMBER                         ENDED
                                                         31,                              SEPTEMBER 30,
                                        --------------------------------------       -----------------------
                                          1997           1998           1999           1999           2000
                                        --------       --------       --------       --------       --------
                                                                                           (UNAUDITED)
Risk-free interest rate..........         5.82%          5.20%          5.71%          6.02%          5.92%
Expected life (in years).........         5              5              5              5              5
Dividend yield...................         --             --             --             --             --


    The weighted average grant date fair value of options granted during the years ended December 31, 1997, 1998 and 1999 was $0.33, $0.45 and $0.60,
respectively.

    As the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding table, the following results may not be representative of future periods.

    Had compensation costs been determined based upon the fair value at the grant date, consistent with the methodology prescribed under SFAS No. 123, the Company's pro forma net loss and pro forma basic and diluted net loss per share under SFAS No. 123 would have been as follows:


                                                                               NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                 ---------------------------------------   --------------------------
                                    1997          1998          1999          1999           2000
                                 -----------   -----------   -----------   -----------   ------------
                                                                                  (UNAUDITED)
Net loss available to common
  stockholders--as reported....  $(5,055,249)  $(5,562,383)  $(8,967,915)  $(6,486,500)  $(29,224,576)
                                 ===========   ===========   ===========   ===========   ============
Net loss available to common
  stockholders--pro forma......  $(5,061,341)  $(5,571,770)  $(8,986,409)  $(6,515,932)  $(29,843,186)
                                 ===========   ===========   ===========   ===========   ============
Net loss per share, basic and
  diluted--as reported.........  $     (3.40)  $     (3.47)  $     (4.95)  $     (3.68)  $     (13.26)
                                 ===========   ===========   ===========   ===========   ============
Net loss per share, basic and
  diluted--pro forma...........  $     (3.40)  $     (3.48)  $     (4.96)  $     (3.70)  $     (13.54)
                                 ===========   ===========   ===========   ===========   ============


    DEFERRED STOCK-BASED COMPENSATION


    During 1999 and 2000, the Company issued options to certain employees under the Plans with exercise prices below what is now considered to be the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded deferred stock-based compensation for the difference between the exercise price of the stock options and the deemed fair market value of the Company's stock at the date of grant. This deferred stock-

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--STOCKHOLDERS' DEFICIT: (CONTINUED)

based compensation is amortized to expense on a straight line basis, over the period during which the Company's right to repurchase the stock lapses or the options become vested, generally four years. At December 31, 1999 and September 30, 2000, the Company had recorded deferred compensation related to these options in the amounts of $331,638 and $5,453,480 (unaudited), net of cancellations, respectively, of which $8,827 and $299,664 (unaudited) had been amortized to expense during 1999 and the nine months ended September 30, 2000, respectively.


    Stock-based compensation expense related to stock options granted to non-employees is recognized, on a straight line basis, as the stock options are earned. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:


                                                                                           NINE MONTHS
                                                     YEARS ENDED                              ENDED
                                                     DECEMBER 31,                         SEPTEMBER 30,
                                        --------------------------------------       -----------------------
                                          1997           1998           1999           1999           2000
                                        --------       --------       --------       --------       --------
                                                                                           (UNAUDITED)
Risk-free interest rate..........         5.79%          4.93%          6.05%          5.90%          6.09%
Expected life (in years).........         10             10             10             10             10
Dividend yield...................         --             --             --             --             --
Expected volatility..............           70%            70%            70%            70%            70%



    The stock-based compensation expense will fluctuate as the deemed fair market value of the common stock fluctuates. In connection with the grant of stock options to non-employees, the Company recorded deferred stock-based compensation of none, none and $336,577 for the years ended December 31, 1997, 1998 and 1999, respectively, and $648,975 (unaudited) for the nine months ended September 30, 2000, of which none, none and $101,028 has been amortized to expense in 1997, 1998 and 1999, respectively, and $187,059 (unaudited) has been amortized to expense in the nine months ended September 30, 2000.


    WARRANTS

    In connection with the financing arrangements entered into by the Company in July 1995 and October 1997, the Company issued warrants to purchase 10,683 shares of common stock and warrants to purchase 65,000 shares of Series C convertible preferred stock at exercise prices of $2.34 and $1.00, respectively. The warrants expire on June 30, 2002 and October 14, 2004, respectively. The fair value of these warrants, determined using the Black-Scholes option pricing model, was not material.

    NOTES RECEIVABLE


    In May 1994, the Company loaned $69,009 to a stockholder/employee. The note bears interest at 6.43% per annum and is due May 2003. At December 31, 1999 and September 30, 2000, $96,373 and $101,703 (unaudited) of principal and interest was outstanding on this note, respectively. In August 1996, the Company loaned an additional $200,000 to this individual. The note is non-interest bearing, is due 2001 and is secured by 166,666 shares of common stock. In July 2000, the Company loaned this individual an additional $50,000. This loan bears interest at 6.62% per annum, is due in July 2005 and is secured by

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--STOCKHOLDERS' DEFICIT: (CONTINUED)

the same 166,666 shares of common stock. At September 30, 2000, no payments have been made on the notes.



    In January 1998 and December 1998 the Company received full recourse notes receivable from officers of the Company in exchange for common stock. The notes bear interest at 5.93% and 4.51%, and are due in January 2002 and December 2002, respectively. At December 31, 1999, $156,454 and $55,993 of principal and interest are outstanding on these notes, respectively. At September 30, 2000, $164,414 and $58,145 of principal and interest are outstanding on these notes, respectively. The loans are secured by 466,666 and 90,000 shares of common stock, respectively.



    In April 2000, the Company received full recourse notes receivable from two officers of the Company in exchange for common stock. Each note bears interest at 6.71% and is due in April 2004. Each loan is secured by 90,000 shares of common stock. At September 30, 2000, $108,311 of principal and interest are outstanding on these notes.


NOTE 8--INCOME TAXES:

    At December 31, 1999, the Company has approximately $21.8 million and $13.9 million in Federal and California net operating loss carryforwards, respectively, which expire through the year 2014. United States Federal income tax regulations may restrict the utilization of the operating loss and tax credit carryforwards in the case of an "ownership change" of the Company.

    The tax effects of temporary differences and carryforwards that give rise to significant portions of the net deferred tax assets are as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Deferred tax assets:
  Net operating loss carryforwards...................  $5,264,000   $8,700,000
  Research and development tax credit
    carryforwards....................................     212,000      407,000
  Depreciation and amortization......................     166,000      296,000
  Other..............................................      46,000       48,000
  Less: valuation allowance..........................  (5,688,000)  (9,451,000)
                                                       ----------   ----------
                                                       $       --   $       --
                                                       ==========   ==========

    The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

NOTE 9-- UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY:


    Pro forma basic and diluted net loss per share have been computed to give effect to common equivalent shares from convertible preferred stock that will convert to common stock upon the closing of the Company's initial public offering (using the as-if-converted method) for the year ended December 31,

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9-- UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY: (CONTINUED)

1999 and the nine months ended September 30, 2000. A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net loss per common share follows:



                                                                 NINE MONTHS
                                                 YEAR ENDED         ENDED
                                                DECEMBER 31,    SEPTEMBER 30,
                                                    1999            2000
                                                -------------   -------------
                                                         (UNAUDITED)
Pro forma net loss per common share, basic and
  diluted:
  Net loss....................................  $ (8,967,915)   $(12,708,002)
                                                ============    ============
Weighted average shares used in computing net
  loss per common share, basic and diluted....     1,811,105       2,204,640
Adjustments to reflect the effect of the
  assumed conversion of the preferred stock
  from the date of issuance...................     9,288,117      10,742,428
                                                ------------    ------------
Weighted average shares used in computing pro
  forma net loss per common share, basic and
  diluted.....................................    11,099,222      12,947,068
                                                ============    ============
Pro forma net loss per common share, basic and
  diluted.....................................  $      (0.81)   $      (0.98)
                                                ============    ============



    If an initial public offering is consummated, all of the convertible preferred stock outstanding, as of the closing date, will be converted into an aggregate of approximately 13,003,514 shares of common stock based on the shares of convertible preferred stock outstanding at September 30, 2000. Unaudited pro forma stockholders' equity at September 30, 2000, as adjusted for the conversion of convertible preferred stock, is disclosed on the consolidated balance sheet.


NOTE 10--EMPLOYEE BENEFIT PLAN:

    In August 1996, the Company adopted a plan (the "Plan") which is qualified under section 401(k) of the Internal Revenue Code of 1986. Eligible employees may make voluntary contributions to the Plan of up to 20% of their annual compensation, not to exceed the statutory amount, and the Company may make matching contributions. To date, the Company has not made any matching contributions to the Plan.

NOTE 11--ACQUISITION:


    In May 2000, the Company acquired all the voting stock of Cerus Limited ("Cerus"), now AeroGen (Ireland) Limited, in exchange for 1,725,000 shares of Series E convertible preferred stock valued at $3.37 per share and transaction costs of approximately $150,000. Cerus is a development stage company engaged in the development of pulmonary inhalation products utilizing the Company's core aerosol generator technology, under a license agreement with the Company.



    The acquisition of Cerus has been accounted for using the purchase method of accounting and, accordingly the results of operations of Cerus have been included in the Company's financial statements

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--ACQUISITION: (CONTINUED)

subsequent to May 25, 2000. The purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition as determined by management. The excess of the purchase price over the fair value of the net identifiable assets was allocated to goodwill. The purchase price was allocated as follows:



Cash and cash equivalents...................................  $  542,174
Grants receivable...........................................     105,038
Property and equipment, net.................................      34,772
Other assets................................................      50,895
Assumed liabilities.........................................    (287,908)
Acquired workforce..........................................     100,000
Acquired in-process research and development................   3,500,000
Goodwill....................................................   1,917,589
                                                              ----------
Total purchase price........................................  $5,962,560
                                                              ==========


    The amortization of acquired workforce and goodwill is being computed over two and six years, respectively, on the straight-line basis. The acquired in-process research and development represents the value of new medical and other technologies that were in various stages of development where no alternative future use was identified. Management is primarily responsible for the valuation of the acquired in-process research and development. The fair value of the in-process research and development was based on the discounted cash flow method. As Cerus was a development stage company, there were no historical pricing and margin assumptions to utilize and therefore estimates used were based on the expectations of management. Management does not expect material net cash in-flows until at least 2005. The present value of these cash flows was calculated with an overall discount rate of 40%. At the date of acquisition, the Company determined the technological feasibility of Cerus's products was not established and, accordingly, wrote off the corresponding amounts to acquired in-process research and development. Approximately
$0.5 million in research and development has been spent up to the date of the acquisition in an effort to develop the technologies to produce commercially viable products. At the date of acquisition, the only identifiable intangible assets acquired were the technologies under development and the acquired workforce. Currently the Company knows of no developments which would lead it to change its original assessment of the expected timing and commercial viability of these projects.

    The unaudited pro forma financial information, had the acquisition of Cerus occurred at the beginning of each period presented, giving effect to an acquisition adjustment for the elimination of acquired in-process research and development is as follows:


                                                           YEAR ENDED         NINE MONTHS
                                                          DECEMBER 31,    ENDED SEPTEMBER 30,
                                                              1999               2000
                                                          -------------   -------------------
Revenue.................................................   $   756,575       $  5,250,369
Net loss available to common stockholders...............    (9,745,715)       (26,078,456)
Net loss per common share, basic and diluted............   $     (5.38)      $     (11.83)


    The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transaction been completed at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 12--STOCK SPLIT



    In September 2000, the Board of Directors approved a three-for-one reverse stock split of its common stock, subject to stockholder approval. All common stock data and stock option plan information in these consolidated financial statements has been restated to reflect the reverse split. In addition, the conversion prices of the Company's preferred stock have also been adjusted to reflect the effect of the reverse split.



NOTE 13--SUBSEQUENT EVENTS (UNAUDITED):


    RESEARCH AND DEVELOPMENT AGREEMENTS

    In March 2000, the Company entered into an agreement with PathoGenesis Corporation ("PathoGenesis"). Under the terms of the agreement the Company and PathoGenesis agreed to collaborate on the development and registration of a product which will combine PathoGenesis' drug TOBI (tobramycin solution for inhalation) with the Company's AeroDose inhaler. The Company will be reimbursed for costs incurred in developing the product in accordance with an agreed upon workplan, will manufacture inhalers on a cost plus a fixed profit margin, and will receive royalties on future product sales. In connection with the agreement, the Company issued 961,539 shares of Series E convertible preferred stock at $2.60 per share for total gross proceeds of $2.5 million.


    In May 2000, the Company entered into an agreement with Becton, Dickinson and Company ("Becton Dickinson") under which Becton Dickinson will develop and supply a patent-adjustable container for use in the Company's AeroDose insulin product. Under the terms of the agreement, the Company issued 961,539 shares of Series E convertible preferred stock at $2.60 per share for total gross proceeds of $2.5 million and will be obligated to pay Becton Dickinson royalties on future product sales and a portion of any payments the Company receives from any future marketing partner. As a result of this issuance a beneficial conversion feature charge of $201,923 was recorded in the nine months ended September 30, 2000.


    INITIAL PUBLIC OFFERING

    In August 2000, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell its common stock to the public. Upon completion of the Company's initial public offering, all of the outstanding convertible preferred stock will be converted into shares of common stock.

    2000 EQUITY INCENTIVE PLAN

    In August 2000, the Board of Directors adopted the 2000 Equity Incentive Plan (the "2000 Plan"). The 2000 Plan, which will terminate no later than 2010, provides for the granting of incentive stock options, nonstatutory stock options and restricted stock purchase rights and stock bonuses to employees, and consultants.

    A total of 1,000,000 shares of common stock have been authorized for issuance under the 2000 Plan. At the date of the stockholders' meeting in 2001, and annually thereafter, the authorized shares will automatically be increased by a number of shares equal to the least of:

    - 4.5% of the then outstanding shares of common stock on a fully-diluted basis;

    -  2,000,000 shares; or

    -  a lesser number of shares determined by the Board of Directors.

                                 AEROGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13--SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)

    2000 EMPLOYEE STOCK PURCHASE PLAN


    In August 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval, authorizing the issuance of 250,000 shares of common stock pursuant to purchase rights granted to in the United States employees.


    At the date of the stockholders' meeting in 2001, and annually thereafter, for a period of 20 years, the share reserve will automatically be increased by a number of shares equal to the least of:

    - 1.0% of the then outstanding shares of common stock on a fully diluted basis;

    -  250,000 shares; or

    -  a lesser number of shares determined by the Board of Directors.

    The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. As of the date hereof, no shares of common stock have been purchased under the Purchase Plan.

    The Purchase Plan permits eligible employees to purchase common stock at a discount through payroll deductions during defined offering periods. The price at which stock is purchased under the purchase plan is equal to 85% of the fair market value of the common stock on the first day of the offering period or 85% of the fair market value on the subsequent designated purchase dates, whichever is lower. The initial offering period will commence on the effective date of the offering.

    2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


    In August 2000, the Board of Directors adopted the 2000 Non-Employee Directors' Stock Option Plan ("2000 Non-Employee Plan"), subject to stockholder approval, under which 250,000 shares of common stock were reserved for issuance. Under the terms of the 2000 Non-Employee Plan, each new non-employee director elected on, or after, the effectiveness of an initial public offering of the Company's common stock, will be granted an option to purchase 15,000 shares of common stock which vest over a 4 year period. Thereafter, on an annual basis, on the date of the annual stockholder meeting, each director will be granted an option to purchase 5,000 shares of common stock which vest over a three year period. The exercise price of an option will not be less than the fair market value of the common stock on the date of grant and the term will not exceed 10 years.


    EXECUTIVE SEVERANCE BENEFIT PLAN


    In September 2000, the Board of Directors adopted the Executive Severance Benefit Plan ("Severance Plan"). Under the terms of the Severance Plan the Company's officers will be provided with severance benefits upon the involuntary termination of their employment without cause, or voluntary termination for good reason, within one month prior to or 13 months following a change in control. Benefits under the plan include salary continuation, health benefits and option acceleration.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Cerus Limited.

    In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity and cash flows present fairly, in all material respects, the financial position of Cerus Limited (a company in the development stage) at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 and for the cumulative period from December 16, 1997 (date of inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
Limerick
Ireland

August 23, 2000

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS


                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998        1999
                                                              --------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 89,035   $  756,032
  Accounts receivable.......................................    33,506       60,955
  Other current assets......................................        --      139,788
                                                              --------   ----------
    Total current assets....................................   122,541      956,775
  Office equipment, and furniture & fittings, net...........     4,258       40,818
                                                              --------   ----------
    Total assets............................................  $126,799   $  997,593
                                                              ========   ==========
LIABILITIES REDEEMABLE SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 11,792   $   52,113
  Taxes payable.............................................    22,141       36,610
  Related party payable.....................................    29,541        8,241
                                                              --------   ----------
    Total current liabilities...............................    63,474       96,964
                                                              --------   ----------
Commitments (Note 4)
Redeemable shares:
  "B" ordinary shares par value: $1.41
  Authorised: 500,000 shares
  Issued and outstanding: No shares in 1998 and 154,000
    shares in 1999..........................................        --      216,308
                                                              --------   ----------
Shareholders' equity:
  "A" ordinary shares par value: $0.014
  Authorised: 10,000,000 shares
  Issued and outstanding: 200 shares in 1998 and 95,000
    shares in 1999..........................................         3        1,352
  Additional paid-in capital................................        --    1,027,849
  Earnings (deficit) accumulated during the development
    stage...................................................    63,322     (344,880)
                                                              --------   ----------
    Total shareholders' equity..............................    63,325      684,321
                                                              --------   ----------
      Total liabilities, redeemable shares and shareholders'
        equity..............................................  $126,799   $  997,593
                                                              ========   ==========


   The accompanying notes are an integral part of these financial statements.

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS


                                                                              CUMULATIVE PERIOD
                                                                                    FROM
                                                          YEARS ENDED         DECEMBER 16, 1997
                                                          DECEMBER 31,       (DATE OF INCEPTION)
                                                      --------------------     TO DECEMBER 31,
                                                        1998       1999             1999
                                                      --------   ---------   -------------------
Research and development revenues...................  $167,169   $ 180,815        $ 347,984
Grant income........................................        --     107,540          107,540
                                                      --------   ---------        ---------
                                                       167,169     288,355          455,524
                                                      --------   ---------        ---------

Operating expenses:
  Research and development..........................    80,962     206,307          287,269
  Administrative(1).................................     4,343     354,814          359,157
                                                      --------   ---------        ---------
    Total operating expenses........................    85,305     561,121          646,426
                                                      --------   ---------        ---------

Income (loss) from operations.......................    81,864    (272,766)        (190,902)

Interest and other income...........................     3,709       1,372            5,081
Interest and other expense..........................      (110)       (183)            (293)
Foreign currency exchange loss......................        --    (108,874)        (108,874)
                                                      --------   ---------        ---------

Net income (loss) before taxation...................    85,463    (380,451)        (294,988)
Taxation............................................   (22,141)    (27,751)         (49,892)
                                                      --------   ---------        ---------
Net income (loss)...................................  $ 63,322   $(408,202)       $(344,880)
                                                      ========   =========        =========


------------------------

(1)  Including stock-based compensation expense of $177,925 in 1999.

   The accompanying notes are an integral part of these financial statements.

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENTS OF SHAREHOLDERS' EQUITY
 FOR THE PERIOD FROM DECEMBER 16, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999


                                                                           EARNINGS
                                                                          (DEFICIT)
                                                                         ACCUMULATED
                                      ORDINARY SHARES     ADDITIONAL      DURING THE
                                    -------------------    PAID-IN       DEVELOPMENT
                                     SHARES    AMOUNTS     CAPITAL          STAGE           TOTAL
                                    --------   --------   ----------   ----------------   ---------
Issuance of Class "A" ordinary
  shares for cash at $0.0142 per
  share in January................      200     $    3    $      --       $      --       $       3
Net income........................       --         --           --          63,322          63,322
                                     ------     ------    ----------      ---------       ---------
Balances, December 31, 1998.......      200          3           --          63,322          63,325

Issuance of Class "A" ordinary
  shares for cash at $0.0142,
  $7.117 and $42.702 per share in
  August, net of issuance costs of
  $39,345.........................   94,800      1,349      849,924              --         851,273
Compensation expense associated
  with issuance of Class "A"
  ordinary shares.................       --         --      177,925              --         177,925
Net loss..........................       --         --           --        (408,202)       (408,202)
                                     ------     ------    ----------      ---------       ---------
Balances, December 31, 1999.......   95,000     $1,352    $1,027,849      $(344,880)      $ 684,321
                                     ======     ======    ==========      =========       =========


   The accompanying notes are an integral part of these financial statements.

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS


                                                                             CUMULATIVE PERIOD
                                                        YEARS ENDED                 FROM
                                                        DECEMBER 31,         DECEMBER 16, 1997
                                                    --------------------   (DATE OF INCEPTION) TO
                                                      1998       1999        DECEMBER 31, 1999
                                                    --------   ---------   ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).................................  $ 63,322   ($408,202)         ($344,880)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation....................................       752      16,532             17,284
  Stock-based compensation                                --     177,925            177,925
  Changes in operating assets and liabilities:
    Accounts receivable...........................   (33,506)    (27,449)           (60,955)
    Prepaid expenses and other current assets.....        --    (139,788)          (139,788)
    Accounts payable..............................    11,792      40,321             52,113
    Taxes and related party payables..............    51,682      (6,831)            44,851
                                                    --------   ---------          ---------
Net cash provided by (used in) operating
  activities......................................    94,042    (347,492)          (253,450)
                                                    --------   ---------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of office equipment and furniture and
  fittings........................................    (5,010)    (53,092)           (58,102)
                                                    --------   ---------          ---------
Net cash used in investing activities.............    (5,010)    (53,092)           (58,102)
                                                    --------   ---------          ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Class `A' ordinary
  shares, net.....................................         3     851,273            851,276
Proceeds from issuance of Class `B' ordinary
  shares, net.....................................        --     216,308            216,308
                                                    --------   ---------          ---------
Net cash provided by financing activities.........         3   1,067,581          1,067,584
                                                    --------   ---------          ---------
Net increase in cash and cash equivalents.........    89,035     666,997            756,032
Cash and cash equivalents, beginning of period....        --      89,035                 --
                                                    --------   ---------          ---------
Cash and cash equivalents, end of period..........  $ 89,035   $ 756,032          $ 756,032
                                                    ========   =========          =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during period for interest..............  $    110   $     183          $     293
                                                    ========   =========          =========
Cash paid during period for taxes.................  $     --   $  10,837          $  10,837
                                                    ========   =========          =========


   The accompanying notes are an integral part of these financial statements.

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

1.  FORMATION AND BUSINESS OF THE COMPANY

    Cerus Limited (the "company") was incorporated in the Republic of Ireland on December 16, 1997 to develop pulmonary medical products. The company, which operates in the Republic of Ireland, is in the development stage and since inception has devoted substantially all of its efforts to developing its products, raising capital and recruiting personnel.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    FOREIGN CURRENCY TRANSLATION

    The financial accounts of the company were originally denominated in Irish punts (IRL) and have now been translated in United States Dollars ($). Operating results have been translated at the average exchange rate for the relevant period. Monetary assets and liabilities have been translated at the exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities have been translated at the exchange rates in effect at the date of the transaction. Differences arising on translation are included in the statements of operations for the relevant period.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include money market and deposit accounts.

    DEPRECIATION

    Office equipment, and furniture and fittings are stated at cost less accumulated depreciation. Depreciation is provided using the straight line method over the estimated useful lives of the assets, generally three to five years. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying amounts of certain of the company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and other liabilities approximate fair value due to their short maturities.

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK AND OTHER RISKS AND UNCERTAINTIES

    The company maintains its cash and cash equivalents in accounts with a major financial institution in the Republic of Ireland. The company has not experienced any losses on its deposits of cash and cash equivalents.

    Products developed by the company may require the approval of the Food and Drug Administration (FDA) and/or other international regulatory agencies prior to commercialised sales. The company cannot be assured that its products will receive the necessary approvals. If the company was denied approval or if approval was delayed, it may have a material adverse impact on the company. To date the company has not made any product sales.

    In 1998, two customers individually accounted for 44% and 51%, respectively of the company's total revenue. In 1999, one customer accounted for 90% of the company's total revenue.

    At December 31, 1998, two customers accounted for 45% and 50% of accounts receivable, respectively. At December 31, 1999, one customer accounted for 100% of accounts receivable.

    RESEARCH AND DEVELOPMENT REVENUE RECOGNITION

    Research and development revenues which are earned under agreements with third parties for contract research and development activities are recorded as the related expenses are incurred, up to contractual limits. Charges to third parties are based upon negotiated rates for full-time-equivalent employees of the company, and such rates are intended to approximate the company's anticipated costs. Payments received that are related to future performance are recorded as deferred revenue and recognized as revenues as they are earned. All revenues recognized to date are not refundable if the relevant research effort is not successful.

    RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations as incurred. Certain research and development projects are funded under agreements with third parties, and the costs related to these activities are included in research and development expense. The charges to third parties are based upon negotiated rates for full-time-equivalent employees of the company, and such rates are intended to approximate the company's anticipated costs.

    INCOME TAXES

    The company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realised.

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN No. 44") "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of the Accounting Principles Board Opinion No. 25 ("APB No. 25"). The Interpretation clarifies the definition of employee for purposes of applying APB No. 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed share option or award, and the accounting for an exchange of share compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN No. 44 did not and will not have a material impact on the company's financial statements.

    In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognise revenue and provides guidance for disclosures related to revenue recognition policies. The Company has complied with the guidance in SAB No. 101 for all periods presented.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognised at fair value in the statement of financial position, and that corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. As amended SFAS No. 133 will be effective for fiscal quarters beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities and does not believe that the implementation of SFAS No. 133 will have any significant impact on its financial position or results of operations.

3.  OFFICE EQUIPMENT, AND FURNITURE AND FITTINGS

                                                 DECEMBER 31,    DECEMBER 31,
                                                     1998            1999
                                                 -------------   -------------
Office equipment...............................     $   --          $42,643
Furniture and fittings.........................      5,010           15,459
                                                    ------          -------
                                                     5,010           58,102
Less accumulated depreciation..................       (752)         (17,284)
                                                    ------          -------
                                                    $4,258          $40,818
                                                    ======          =======

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  COMMITMENTS

    The company rents its office facilities under a lease which expires on December 31, 2000. At December 31, 1999 future minimum rent payments are $15,800 in 2000.

    Rental expense for 1998, 1999 and cumulatively from December 16, 1997 (date of inception) to December 31, 1999 was $1,428, $7,011 and $8,439, respectively.

    The company acquired an option to acquire land for a three year period from April 1999 for a reservation fee of approximately $9,400 per annum. The option expense in 1999 amounted to $6,507. At December 31, 1999 future payments are approximately as follows:

2000........................................................  $ 9,400
2001........................................................    9,400
2002........................................................    2,890
                                                              -------
                                                              $21,690
                                                              =======

5.  REDEEMABLE SHARES

    In April 1999 the company established an Irish Revenue approved Business Expansion Scheme under which it raised $216,308. The Business Expansion Scheme is a tax based scheme which grants investors tax breaks on the amounts invested. The investment is generally for a five year period. Under the Business Expansion Scheme the company issued 154,000 B ordinary shares of IRL1 each at par (or $1.14 when translated at the historic exchange rate). The maximum amount which the B ordinary shareholders will receive from the company in respect of their shares either by way of redemption, dividend or a liquidation is IRL1.20 per share (or $1.53 when translated as of December 31, 1999).

    REDEMPTION

    A Put/Call Option agreement has been entered into between the company and the Business Expansion Scheme investors. This agreement provides an option to the company to require the investors to sell their shares to the company (the "Call Option") and an option to the investors to require the company to purchase their shares (the "Put Option") within a three to four month period after a five year period has elapsed from the date of issue of these shares. The share price is to be determined by independent appraisal but is capped at a maximum value of IRL1.20 per share. These B ordinary shares shall rank PARI PASSU (based on a ratio of 100:1) with the A ordinary shares except that they shall not carry voting rights.

    DIVIDENDS

    The B ordinary shares are entitled (based on a ratio 100:1 with A ordinary shares) to receive such a portion (if any) of the profits of the company which are proposed to be distributed by way of dividend in respect of any financial year of the company whether by way of interim dividend declared by the directors or by way of dividend declared by the company in a general meeting, up to a maximum of IRL1.20 per share. The maximum aggregate amount paid by way of dividend on B ordinary shares shall never exceed the aggregate sum of IRL1.20 per share.

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  REDEEMABLE SHARES (CONTINUED)
    LIQUIDATION

    On a winding up, the B ordinary shares shall each rank PARI PASSU (based on a ratio of 100:1) with A ordinary shares, as to entitlement to the return of amounts paid up or credited as paid up on each share including any premium and shall further rank PARI PASSU (with the A ordinary shares) as their entitlement to participate further in the profits and assets of the company, up to a maximum aggregate amount of IRL1.20 for each share less the aggregate amount (if any) of all dividends previously paid or declared in respect of B ordinary shares. The maximum aggregate amount paid on winding up of the company to B ordinary shares, when aggregated with the aggregate amount of all dividends paid on the B ordinary shares, shall never exceed the aggregate of IRL1.20 per share inclusive of amounts paid up or credited as paid up thereon including any premium.

6.  SHAREHOLDERS' EQUITY


    The A ordinary shares of IRL0.01 each (or $0.014 when translated at the historic exchange rate) have full voting rights. The A ordinary shares shall be entitled equally to B ordinary shares (based on a ratio of 1:100) to receive such proportion (if any) of the profit of the company which is proposed to be distributed by way of dividend in respect of any financial year of the company whether by way of interim dividend declared by the directors or by way of dividend declared by the company at a general meeting until such time as the holders of the A and B ordinary shares shall have received an amount of IRL1.20 per share. Thereafter, the A ordinary shares shall entitle the holders thereof to receive payment of any further dividend which may be declared to the exclusion of any entitlement thereto on the part of the holders of B ordinary shares.



    During 1999 the company issued A ordinary shares to a member of the Board of Directors at a price below the fair market value at the date of issuance. In accordance with the requirements of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," the company has recorded stock-based compensation for the difference between the issuance price of the A ordinary shares and the fair market value at the date of issuance. This stock-based compensation was immediately expensed to administrative expenses as the shares were immediately vested.


7.  INCOME TAXES

    The company is subject to Irish Corporation Tax on certain research and development revenues. The provision for income taxes consists of:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Current income taxes......................................  $22,141    $27,751
Deferred taxes............................................       --         --
                                                            -------    -------
Provision for income taxes................................  $22,141    $27,751
                                                            =======    =======

                                 CERUS LIMITED
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES (CONTINUED)
    The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets at December 31, 1999 and 1998 are as follows:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Deferred tax asset:
  Deferred research and development expenditures.........  $     --   $ 25,000
  Pension and other deferred expenses....................               13,000
                                                           --------   --------
  Total deferred tax asset...............................        --     38,000
  Valuation allowance....................................        --    (38,000)
                                                           --------   --------
                                                           $     --   $     --
                                                           ========   ========

    A full valuation allowance is provided for the deferred tax assets as the company determines that it is more likely than not that the deferred tax assets will not be utilized. The deferred research and development expenditures can be carried forward for three years.

8.  RELATED PARTY TRANSACTIONS

    Related party payables relate specifically to transactions with directors in their capacity as directors of the company. At December 31, 1998 and 1999, the company had payables of $29,541 and $8,241 respectively for these transactions. Costs incurred by the company in respect of services rendered to the company by directors in their capacity as directors for 1998, 1999 and cumulatively from December 16, 1997 (date of inception) were approximately $30,000, $80,000 and $110,000 respectively.

    Other costs incurred by the company in respect of services rendered to the company by directors and companies connected to directors for 1998, 1999 and cumulatively from December 16, 1997 (date of inception) were approximately nil, $29,376 and $29,376 respectively.

    At December 31, 1998 and 1999, the company had payables of nil and $3,093 respectively relating to these services which are included in accounts payable.

9.  SUBSEQUENT EVENTS

    Effective May 25, 2000 all of the company's outstanding A ordinary shares were acquired by AeroGen, Inc. ("AeroGen") in exchange for 1,725,000 shares of AeroGen's Series E convertible preferred shares. This acquisition was recorded by AeroGen as a purchase.

                                 AEROGEN, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

OVERVIEW


    In May 2000, the Company acquired all the voting stock of Cerus Limited ("Cerus"), now AeroGen (Ireland) Limited, in exchange for 1,725,000 shares of Series E convertible preferred stock valued at $3.37 per share and transaction costs of approximately $150,000. Cerus is a development stage company engaged in the development of pulmonary inhalation products utilizing the Company's core aerosol generator technology, under a license agreement with the Company.


    The acquisition of Cerus has been accounted for using the purchase method of accounting and, accordingly the results of operations of Cerus have been included in the Company's financial statements subsequent to May 25, 2000. The purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition as determined by management. The excess of the purchase price over the fair value of the net identifiable assets was allocated to goodwill. The purchase price was allocated as follows:


Cash and cash equivalents...................................  $  542,174
Grants receivable...........................................     105,038
Property and equipment, net.................................      34,772
Other assets................................................      50,895
Assumed liabilities.........................................    (287,908)
Acquired workforce..........................................     100,000
Acquired in-process research and development................   3,500,000
Goodwill....................................................   1,917,589
                                                              ----------
Total purchase price........................................  $5,962,560
                                                              ==========


    The amortization of acquired workforce and goodwill is being computed over two and six years, respectively, on the straight-line basis. The acquired in-process research and development represents the value of new medical and other technologies that were in various stages of development where no alternative future use was identified. Management is primarily responsible for the valuation of the acquired in-process research and development. The fair value of the in-process research and development was based on the discounted cash flow method. As Cerus was a development stage company, there were no historical pricing and margin assumptions to utilize and therefore estimates used were based on the expectations of management. Management does not expect material net cash in-flows until at least 2005. The present value of these cash flows was calculated with an overall discount rate of 40%. At the date of acquisition, the Company determined the technological feasibility of Cerus's products was not established, and accordingly, wrote off the corresponding amounts to acquired in-process research and development. Approximately
$0.5 million in research and development had been spent up to the date of the acquisition in an effort to develop the technology to produce commercially viable products. At the date of acquisition, the only identifiable intangible assets acquired were the technologies under development and the acquired workforce. Currently the Company knows of no developments which would lead it to change its original assessment of the expected timing and commercial viability of these projects.


    The following unaudited pro forma combined condensed statements of operations are derived from the historical consolidated financial statements of the Company and Cerus Limited. The unaudited pro forma combined condensed statements of operations present the combined results of operations of AeroGen, Inc. and Cerus Limited for the year ended December 31, 1999, and the nine months ended

                                 AEROGEN, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


September 30, 2000. The unaudited pro forma combined condensed statement of operations gives effect to the acquisition of Cerus Limited as if it had occurred as of January 1, 1999.


    The following unaudited pro forma combined condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been consummated at the date indicated, nor is it necessarily indicative of future operating results of the combined businesses. The unaudited pro forma combined condensed statement of operations should be read in conjunction with the historical consolidated financial statements and related notes of AeroGen, Inc. and Cerus Limited included elsewhere herein.

                                 AEROGEN, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999


                                                              HISTORICAL             PRO FORMA
                                                 HISTORICAL        CERUS   -----------------------------
                                              AEROGEN, INC.      LIMITED   ADJUSTMENTS          COMBINED
--------------------------------------------------------------------------------------------------------
Research and development revenues...........   $   468,220    $ 180,815     $      --       $    649,035
Grant income................................            --      107,540            --            107,540
                                               -----------    ---------     ---------       ------------
                                                   468,220      288,355            --            756,575
                                               -----------    ---------     ---------       ------------

Operating expenses:
  Research and development..................     7,909,503      206,307            --          8,115,810
  General and administrative................     2,076,507      354,814       369,598(A)       2,800,919
                                               -----------    ---------     ---------       ------------
    Total operating expenses................     9,986,010      561,121       369,598         10,916,729
                                               -----------    ---------     ---------       ------------

Loss from operations........................    (9,517,790)    (272,766)     (369,598)       (10,160,154)

Other income (expenses), net................       549,875     (135,436)           --            414,439
                                               -----------    ---------     ---------       ------------
Net loss....................................   $(8,967,915)   $(408,202)    $(369,598)      $ (9,745,715)
                                               ===========    =========     =========       ============

Net loss per common share, basic and
  diluted...................................   $     (4.95)                                 $      (5.38)
                                               ===========                                  ============

Shares used in computing net loss per common
  share, basic and diluted..................     1,811,105                                     1,811,105
                                               ===========                                  ============


        See notes to unaudited pro forma combined financial information.

                                 AEROGEN, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                      NINE MONTHS ENDED SEPTEMBER 30, 2000



                                                                                    PRO FORMA
                                                                          -----------------------------
                                          AEROGEN, INC.   CERUS LIMITED   ADJUSTMENTS          COMBINED
-------------------------------------------------------------------------------------------------------
Research and development revenues.......  $  5,124,866      $      --     $        --      $  5,124,866
Grant income............................        14,929        110,574              --           125,503
                                          ------------      ---------     -----------      ------------
                                             5,139,795        110,574              --         5,250,369
                                          ------------      ---------     -----------      ------------

Operating expenses:
  Research and development..............    12,035,534        236,738              --        12,272,272
  General and administrative............     2,820,785         74,798         153,999(A)      3,049,582
  Purchased in-process research and
    development.........................     3,500,000             --      (3,500,000)(B)            --
                                          ------------      ---------     -----------      ------------
    Total operating expenses............    18,356,319        311,536      (3,346,001)       15,321,854
                                          ------------      ---------     -----------      ------------

Loss from operations....................   (13,216,524)      (200,962)      3,346,001       (10,071,485)
Other income (expenses), net............   (16,008,052)         1,081              --       (16,006,971)
                                          ------------      ---------     -----------      ------------
Net loss available to common
  stockholders..........................  $(29,224,576)     $(199,881)    $ 3,346,001      $(26,078,456)
                                          ============      =========     ===========      ============

Net loss per common share, basic and
  diluted...............................  $     (13.26)                                    $     (11.83)
                                          ============                                     ============

Shares used in computing net loss per
  common share, basic and diluted.......     2,204,640                                        2,204,640
                                          ============                                     ============


        See notes to unaudited pro forma combined financial information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1 -- BASIS OF PRESENTATION


    The unaudited pro forma statements of operations give effect to the acquisition as if it had occurred on January 1, 1999 and presents the unaudited statement of operations of the Company for the nine months ended September 30, 2000 with the unaudited statement of operations of Cerus Limited for the five months ended May 25, 2000 and the audited statement of operations of the Company for the year ended December 31, 1999 combined with the audited statement of operations of Cerus Limited for the year ended December 31, 1999. The acquisition of Cerus Limited has been accounted for using the purchase method of accounting and, accordingly, the results of operations of Cerus Limited have been included in the Company's financial statements subsequent to May 25, 2000.


    The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined companies.

NOTE 2 -- PRO FORMA ADJUSTMENTS

    The following adjustments have been made to arrive at the pro forma combined financial information:

(A) Additional amortization of goodwill and acquired workforce over their estimated useful lives as follows:


                                                                         PRO FORMA EXPENSE
                                                                   -----------------------------
                                                                                    NINE MONTHS
                                                                    YEAR ENDED         ENDED
                                                    AMORTIZATION   DECEMBER 31,    SEPTEMBER 30,
                                         AMOUNT        PERIOD          1999            2000
                                       ----------   ------------   -------------   -------------
------------------------------------------------------------------------------------------------
Goodwill.............................  $1,917,589     6 years        $319,598        $133,166
Acquired workforce...................     100,000     2 years          50,000          20,833
                                       ----------                    --------        --------
Total................................  $2,017,589                    $369,598        $153,999
                                       ==========                    ========        ========



(B) To eliminate the write-off of the value assigned to in-process research and development as it is a non-recurring expense. The income approach was used to value acquired in-process research and development, which includes an analysis of the completion costs, cash flows, other required assets and risks associated with achieving such cash flow. At the time of acquisition, the Company determined the technological feasibility of Cerus Limited's product had not been established and, accordingly, wrote-off the amount to acquired in-process research and development.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,600,000 SHARES

                                 [AEROGEN LOGO]

                                  COMMON STOCK

                                ----------------

                                   PROSPECTUS

                             ---------------------

                                   CHASE H&Q

                               CIBC WORLD MARKETS

                                    SG COWEN

                                 --------------

                                       , 2000

                             ---------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

    UNTIL            , 2000 (THE 25TH DAY AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all costs and expenses, other than the underwriting discounts and commissions, payable by the company in connection with the sale of common stock being registered hereby. All of the amounts shown are estimates except the SEC registration fee and the NASDAQ National Market listing fee.


                                                                AMOUNT
                                                                TO BE
                                                                 PAID
                                                              ----------
SEC registration fee........................................  $   16,395
NASD filing fee.............................................       6,250
NASDAQ listing fee..........................................      17,500
Accounting fees and expenses................................      *
Legal fees and expenses.....................................      *
Printing and engraving expenses.............................      *
Transfer Agent and registrar fees...........................      11,500
Miscellaneous...............................................      *
                                                              ----------
  Total.....................................................  $1,000,000
                                                              ==========


------------------------

*   To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of duty of loyalty to us or to our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We intend to enter into indemnification agreements with each of our directors and officers. These agreements, among other things, will require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of AeroGen, arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

    The underwriting agreement (Exhibit 1.1) will provide for indemnification by the underwriters of AeroGen, our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since July 1997, we have sold and issued the following unregistered securities:


 (1) From July 1997 through October 30, 2000, AeroGen has granted stock options to purchase 1,986,136 shares of common stock to employees, consultants and directors pursuant to its 1994 Stock Option Plan and 1996 Stock Option Plan. Of these options, 321,079 have been canceled without being exercised, 656,391 have been exercised, 7,187 have been repurchased, and 1,246,502 shares remain outstanding.



 (2) From April 1997 through November 1997, AeroGen issued 9,245,300 shares of Series C preferred stock to 17 investors, including 14 institutional investors and three individuals at a purchase price of $1.00 per share for an aggregate purchase price of $9,245,300. Shares of Series C preferred stock are convertible into shares of common stock at the rate of one share of common stock for each three shares of Series C preferred stock owned.



 (3) In October 1997, AeroGen issued warrants to purchase up to 130,000 shares of Series C preferred stock at an exercise price of $1.00 per share to two equipment leasing companies, Venture Lending & Leasing, Inc. and Venture Lending & Leasing II, Inc. Shares of Series C preferred stock are convertible into shares of common stock at the rate of one share of common stock for each three shares of Series C preferred stock owned.



 (4) In January 1998, AeroGen issued 466,666 shares of common stock to Jane E. Shaw at $0.30 per share, for a purchase price of $140,000.



 (5) In August 1998, AeroGen issued 10,285,714 shares of Series D preferred stock to 20 investors including 15 institutional investors, three individuals and two trusts at a purchase price $1.75 per share for an aggregate purchase price of $17,999,999. Shares of Series D preferred stock are convertible into shares of common stock at the rate of one share of common stock for each three shares of Series D preferred stock owned.



 (6) In November 1998, AeroGen issued 90,000 shares of common stock to Casper L. de Clercq at $0.60 per share, for a purchase price of $54,000.



 (7) From March 2000 through May 2000, AeroGen issued 1,923,078 shares of Series E preferred stock to two purchasers, PathoGenesis Corporation and Becton, Dickinson and Company, at a purchase price of $2.60 per share for an aggregate purchase price of $5,000,002. Shares of Series E preferred stock are convertible into shares of common stock at the rate of one share of common stock for each three shares of Series E preferred stock owned.



 (8) In April 2000, AeroGen issued 180,000 shares of common stock to two purchasers, Michael A. Klimowicz and Deborah K. Karlson, at prices of $0.30 and $0.60 per share, for an aggregate purchase price of $106,000.



 (9) In May 2000, AeroGen issued 1,725,000 shares of Series E preferred stock in exchange for all voting shares of stock of Cerus Limited, held by 20 individuals, in connection with the acquisition of Cerus by AeroGen, whereby Cerus became a subsidiary of AeroGen. Shares of Series E preferred stock are convertible into shares of common stock at the rate of one share of common stock for each three shares of Series E preferred stock owned.



 (10) In July 2000, AeroGen issued 7,498,223 shares of Series F preferred stock to 30 investors including 20 institutional investors, six individuals and four trusts at a purchase price of $2.25 per share for an aggregate purchase price of $16,871,001. Shares of Series F Preferred Stock are convertible into shares of common stock at the rate of one share of common stock for each three shares of Series F Preferred Stock owned.


    The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701. The sales and issuances of securities described in paragraphs (2), (5), (7) and (10) above were deemed to be exempt from registration under the Securities Act in reliance upon Regulation D. The sales and issuances of securities described in paragraphs (3), (4), (6) and (8) above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 4(2). The issuance of securities described in paragraph (9) above was deemed to be exempt from registration under the Securities Act in reliance upon Regulation S.

    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about AeroGen or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits


        EXHIBIT
        NUMBER                              DESCRIPTION OF DOCUMENT
        ------            ------------------------------------------------------------
 1.1                      Form of Underwriting Agreement
 3.1+                     Amended and Restated Certificate of Incorporation of AeroGen
 3.2+                     Amended and Restated Certificate of Incorporation of AeroGen
                          to be effective upon the closing of the offering
 3.3+                     Bylaws of AeroGen
 3.4+                     Amended and Restated Bylaws of the AeroGen to be effective upon the closing of the offering
 4.1                      Specimen Common Stock Certificate
 4.2+                     Fourth Amended & Restated Information and Registration
                          Rights Agreement dated July 7, 2000 between AeroGen and
                          holders of AeroGen Series A, Series B, Series C, Series D,
                          Series E, and Series F preferred stock and holders of
                          warrants to purchase AeroGen common stock or Series C
                          preferred stock
 4.3+                     Warrant, dated June 20, 1995, to purchase common stock of
                          AeroGen issued to Venture Lending & Leasing, Inc.
 4.4+                     Warrant, dated October 14, 1997, to purchase Series C
                          preferred stock of AeroGen issued to Venture Lending &
                          Leasing II, Inc.
 4.5+                     Warrant, dated October 14, 1997, to purchase Series C
                          preferred stock of AeroGen issued to Venture Lending &
                          Leasing, Inc.
 4.6+                     Stock Purchase Agreement between AeroGen and PathoGenesis
                          Corporation, dated March 13, 2000
 4.7+++                   Stock Purchase Agreement between AeroGen and Becton,
                          Dickinson and Company, dated May 10, 2000
 5.1                      Form of Opinion of Cooley Godward LLP
10.1+                     Form of Indemnity Agreement
10.2+                     1994 Stock Option Plan
10.3+                     1996 Stock Option Plan

        EXHIBIT
        NUMBER                              DESCRIPTION OF DOCUMENT
        ------            ------------------------------------------------------------
10.4+                     2000 Equity Incentive Plan
10.5+                     2000 Non-Employee Directors' Stock Option Plan
10.6+                     2000 Employee Stock Purchase Plan
10.7+                     Sublease between AeroGen and MicroBar dated April 3, 1997
10.8+                     Sublease between AeroGen and MicroBar dated August 9, 1999
10.9+++                   Development & Supply Agreement between AeroGen and
                          PathoGenesis Corporation dated March 13, 2000
10.10+++                  Development Agreement between Becton, Dickinson and Company and AeroGen, dated May 10, 2000
10.11+                    Settlement Agreement between Bespak plc and AeroGen and
                          Tenax Corporation, dated March 4, 1999
10.12+                    Agreement for the Acquisition By Way of Exchange of the
                          Entire Issued "A" Share Capital of Cerus Limited, dated May
                          25, 2000
10.13+                    Amended and Restated 1996 Stock Option Plan
10.14+                    AeroGen, Inc. Executive Severance Benefit Plan
21.1+                     Subsidiaries of AeroGen
23.1                      Consent of PricewaterhouseCoopers LLP, independent
                          accountants
23.2                      Consent of PricewaterhouseCoopers, independent accountants
23.3                      Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1
23.4+                     Consent of IMS HEALTH
23.5                      Consent of Front Line Strategic Management Consulting, Inc.
24.1+                     Power of Attorney. Reference is made to Page II-6
27.1                      Financial Data Schedule


------------------------


++   Confidential treatment requested as to specific portions, which portions are omitted and filed separately with the Securities and Exchange
    Commission.


+   Previously filed.

    (b) Financial Statement Schedules

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 30th day of October, 2000.


                                                       AEROGEN, INC.

                                                       By:  *
                                                            ----------------------------------------------
                                                            Jane E. Shaw, Ph.D.
                                                            Chairman and Chief Executive Officer
                                                            (Principal Executive Officer)

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Jane E. Shaw, Ph.D., Carol A. Gamble and Deborah K. Karlson, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                          TITLE                           DATE
                  ---------                                          -----                           ----
*                                                        Chairman and Chief Executive          October 30, 2000
------------------------------------                     Officer and Director
Jane E. Shaw, Ph.D.                                      (Principal Executive Officer)

/s/ DEBORAH K. KARLSON                                   Chief Financial Officer               October 30, 2000
------------------------------------                     (Principal Financial Officer)
Deborah K. Karlson

*                                                        Chief Technical Officer and           October 30, 2000
------------------------------------                     Director
Yehuda Ivri

*                                                        Director                              October 30, 2000
------------------------------------
Thomas R. Baruch

*                                                        Director                              October 30, 2000
------------------------------------
Jean-Jacques Bienaime

*                                                        Director                              October 30, 2000
------------------------------------
Phyllis I. Gardner, M.D.

*                                                        Director                              October 30, 2000
------------------------------------
Susan D. Desmond-Hellmann

*                                                        Director                              October 30, 2000
------------------------------------
Philip M. Young



*By:  /s/ CAROL GAMBLE
      ---------------------------------------
      Carol Gamble
      Attorney-in-fact

                                 AEROGEN, INC.
                                 EXHIBIT INDEX


        EXHIBIT
        NUMBER            DESCRIPTION
-----------------------   -----------
 1.1                      Form of Underwriting Agreement

 3.1+                     Amended and Restated Certificate of Incorporation of AeroGen

 3.2+                     Amended and Restated Certificate of Incorporation of AeroGen
                          to be effective upon the closing of the offering

 3.3+                     Bylaws of AeroGen

 3.4+                     Amended and Restated Bylaws of the AeroGen to be effective upon the closing of the offering

 4.1                      Specimen Common Stock Certificate

 4.2+                     Fourth Amended & Restated Information and Registration
                          Rights Agreement dated July 7, 2000 between AeroGen and
                          holders of AeroGen Series A, Series B, Series C, Series D,
                          Series E, and Series F preferred stock and holders of
                          warrants to purchase AeroGen common stock or Series C
                          preferred stock

 4.3+                     Warrant, dated June 20, 1995, to purchase common stock of
                          AeroGen issued to Venture Lending & Leasing, Inc.

 4.4+ Warrant, dated October 14, 1997, to purchase Series C preferred stock of AeroGen issued to Venture Lending &
                          Leasing II, Inc.

 4.5+ Warrant, dated October 14, 1997, to purchase Series C preferred stock of AeroGen issued to Venture Lending &
                          Leasing, Inc.

 4.6+                     Stock Purchase Agreement between AeroGen and PathoGenesis
                          Corporation, dated March 13, 2000

 4.7+++                   Stock Purchase Agreement between AeroGen and Becton,
                          Dickinson and Company, dated May 10, 2000

 5.1                      Form of Opinion of Cooley Godward LLP

10.1+                     Form of Indemnity Agreement

10.2+                     1994 Stock Option Plan

10.3+                     1996 Stock Option Plan

10.4+                     2000 Equity Incentive Plan

10.5+                     2000 Non-Employee Directors' Stock Option Plan

10.6+                     2000 Employee Stock Purchase Plan

10.7+                     Sublease between AeroGen and MicroBar dated April 3, 1997

10.8+                     Sublease between AeroGen and MicroBar dated August 9, 1999

10.9+++                   Development & Supply Agreement between AeroGen and
                          PathoGenesis Corporation dated March 13, 2000

10.10+++                  Development Agreement between Becton, Dickinson and Company and AeroGen, dated May 10, 2000

10.11+                    Settlement Agreement between Bespak plc and AeroGen and
                          Tenax Corporation, dated March 4, 1999

10.12+                    Agreement for the Acquisition By Way of Exchange of the
                          Entire Issued "A" Share Capital of Cerus Limited, dated May
                          25, 2000

10.13+                    Amended and Restated 1996 Stock Option Plan

10.14+                    AeroGen, Inc. Executive Severance Benefit Plan

21.1+                     Subsidiaries of AeroGen

        EXHIBIT
        NUMBER            DESCRIPTION
-----------------------   -----------
23.1                      Consent of PricewaterhouseCoopers LLP, independent
                          accountants

23.2                      Consent of PricewaterhouseCoopers, independent accountants

23.3                      Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1

23.4+                     Consent of IMS HEALTH

23.5                      Consent of Front Line Strategic Management Consulting, Inc.

24.1+                     Power of Attorney. Reference is made to Page II-6

27.1                      Financial Data Schedule


------------------------


++   Confidential treatment requested as to specific portions, which portions are omitted and filed separately with the Securities and Exchange
    Commission.


+   Previously filed.